    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1996
                                                       REGISTRATION NO. 333-____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                            RAC FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


          NEVADA                      6141                    75-2561052
      (State or other          (Primary industrial         (I.R.S. Employer
      jurisdiction of          classification code       Identification No.)
     incorporation or                number)
       organization)


                                                     RONALD BENDALIN
       1250 WEST MOCKINGBIRD LANE                    GENERAL COUNSEL
           DALLAS, TEXAS 75247                  RAC FINANCIAL GROUP, INC.
             (214) 630-6006                    1250 WEST MOCKINGBIRD LANE
    (Address, including zip code, and              DALLAS, TEXAS 75247
 telephone number, including area code,    (Name, address, including zip code,
  of registrant's principal executive        and telephone number, including
offices and principal place of business)    area code, of agent for service)

                                   -----------

                                   COPIES TO:

                               RONALD J. FRAPPIER
                 JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                               DALLAS, TEXAS 75202

                                   -----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                   -----------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /_____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /x/

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
------------------------------------------------------------------------------
 Title of Each                         Proposed
    Class of                            Maximum    Proposed
   Securities            Amount         Offering    Maximum        Amount of
     to be               to be         Price Per    Aggregate     Registration
   Registered          Registered       Security  Offering Price     Fee (1)
------------------------------------------------------------------------------
 Common Stock,
 $0.01 par value... 100,401 shares (2)   $56.75     $5,697,757       $1,727
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1)  Calculated pursuant to Rule 457 of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
------------------------------------------------------------------------------
------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 8, 1996
PROSPECTUS
                            RAC FINANCIAL GROUP, INC.
                         100,401 SHARES OF COMMON STOCK

     This Prospectus relates to 100,401 shares ("Shares") of common stock, par value $.01 per share (the "Common Stock"), of RAC Financial Group, Inc. (the "Company") that may be offered for sale from time to time for the account of certain holders of the Common Stock (the "Selling Shareholders"). The Selling Shareholders may, from time to time, sell the Common Stock offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to then prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "RACF." On October 31, 1996, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $60.00 per share. See "Price Range of Common Stock and Dividend Policy."

     The Shares were originally issued to the Selling Shareholders in transactions that were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the sale of any of the Shares offered by the Selling Shareholders.

                                   -----------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   -----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL  OFFENSE.



                               November    , 1996

                                   -----------

     INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.


                                   -----------

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   -----------

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FACTORS SET FORTH UNDER "RISK FACTORS" BELOW SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO RAC FINANCIAL GROUP, INC. AND ITS SUBSIDIARIES. EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE COMPANY'S CAPITAL STOCK HAS BEEN ADJUSTED TO REFLECT A 67-FOR-ONE SPLIT OF THE COMMON STOCK IN JULY 1995 EFFECTED AS A STOCK DIVIDEND. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO "COMMON STOCK" INCLUDE THE COMPANY'S NON-VOTING COMMON STOCK (AS HEREINAFTER DEFINED).

                                   THE COMPANY

     RAC Financial Group, Inc. is a specialized consumer finance company that operates under the trade name FIRSTPLUS. The Company originates, purchases, services and sells consumer finance receivables, substantially all of which are home improvement or debt consolidation loans secured by liens on real property. The Company offers uninsured home improvement and uninsured debt consolidation loans ("Conventional Loans") and partially insured Title I home improvement loans ("Title I Loans") under the Title I credit insurance program (the "Title I Program"). The Company sells substantially all of its Conventional Loans and Title I Loans (together, the Company's "strategic loans") primarily through its securitization program and retains rights to service these loans. For fiscal 1995 and the nine months ended June 30, 1996, the Company had total revenues of $33.9 million and $108.6 million, respectively, Gain on Sale (as hereinafter defined) of loans, net, of $29.1 million (of which $4.1 million is related to non-strategic loans) and $89.8 million (of which $8.5 million is related to non-strategic loans), respectively, and net income of $5.8 million and $20.8 million, or $0.56 per share and $1.70 per share, respectively. The Company originated and purchased an aggregate of $227.9 million and $558.9 million of strategic loans (including bulk purchases) of loans in the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.

     The Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $17,426 and $26,929, respectively, and had interest rates primarily ranging from 10.8% to 18.5% per annum. Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of
14.6 years and 17.8 years, respectively, an average FICO score (as defined below) of 629 and 658, respectively, and a weighted average loan-to-value ratio ("LTV") (based on the principal amounts outstanding at June 30, 1996) of 91.7% and 109.2%, respectively. Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs under the Title I Program administered by the Federal Housing Administration (the "FHA"). The Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $15,160 and $16,620, respectively, and had interest rates primarily ranging from 11.0% to 17.5% per annum. Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of 15.2 years and 16.2 years, respectively, an average FICO score of 613 and 630, respectively, and a weighted average LTV (based on the principal amounts outstanding at June 30, 1996) of 89.2% and 102.4%, respectively.

     The Company relies principally on the creditworthiness of the borrower, and to a lesser extent on the underlying collateral, for repayment of Conventional Loans and on the FHA co-insurance with respect to Title I Loans. The Company uses its own credit evaluation criteria to classify its borrowers as "A" through "D" credits. These criteria include, as a significant component, the credit evaluation scoring methodology developed by Fair, Isaac and Company ("FICO"), a consulting firm specializing in creating default-predictive models through scoring mechanisms. The Company's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values and high levels of debt service to income. For fiscal 1995 and the nine months ended June 30, 1996, 76.7% and 95.5%, respectively, of the Company's Conventional Loan originations were classified by the Company as "B" borrowers or better and 62.7% and 56.7%, respectively, of the Company's Title I Loans were so classified.

     The Company's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. The Company's correspondent lenders originate loans using the Company's underwriting criteria and sell these loans to the Company. During fiscal 1995 and the nine months ended

June 30, 1996, the Company originated loans through correspondent lenders ("Correspondent Loans") of $81.9 million and $488.4 million, respectively, representing 68.5% and 93.5%, respectively, of the Company's originations of strategic loans (excluding bulk purchases) during such periods.

     To a lesser extent, the Company originates loans directly to qualified homeowners ("Direct Loans"). The Company originates Direct Loans through direct mail and advertising campaigns and referrals from its nationwide network of independent home improvement contractors. The Company is pursuing a strategy to increase its Direct Loan originations because the Company believes that Direct Loans should prove to be more profitable and allow the Company to have better control over the quality and size of the Company's production. To achieve this goal, the Company is attempting to develop national recognition of the FIRSTPLUS brand name through increased advertising and the use of celebrity spokespersons, such as Dan Marino, a professional football player with the Miami Dolphins. The Company is expanding its direct mail and telemarketing campaigns, hiring direct-to-consumer marketing professionals and increasing its local-market presence by acquiring or opening additional branches. The Company originated $906,000 and $14.3 million in Direct Loans in fiscal 1995 and the nine months ended June 30, 1996, respectively, representing 0.8% and 2.7%, respectively, of the Company's originations of strategic loans (excluding bulk purchases) during such periods.

     Historically, the Company also originated strategic loans through purchases from its nationwide network of independent home improvement contractors ("Indirect Loans"). For fiscal 1995 and the nine months ended June 30, 1996, the Company purchased $36.8 million and $19.8 million of Indirect Loans, respectively. The Company has reduced its purchases of Indirect Loans and increased its originations of Direct Loans through referrals from certain of its independent home improvement contractors. In addition, the Company has from time to time made selected bulk purchases of loans ("Bulk Loans") as another means of increasing the amount of strategic loan originations. For fiscal 1995 and the nine months ended June 30, 1996, the Company made bulk purchases of $108.4 million and $36.3 million, respectively.

     As a result of the Company's recent acquisitions of Mortgage Plus Incorporated renamed FIRSTPLUS Financial West, Inc. ("FIRSTPLUS West"), and First Security Mortgage Corp., which the Company operates as its FIRSTPLUS East division ("FIRSTPLUS East"), the Company acquired certain loan origination programs that do not directly adhere to the Company's securitization parameters. Consequently, loans originated through such programs ("non-strategic loans") are sold to other lenders on a whole-loan basis with all servicing rights released. The Company originated $83.4 million of non-strategic loans during fiscal 1995 and $320.9 million during the nine months ended June 30, 1996. The Company plans to convert the non-strategic loan operations to operations that will originate strategic loans that meet the Company's current securitization parameters.

     The Company sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. The Company sold through eight securitization transactions approximately $234.8 million and $427.2 million of strategic loans during fiscal 1995 and the nine months ended June 30, 1996, respectively. The Company earns servicing fees on a monthly basis ranging from 0.75% to 1.25% on the loans it services in the various securitization pools. At June 30, 1996, the principal amount of strategic loans serviced by the Company (the "Serviced Loan Portfolio") was $750.5 million. The Serviced Loan Portfolio includes strategic loans held for sale and securitized loans serviced by the Company (including $72.7 million of loans subserviced by a third party), and excludes non-strategic loans held for sale and loans that FIRSTPLUS West services for others.

     The Company is a Nevada corporation that was formed in October 1994 to combine the operations of SFA: State Financial Acceptance Corporation ("SFAC"), a home improvement lender formed in January 1990, and FIRSTPLUS Financial, Inc. ("FIRSTPLUS Financial"), formerly Remodelers National Funding Corporation, an approved Title I home improvement lender formed in April 1986 (the "Combination"). The Company's principal offices are located at 1250 West Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 630-6006.

                               RECENT ACQUISITION

     On October 1, 1996, FIRSTPLUS Consumer Finance, Inc., a wholly owned subsidiary of the Company, acquired National Loans, Inc. ("National") through an exchange of stock. The Company issued 250,998 shares of its Common Stock to the former shareholders of National and the transaction was treated as a pooling of interests. National is an originator of small, personal consumer loans and has a net loan portfolio of approximately $17 million. National is based in Holly Springs, Mississippi, and has a network of 27 consumer finance offices throughout Mississippi and Tennessee.

The shares of Common Stock issued to the former shareholders of National are being registered hereunder. See "Selling Shareholders."

                                  RISK FACTORS

     Prospective investors should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Common Stock.


                                  THE OFFERING


     This Prospectus relates to 100,401 Shares that may be offered and sold from time to time by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. See "Plan of Distribution".

                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth historical summary financial information of the Company as of the dates and for the periods indicated. In May 1996, the Company acquired FIRSTPLUS West in a transaction accounted for as a pooling of interests. As a result of the pooling, the historical financial information of the Company has been restated to include the financial information of FIRSTPLUS West. The financial information for FIRSTPLUS West included in the three years ended September 30, 1995, reflects information for FIRSTPLUS West's three fiscal years ended April 30, 1995. The financial information for the nine months ended June 30, 1995 and 1996 has been recast to conform to the Company's fiscal year end. See Note 1 to the consolidated financial statements of the Company.


                                              YEAR ENDED SEPTEMBER 30,      NINE MONTHS ENDED JUNE 30,
                                             ---------------------------    --------------------------
                                             1993       1994      1995(1)         1995       1996
                                             ----       ----      -------         ----       ----
INCOME STATEMENT DATA:
Revenues:
  Gain on sale of loans, before sharing  .  $17,115    $27,671    $40,112        $25,385    $90,351
  Sharing arrangements (2) . . . . . . . .       --         --    (10,999)        (7,201)      (536)
                                            -------    -------    -------        -------    -------
    Gain on sale of loans, net (3)(4) .      17,115     27,671     29,113         18,184     89,815
  Interest income  . . . . . . . . . . . .      145      1,845      2,860          1,673     10,761
  Servicing income . . . . . . . . . . . .       --         72      1,049            698      2,674
  Other income . . . . . . . . . . . . . .       54        252        873            923      5,392
                                            -------    -------    -------        -------    -------
    Total revenues . . . . . . . . . . . .   17,314     29,840     33,895         21,478    108,642
Total expenses . . . . . . . . . . . . . .    9,925     24,685     24,153         14,688     75,033
                                            -------    -------    -------        -------    -------
Income before income taxes  . . . . . . .     7,389      5,155      9,742          6,790     33,609
Provision for income taxes  . . . . . . .        --         --     (3,903)        (2,660)   (12,771)
                                            -------    -------    -------        -------    -------
Net income (4)  . . . . . . . . . . . . .   $ 7,389    $ 5,155    $ 5,839        $ 4,130    $20,838
                                            -------    -------    -------        -------    -------
                                            -------    -------    -------        -------    -------

PER SHARE DATA:
Net income per common share (4)(5). . . .     $0.94      $0.62      $0.56          $0.39      $1.70
Weighted average common and common
  equivalent shares outstanding . . . . ..    7,798      8,138     10,148         10,148     12,206

                                                                                  JUNE 30, 1996
                                                                          --------------------------
                                                                            ACTUAL     AS ADJUSTED(6)
                                                                            ------     --------------
BALANCE SHEET DATA:
Excess servicing receivable . . . . . . . . . . . . . . . . . . . . . . .  $116,753       $116,753
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   322,853        351,200
Warehouse financing facilities  . . . . . . . . . . . . . . . . . . . . .   142,830         71,177
Term line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37,069         37,069
Subordinated notes payable to affiliates  . . . . . . . . . . . . . . . .     7,003          7,003
7.25% Convertible Subordinated Notes (7)  . . . . . . . . . . . . . . . .        --        100,000
Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .   241,659        270,006
Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . .    81,194         81,194

                                                                    YEAR ENDED      NINE MONTHS ENDED
                                                                    ----------      -----------------
                                                                SEPTEMBER 30, 1995    JUNE 30, 1996
                                                                ------------------    -------------
OPERATING DATA:
Strategic loans originated or purchased:
  Conventional Loans . . . . . . . . . . . . . . . . . . . . . .       $ 76,643          $464,965
  Title I Loans . . . . . . . . . . . . . . . . . . . .  . . . .        151,292            93,889
                                                                       --------          --------
    Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .       $227,935          $558,854
                                                                       --------          --------
                                                                       --------          --------

Non-strategic loans originated . . . . . . . . . . . . . . . . .       $ 83,423          $320,878
                                                                       --------          --------
                                                                       --------          --------

Strategic loans sold through securitization:
  Conventional Loans . . . . . . . . . . . . . . . . . . .             $ 59,662          $348,891
  Title I Loans  . . . . . . . . . . . . . . . . . . . . .              175,088            78,295
                                                                       --------          --------
    Total  . . . . . . . . . . . . . . . . . . . . . . . .             $234,750          $427,186
                                                                       --------          --------
                                                                       --------          --------

Serviced Loan Portfolio (at period end) (8) . . . . . . . .            $238,584          $750,529
                                                                       --------          --------
                                                                       --------          --------

Delinquent loans as a percentage of the Serviced Loan
  Portfolio (at period end):
  31-60 days . . . . . . . . . . . . . . . . . . . . . . .                 1.8%              1.1%
  61-90 days . . . . . . . . . . . . . . . . . . . . . . .                 0.7               0.5
  91 days and over . . . . . . . . . . . . . . . . . . . .                 2.2               1.9
                                                                       --------          --------
    Total  . . . . . . . . . . . . . . . . . . . . . . . .                 4.7%              3.5%
                                                                       --------          --------
                                                                       --------          --------


                                                                                        NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,        ENDED
                                                           -------------------------   -------------
                                                           1993(9)  (1994)(9)   1995   JUNE 30, 1996
                                                         ---------  ---------   ----   -------------
LOSS AND DEFAULT DATA:
Net losses as a percentage of the average
  Serviced Loan Portfolio (10). . . . . . . . . . . . . .   0.39%      0.44%     0.04%      0.06%
Defaults as a percentage of the average Serviced
  Loan Portfolio (10) . . . . . . . . . . . . . . . . . .   2.04%      2.64%     0.69%      0.90%

------------------------

(1) In November 1995, the Company acquired FIRSTPLUS East in a transaction accounted for as a purchase. Giving effect to the acquisition, the income statement data for the year ended September 30, 1995 would reflect total revenues of approximately $37.2 million and total expenses of approximately $27.4 million. See Note 16 to the consolidated financial statements of the Company.

(2) The Company contractually agreed to share in gain on sale of loans, net, with Residential Funding Corporation (the "Warehouse Lender"), as a condition of obtaining certain financing facilities and also with Farm Bureau Life Insurance Company ("Farm Bureau"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" and "Certain Relationships and Related Party Transactions--Relationship with Farm Bureau."

(3) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

(4) Excluding the effect of the pooling of interests with FIRSTPLUS West, gain on sale of loans, net, was $439,000, $2.1 million, $25.1 million and $79.2 million for fiscal 1993, 1994, 1995 and the nine months ended June 30, 1996, respectively. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company experienced a loss of $180,000 and $647,000 for fiscal 1993 and 1994, respectively, and earned $6.9 million and $20.8 million, or $0.71 and $1.70 per share, for fiscal 1995 and the nine months ended June 30, 1996, respectively. See Notes 1 and 9 to the consolidated financial statements of the Company.

(5) Net income per common share is computed by dividing net income, less accrued and unpaid dividends on preferred stock (the balance of which was redeemed in connection with the Company's initial public offering in February
1996), by the weighted average common and common equivalent shares outstanding. Common and common equivalent shares issued at prices below the initial public offering price during the 12 months ended September 30, 1995 have been included in the calculation of common and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.

(6) As adjusted to give effect to the sale of the Notes by the Company and the application of the net proceeds therefrom. See "Capitalization."

(7)  The Notes are before discounts and commissions.

(8) As of June 30, 1996, $72.7 million in Title I Loans in the Serviced Loan Portfolio was subserviced by a third party.

(9) Data presented is for FIRSTPLUS Financial because prior to October 4, 1994 the Company did not have servicing operations and because the servicing operations of FIRSTPLUS West for such periods related primarily to non-strategic loans.

(10) The average Serviced Loan Portfolio is calculated by adding the beginning and ending balances for the periods presented and dividing the sum by two.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY. As a result of the Company's increasing volume of loan originations and purchases, and its expanding securitization activities, the Company has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary operating cash requirements include the funding of (i) loan originations and loan purchases, (ii) reserve accounts, overcollateralization requirements, fees and expenses incurred in connection with its securitization program, (iii) tax payments due on the Company's reported net income (which is computed on the Company's "Gain on Sale," which with respect to securitizations is equal to the present value of the Company's portion of the expected future excess cash flow to be received on the loans sold through securitization transactions, in excess of securitization costs and net premiums paid, and is taxable, in part, during the year the related securitization transaction closes) and (iv) administrative, marketing and other operating expenses.

     The Company's operations provided $5.0 million and $3.7 million of cash in fiscal 1993 and fiscal 1994, respectively, and used $25.7 million and $177.1 million of cash in fiscal 1995 and the nine months ended June 30, 1996, respectively. In fiscal 1995 and the nine months ended June 30, 1996, the Company funded its cash requirements from borrowings under its warehouse facilities, $39.8 million of long-term borrowings under its $70 million term line (the "Term Line") with the Warehouse Lender (which permits the Company to borrow up to 65% of the value of the Excess Servicing Receivable as determined by the lender and which expires in March 1997), the issuance of $7.0 million of 12% subordinated notes due March 31, 2000 (the "Subordinated Notes"),
$5.5 million of short-term borrowings from Farm Bureau and $51.2 million of net proceeds from the Company's initial public offering. The Company's financing facilities consist of (i) a $130 million warehouse line with the Warehouse Lender, which matures in March 1997, (ii) a $60 million warehouse facility (the "Bank One Warehouse Facility") with Bank One, Texas, N.A. ("Bank One"), which matures in March 1997, and (iii) a $300 million master repurchase facility with Bear Stearns Home Equity Trust 1996-1 (the "Bear Stearns Facility"), which matures in May 1997. There can be no assurance that as the Company's existing lending arrangements mature, the Company will have access to the financing necessary for its operations and its growth plans or that such financing will be available to the Company on favorable terms. To the extent the Company is unable to renew existing warehouse facilities or arrange additional or new warehouse lines of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

NEED FOR ADDITIONAL FINANCING. The Company requires substantial capital to fund its operations. Consequently, the Company's operations and its ability to grow are affected by the availability of financing and the terms thereof. Currently, the Company funds substantially all of its originations and operations through the Bank One Warehouse Line, the Bear Stearns Facility, the Warehouse Facility and the Term Line. At September 30, 1996, $311.9 million was outstanding under the Company's warehouse facilities and $62.5 million was outstanding under the Term Line. Accordingly, at such date, $178.5 million was available for borrowing under the warehouse facilities, a substantial portion of which has subsequently been drawn. Based on the rate of growth of the Company's originations in the recent past, the Company anticipates that it will need to arrange additional warehouse lines of credit or other financing sources within the next 90 days in order to maintain its historical growth rates. The Company is currently negotiating for increased and/or new warehouse facilities; however, the Company has no commitments for such increased and/or additional financings, and there can be no assurance that the Company will be successful in consummating such financing transactions in the future or on terms the Company would consider to be favorable. If the Company is unable to arrange new warehouse lines of credit or other financing sources, the Company may have to curtail its loan origination and purchasing activities, which could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

DEPENDENCE ON SECURITIZATION TRANSACTIONS. Since the beginning of fiscal 1995, the Company has utilized a securitization program that involves the periodic pooling and sale of its strategic loans. The securitization proceeds have historically been used to repay borrowings under warehouse facilities, thereby making such warehouse facilities available to finance the origination and purchase of additional strategic loans. There can be no assurance that, as the Company's volume of loans originated or purchased increases and other new products available for securitization increases, the Company will be able to securitize its loan production efficiently. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market and the conformity of loan pools to rating agency requirements and to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the secondary market could impair the Company's ability to originate, purchase and sell loans on a favorable or timely basis. In addition, the Company's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies in order to achieve better credit ratings. Failure to obtain acceptable rating agency ratings or insurance company credit enhancements could decrease the efficiency or affect the timing of future securitizations. The Company intends to continue public or private securitizations of its loan pools on a quarterly basis. Any delay in the sale of a loan pool beyond a quarter-end may eliminate the Gain on Sale in the given quarter and would likely result in losses for such quarter being reported by the Company. If the Company were unable to securitize loans due to changes in the secondary market or the unavailability of credit enhancements, the Company's growth would be materially impaired and the Company's results of operations and financial condition would be materially adversely affected. See "Business - Securitization."

SENSITIVITY TO INTEREST RATES

     The Company's profitability may be directly affected by fluctuations in interest rates. While the Company monitors interest rates and may, from time to time, employ a strategy designed to hedge some of the risks associated with changes in interest rates, no assurance can be given that the Company's results of operations and financial condition will not be adversely affected during periods of fluctuations in interest rates. The Company employs an interest rate hedging strategy, which currently includes purchasing put contracts on treasury securities, selling short treasury securities and maintaining a pre-funding strategy with respect to its securitizations. Since the interest rates on the Company's indebtedness used to fund and acquire loans are variable and the rates charged on loans the Company originates and purchases are fixed, increases in the interest rates after loans are originated and prior to their sale could have a material adverse effect on the Company's results of operations and financial condition. In addition, increases in interest rates prior to sale of the loans may reduce the Gain on Sale earned by the Company. The ultimate sale of the Company's loans will fix the spread between the interest rates paid by borrowers and the interest rates paid to investors in securitization transactions (the "Excess Servicing Spread") with respect to such loans, although increases in interest rates may narrow the potential spread that existed at the time the loans were originated or purchased by the Company. A significant, sustained rise in interest rates could curtail the Company's growth opportunities by decreasing the demand for loans at such rates and increasing market pressure to reduce origination fees or servicing spreads. The Company has been originating strategic loans at a greater rate than the Company securitizes such loans, thus increasing the length of time loans are held for sale, which could increase its interest rate risk.

     The Company's investment in the Excess Servicing Receivable is also sensitive to interest rates. A decrease in interest rates could cause an increase in the rate at which outstanding loans are prepaid, thereby reducing the period of time during which the Company receives the Excess Servicing Spread and other servicing income with respect to such prepaid loans, thereby possibly resulting in accelerated amortization of the Excess Servicing Receivable. Although an increase in interest rates may decrease prepayments, such increase may not offset the higher interest costs of financing the Excess Servicing Receivable. See "- Excess Servicing Receivable Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Accounting Considerations."

CREDIT RISK ASSOCIATED WITH BORROWERS

     Many of the Company's borrowers are consumers who have limited access to consumer financing for a variety of reasons, primarily insufficient home equity value and unfavorable past credit experience. The Company is subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligation to the Company. The risks associated with the Company's business increase during an economic downturn or recession. Such periods may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of the Company's existing loans, thereby weakening collateral values and increasing the possibility of a loss in the event of default. Furthermore, the rates of delinquencies and foreclosures and the frequency and severity of losses generally increase during economic downturns or recessions. Because the Company lends to borrowers who may be credit-impaired, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the consumer finance industry in general. While the Company is experiencing declining delinquency rates on its Serviced Loan Portfolio as a whole, delinquency rates have followed historical trends on a pool-by-pool basis, which trends assume increased rates of delinquencies over time. Although such levels have, to date, been within the parameters anticipated by the Company at the time of each securitization, there can be no assurance that delinquency rates will not increase. In addition, in an economic downturn or recession, the Company's servicing costs will increase.
Any sustained period of such increased losses could have a material adverse effect on the Company's results of operations and financial condition.

CREDIT RISK ASSOCIATED WITH HIGH LTV LOANS

     Although the Company's strategic loans are typically secured by real estate, because of the relatively high LTVs of most of the Company's loans, in most cases the collateral of such loans will not be sufficient to cover the principal amount of the loans in the event of default. The Company relies principally on the creditworthiness of the borrower and to a lesser extent on the underlying collateral for repayment of the Company's Conventional Loans, and FHA co-insurance with respect to Title I Loans. Consequently, many of the Company's loans equal or exceed the value of the mortgaged properties, in some instances involving LTVs of up to 125%. For fiscal 1995 and the nine months ended June 30, 1996, the weighted average LTVs for Conventional Loans increased from 91.7% to 109.2% and for Title I Loans increased from 89.2% to 102.4% (based on the principal amounts outstanding at June 30, 1996), respectively. With respect to many of the Company's loans, LTV determinations are based upon the borrowers' representations as to the value of the underlying property; accordingly, there can be no assurance that such represented values accurately reflect prevailing market prices. With respect to any default, the Company currently evaluates the cost effectiveness of foreclosing on the collateral. To the extent that borrowers with high LTVs default on their loan obligations, the Company is less likely to use foreclosing as a means to mitigate its losses. Under these circumstances, to the extent not covered by Title I Program insurance, losses would be applied to the Company's allowance for possible credit losses on loans sold. Such absorption, if in excess of the Company's allowance for such losses, could have a material adverse effect on the Company's financial condition and results of operations, if such losses required the Company to record additional provisions for losses on loans sold. See "Business Servicing Operations - Delinquencies and Foreclosures."

EXCESS SERVICING RECEIVABLE RISKS

ILLIQUIDITY OF THE EXCESS SERVICING RECEIVABLE. When the Company's loans are pooled and sold in securitization transactions, the Company recognizes Gain on Sale, which constitutes a substantial majority of the Company's revenues. The Company records an asset corresponding to its Gain on Sale (the "Excess Servicing Receivable") on its balance sheet in an initial amount equal to the present value of the Excess Servicing Spread it expects to collect over the life of the securitized loans sold. At June 30, 1996, the Company's balance sheet reflected an Excess Servicing Receivable of approximately $116.8 million. The Company is not aware of an active market for this kind of receivable, and no assurance can be given that the receivable could in fact be sold at its stated value on the balance sheet, if at all.

     In addition, the Gain on Sale is recognized in the period during which loans are sold, while cash payments are received by the Company pursuant to its pooling and servicing agreements and servicing fees are paid to the Company by the securitization trustees over the lives of the securitized loans. This difference in the timing of cash flows could cause a cash shortfall, which may have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

EXCESS SERVICING RECEIVABLE MAY BE OVERSTATED; PROVISION FOR CREDIT LOSSES MAY BE UNDERSTATED. The calculation of Gain on Sale and the valuation of the Excess Servicing Receivable are based on certain management estimates relating to the appropriate discount rate and anticipated average lives of the loans sold. The discount rate utilized to determine the present value of the expected stream of payments is currently 12%. The Company records a corresponding reserve equal to the present value of the expected losses attributable to the loans being securitized; the discount rate utilized for this calculation is currently 6.5%. Although the Company records the Excess Servicing Receivable and the related reserve on a gross basis, for purposes of evaluation and comparison, the Company calculates an average net discount rate for the net Excess Servicing
Receivable. This is calculated by subtracting the present value of the anticipated losses attributable to loans being securitized and sold from the present value of the expected stream of payments to derive the present value of the net Excess Servicing Receivable. The Company then determines the average discount rate that equates the expected payments, net of expected losses, to the value of the Excess Servicing Receivable, which, with respect to its most recent securitization, is approximately 12.5%. To estimate the anticipated average lives of the loans sold in securitization transactions, management estimates prepayment, default and interest rates on a pool-by-pool basis. If actual experience varies from management estimates at the time loans are sold, the Company may be required to write down the remaining
Excess Servicing Receivable through a charge to earnings in the period of adjustment.

     Prepayment rates and default rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing, most of which are not within the Company's control. A decrease in prevailing interest rates could cause prepayments to increase, thereby requiring a writedown of the Excess Servicing Receivable. Even if actual prepayment rates occur more slowly and default rates are lower than management's original estimates, the Excess Servicing Receivable would not increase.

     Furthermore, management's estimates of prepayment rates and default rates are based, in part, on the historical performance of the Company's Title I Loans. A significant portion of the Company's securitized loans sold were acquired in bulk purchases or were very recently originated. In addition, the Company is originating an increasing proportion of Conventional Loans, including debt consolidation loans, while historical performance data is based primarily on Title I Loans. No assurance can be given that these loans, as with any new loan, will perform in the future in accordance with the Company's historical experience. In addition, when the Company introduces new loan products it may have little or no historical experience on which it can base its estimates, and thus its estimates may be less reliable. During the nine months ended June 30, 1996, the Company increased its provision for credit losses, $2.5 million of which was taken because the default rate for a pool of Bulk Loans included in the 1995-2 securitization exceeded the estimates made at the time of the securitization and the adjustment was in conformity with the Company's current estimation methodology. There can be no assurance that the Company will not be required in the future to write down its Excess Servicing Receivable in excess of its provision for credit losses. Any such writedown could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Accounting Considerations."

FINANCING OF THE EXCESS SERVICING RECEIVABLE. The Company retains significant amounts of Excess Servicing Receivable on its balance sheet. The Company currently does not hedge this asset. The Company finances its Excess Servicing Receivable with term-line borrowings under the Term Line. These borrowings bear interest at a floating rate. The Company, however, cannot reprice its Excess Servicing Receivable on its balance sheet, which has an expected average life of four to six years. Therefore, the Company remains at risk that its financing sources may increase the interest rates they charge the Company. At June 30, 1996, the Company's balance sheet reflected $116.8 of Excess Servicing Receivable.

ABILITY OF THE COMPANY TO CONTINUE GROWTH STRATEGY; POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH

     The Company's total revenues and net income increased 13.6% and 13.2%, respectively, from fiscal 1994 to fiscal 1995 and 405.8% and 404.6%, respectively, from the nine months ended June 30, 1995 to the nine months ended June 30, 1996. Excluding the effects of the pooling of interests with FIRSTPLUS West, total revenues increased 1,083.6% from fiscal 1994 to fiscal 1995 and 431.1% from the nine months ended June 30, 1995 to the nine months ended June 30, 1996. Further, excluding the effects of the pooling of interest with FIRSTPLUS West, net income increased from a loss of $647,000 in fiscal 1994 to net income of $6.9 million in fiscal 1995 and increased by 330.9% from the nine months ended June 30, 1995 to nine months ended June 30, 1996. The Company does not expect to sustain these growth rates.

     The Company's ability to continue its growth strategy depends on its ability to increase the volume of loans it originates and purchases while successfully managing its growth. This volume increase is, in part, dependent on the Company's ability to procure, maintain and manage its increasingly larger lines of credit. In addition to the Company's financing needs, its ability to increase its volume of loans will depend on, among other factors, its ability to (i) offer attractive products to prospective borrowers, (ii) attract and retain qualified underwriting, servicing and other personnel,
(iii) market its products successfully, especially its new Direct Loan products, (iv) establish and maintain relationships with independent correspondent lenders and independent home improvement contractors in states where the Company is currently active and in additional states and (v) build national brand name recognition.

     In light of the Company's rapid growth, the historical performance of the Company's operations, including its underwriting and servicing operations, which were principally related to origination of Title I Loans, may be of limited relevance in predicting future performance with respect to Conventional Loans, especially debt consolidation loans. Any credit or other problems associated with the large number of loans originated in the recent past may not become apparent until sometime in the future. Consequently, the Company's historical results of operations may be of limited relevance to an investor seeking to predict the Company's future performance. In addition, purchases of Bulk Loans require the Company to rely to a certain extent on the underwriting practices of the seller of the Bulk Loans. Although the Company has its own review process when purchasing Bulk Loans, the Company occasionally must rely upon the underwriting standards of the originator, which standards may not be as rigorous as the Company's. See "Business - Loan Production Operations - Bulk Purchases."

     The Company's ability to successfully manage its growth as it pursues its growth strategy will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that the Company's loans have an acceptable level of credit risk and loss, (ii) satisfy its need for additional financing, (iii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities, and (iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to the Company's business activities. In order to support the growth of its business, the Company has moved its headquarters in Dallas, Texas to a significantly larger location. The Company's requirement for additional operating procedures, personnel and facilities is expected to continue over the near term. The Company is absorbing the effects of the implementation of new computer hardware and software to manage its business operations, and it plans to continue to procure hardware and software that require additional corresponding investments in training and education. The Company's significant growth has placed substantial new and increased pressures on the Company's personnel. There can be no assurance that the addition of new operating procedures, personnel and facilities together with the Company's enhanced information systems, will be sufficient to enable it to meet its current operating needs. Changes in the Company's ability to obtain or maintain any or all of these factors or to successfully manage its growth strategy could have a material adverse effect on the Company's operations, profitability and growth. See "Business - Business Strategy" and "Business - Loan Production Operations."

CONSOLIDATION OF OPERATIONS OF ACQUISITIONS

     The Company has, to date, acquired FIRSTPLUS West, FIRSTPLUS East and National and intends to acquire additional companies in the consumer finance industry. The Company must successfully integrate the management, marketing, products and systems associated with its acquisitions if the Company is to make current or prospective acquisitions financially successful. Acquisitions may produce excess costs and may become significant distractions to management if they are not timely integrated. There can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms or that such acquisitions, if any, will result in profitable operations in the future or can be integrated successfully with the Company's existing business.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     Approximately 60.3% of the loans in the Serviced Loan Portfolio at June 30, 1996 were secured by subordinate liens on residential properties located in California. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. California has experienced an economic slowdown or recession over the last several years, which has been accompanied by a sustained decline in the California real estate market. Such a decline may adversely affect the values of properties securing the Company's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may equal or exceed the value of the mortgaged properties, making the Company's ability to recoup losses in the event of a borrower's default extremely unlikely. In addition, California historically has been vulnerable to certain risks of natural disasters, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company, which could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

     The consumer finance market is highly competitive and fragmented. The Company competes with a number of finance companies that provide financing to individuals who may not qualify for traditional financing. To a lesser extent, the Company competes, or will compete, with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that currently tend to apply more traditional lending criteria. Many of these competitors or potential competitors are substantially larger and have significantly greater capital and other resources than the Company. In fiscal 1995 and the nine months ended June 30, 1996, approximately 68.5% and 93.5%, respectively, of the Company's loans originated were Correspondent Loans, which are expected to remain a significant part of the Company's loan production program. As a purchaser of Correspondent Loans, the Company is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, the Federal National Mortgage Association ("Fannie Mae") has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. Purchases by Fannie Mae could be made from sources from which the Company also purchases loans. To the extent that purchasers of loans, such as Fannie Mae, enter or increase their purchasing activities in the markets in which the Company purchases loans, competitive pressures may decrease the availability of loans or increase the price the Company would have to pay for such loans, a phenomenon that has occurred with respect to Title I Loans. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest the Company can charge borrowers, thereby reducing the potential value of subsequently earned Gains on Sales of loans. To the extent that any of these lenders or Fannie Mae significantly expand their activities in the Company's market or to the extent that new competitors enter the market, the Company's results of operations and financial condition could be materially adversely affected. See "Business - Competition."

DEPENDENCE ON TITLE I PROGRAM

     A portion of the Company's business is dependent on the continuation of the Title I Program, which is federally funded. The Title I Program provides that qualifying loans are eligible for FHA insurance, although such insurance is limited. See "Business - Loan Products - Title I Loans." In August 1995, legislation was introduced in both houses of the United States Congress that would, among other things, abolish the Department of Housing and Urban Development ("HUD"), reduce federal spending for housing and community development activities and eliminate the Title I Program. Other changes to HUD have been proposed, which, if adopted, could affect the operation of the Title I Program. As a result of the proposed legislation that would abolish HUD, if enacted, and the budget legislation impasse between Congress and the President that occurred during November 1995 and continued into January 1996, no assurance can be given that the Title I Program will continue in existence or that HUD will continue to receive sufficient funding for the operation of the Title I Program. Of the loans originated (excluding bulk purchases) by the Company in fiscal 1994, fiscal 1995 and the nine months ended June 30, 1996, 43.8%, 49.3% and 18.0%, respectively, by principal amount, were Title I Loans. In addition, 63.8% of the Bulk Loans purchased by the Company during fiscal 1995 and the nine months ended June 30, 1996 were Title I Loans. Discontinuation of or a significant reduction in the Title I Program or the Company's authority to originate or purchase loans under the Title I Program could have a material adverse effect on the Company's results of operations and financial condition.

CONCENTRATION OF CORRESPONDENT LENDERS

     Approximately 79.8% and 59.8% of the loans purchased from correspondent lenders by the Company during fiscal 1995 and the nine months ended June 30, 1996, respectively, were originated through the Company's 10 largest independent correspondent lenders. The Company believes that it is possible for its dependence on a small number of independent correspondent lenders to increase in the near future as the Company focuses extensively on originating Direct Loans. To the extent that the Company is no longer able to purchase or originate loans from these significant independent correspondent lenders, this could have a material adverse effect on the Company's results of operations and financial condition.

LIMITED OPERATING HISTORY

     The Company was formed in 1994 to combine the operations of FIRSTPLUS Financial and SFAC. The Combination involved the integration of the operations of two companies that previously operated independently. Consequently, the Company has a limited operating history under its new corporate structure upon which prospective investors may base an evaluation of its performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Combination."

RIGHT TO TERMINATE SERVICING

     On June 30, 1996, approximately 80% (by dollar volume) of the Serviced Loan Portfolio consisted of loans securitized by the Company and sold to grantor trusts. The Company's form of pooling and servicing agreement with each of these trusts provides that the trustee of the related trust may terminate the Company's servicing rights if certain delinquency or loss standards are not met. On June 30, 1996, none of the pools of securitized loans exceeded the foregoing delinquency standards and no servicing rights have been terminated. However, there can be no assurance that delinquency rates with respect to Company-sponsored securitized loan pools will not exceed this rate in the future and, if exceeded, that servicing rights will not be terminated, which would have a material adverse effect on the Company's results of operations and financial condition.

IMPACT OF REGULATION AND LITIGATION

     The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations requiring, among other things, the licensing of lenders, adequate disclosure of loan terms and limitations on the terms and interest rates of consumer loans, collection policies and creditor remedies. An adverse change in these laws or regulations could have an adverse effect on the Company by, among other things, limiting the interest and fee income the Company may generate on existing and additional loans, limiting the states in which the Company may operate or restricting the Company's ability to realize on the collateral securing its loans. See "Business - Regulation."

     In addition, the elimination of or a substantial reduction in the current home mortgage interest tax deduction could curtail the amount of home improvement loan originations, which could have a material adverse effect on the Company's results of operations and financial condition.

     Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws and regulations, or other similar laws and regulations, as a result of the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances. If a significant judgment were rendered against the Company in connection with any litigation, it could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Regulation" and "Business - Legal Proceedings."

     The Company's loans under the Title I Program are eligible for FHA insurance. The FHA insures 90% of such loans and certain interest costs, provided that the Company has not depleted its loss reserve account established with the FHA and the loans were properly originated according to FHA regulations. The amount of insurance coverage in a lender's FHA loss reserve account is equal to 10% of the original principal amount of all Title I Loans originated and the amount of the reserves for purchased loans reported for insurance coverage by the lender, less the amount of all insurance claims approved for payment in connection with losses on such loans and other adjustments. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured. In addition, the Title I Program sets loan origination guidelines that must be satisfied by the lender in connection with the origination of Title I Loans in order for FHA to insure those loans. The Company's failure to comply with such requirements could result in denial of payment by FHA. There can be no assurance that losses will not exceed the Company's loss reserve account or that the Company will not be adversely affected by such defaults. The Company's Conventional Loans are not insured. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "Business - Loan Products."

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

     Daniel T. Phillips, the Company's President, Chief Executive Officer and Director, and Ronald M. Mankoff, the Company's Chairman of the Board and General Counsel, beneficially own or otherwise control an aggregate of approximately 16.7% and 16.8%, respectively, of the outstanding voting Common Stock. Therefore, Messrs. Phillips and Mankoff are able to exercise significant influence with respect to the election of the entire Board of Directors of the Company and all matters submitted to stockholders. Messrs. Phillips and Mankoff are also able to significantly influence the direction and future operations of the Company, including decisions regarding the issuance of additional shares of

Common Stock and other securities. In addition, as long as Messrs. Phillips and Mankoff beneficially own or otherwise control the largest blocks of issued and outstanding Common Stock of the Company, it will be difficult for third parties to obtain control of the Company through purchases of Common Stock not beneficially owned or otherwise controlled by Messrs. Phillips and Mankoff. See "Principal Stockholders."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon the continued services of Daniel T. Phillips and Eric C. Green and the Company's other executive officers. While the Company believes that it could find replacements for its executive officers, the loss of their services could have an adverse effect on the Company's operations. Each of the Company's executive officers has entered into an employment agreement with the Company. See "Management - Employment Agreements."

EVENTS OF DEFAULT UNDER CERTAIN FINANCING FACILITIES

     The loss of the services of Daniel T. Phillips as Chief Executive Officer of the Company and FIRSTPLUS Financial would constitute an event of default under the Warehouse Facility, which in turn would result in defaults under other indebtedness. Mr. Phillips has entered into an employment agreement with the Company. See "Management - Employment Agreements; Key-Man Life Insurance."

EFFECT OF CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS

     Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws") and the Nevada General Corporation Law could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving the Company, even if such events could be viewed as beneficial by the Company's stockholders. For example, the Articles of Incorporation deny the right of stockholders to amend the Bylaws and require advance notice of stockholder proposals and nominations of directors. The Company is also subject to provisions of the Nevada General Corporation Law that prohibit a publicly held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock - Certain Charter, Bylaws and Statutory Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, the Company has a total of 13,469,908 shares of Common Stock outstanding. Of these shares, 3,795,000 shares of Common Stock are freely tradeable by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, without restriction under the Securities Act. The remaining shares are "restricted securities" and may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Of these restricted securities, 6,976,844 shares will become eligible for sale in the open market under Rule 144 commencing in October 1996. Sales of substantial numbers of such shares in public market could adversely affect the market price of the Common Stock. The Company's executive officers, directors and certain stockholders owning an aggregate of approximately 7.4 million shares of Common Stock have agreed that they will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 90 days after August 14, 1996. In addition, one stockholder has agreed that it will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer to sell, sell or otherwise dispose of approximately 1.2 million of the shares of Common Stock owned by such stockholder for a period of one year after August 14, 1996. In addition, certain shareholders of the Company have registration rights with respect to the shares of Common Stock owned by them. See "Description of Capital Stock - Registration Rights."

SECURITIES TRADING; POSSIBLE VOLATILITY OF PRICES

     The Common Stock is quoted on the Nasdaq National Market. These prices are determined in the marketplace and may be influenced by many factors, include the liquidity of the market for the Common Stock, the market price of the Common Stock, interest rates, investor perception of the Company and general economic and market conditions.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

                                CAPITALIZATION

     The following table sets forth, as of June 30, 1996 (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to give effect to the original sale of $100,000,000 7.25% Convertible Subordinated Notes Due 2003 (the "Notes") in August 1996 and the application of the net proceeds therefrom.

                                                           JUNE 30, 1996
                                                     -------------------------
                                                      ACTUAL       AS ADJUSTED
                                                     --------      -----------
                                                          (IN THOUSANDS)
DEBT:
Warehouse financing facilities  . . . . . . . .      $142,830       $ 71,177
Term line . . . . . . . . . . . . . . . . . . .        37,069         37,069
Notes payable . . . . . . . . . . . . . . . . .         1,120          1,120
Subordinated notes payable to related parties .         7,003          7,003
7.25% convertible subordinated notes (1). . . .             -        100,000
                                                     --------       --------
    Total debt. . . . . . . . . . . . . . . . .       188,022        216,369
STOCKHOLDERS' EQUITY:
Preferred Stock, $1.00 par value; 27,600,000
 shares authorized; no shares outstanding;
 no shares outstanding as adjusted. . . . . . .             -              -
Common Stock, $0.01 par value; 100,000,000
 shares authorized; 11,249,570 shares
 outstanding (2). . . . . . . . . . . . . . . .           112            112
Non-Voting Common Stock, $0.01 par value;
 25,000,000 shares authorized; 2,220,338
 shares outstanding . . . . . . . . . . . . . .            22             22
Additional capital  . . . . . . . . . . . . . .        54,830         54,830
Retained earnings . . . . . . . . . . . . . . .        26,229         26,229
                                                     --------       --------
    Total stockholders' equity. . . . . . . . .        81,193         81,193
                                                     --------       --------
      Total capitalization. . . . . . . . . . .      $269,215       $297,562
                                                     --------       --------
                                                     --------       --------
-----------
(1) The 7.25% convertible subordinated notes are before discounts and commissions.

(2) Excludes an aggregate of 835,570 shares of Common Stock subject to outstanding options and warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Management - Stock Option Plan," "Nonemployee Director Stock Option Plan" and "Certain Relationships and Related Party Transactions - Relationship with Farm Bureau."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "RACF" since the Company's initial public offering in February 1996 at $17.00 per share. The following table sets forth the high and low sales prices of the Common Stock for the periods indicated, as reported by the Nasdaq National Market.

1996                                                           HIGH     LOW
----                                                          ------   ------
Second Quarter (beginning February 1, 1996) . . . . . . . .   $23.75   $17.50
Third Quarter . . . . . . . . . . . . . . . . . . . . . . .   $32.50   $22.00
Fourth Quarter (through September 30, 1996) . . . . . . . .   $45.75   $44.50

     As of June 30, 1996, the Company had 11,249,570 outstanding shares of Voting Common Stock held by 33 stockholders of record. As of June 30, 1996, the Company had 2,220,338 outstanding shares of Non-Voting Common Stock held by three stockholders of record.

     The Company has never paid, and has no present intention of paying, cash dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business. Any determination in the future to pay dividends will depend on the Company's financial condition, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by the Board of Directors. Under the terms of the Company's warehouse facilities and Subordinated Notes, the Company's ability to pay cash dividends to its stockholders is limited.

                          SELECTED FINANCIAL DATA

     The following table sets forth historical selected financial information of the Company as of the dates and for the periods indicated. The Company was formed by the shareholders and management of SFAC and the parent of FIRSTPLUS Financial to acquire FIRSTPLUS Financial in the Combination, which was accounted for as a purchase of FIRSTPLUS Financial and was consummated on October 4, 1994. In May 1996, the Company acquired FIRSTPLUS West in a transaction accounted for as a pooling of interests. As a result of the pooling, the historical financial information of the Company has been restated to include the financial information of FIRSTPLUS West. The financial information for FIRSTPLUS West included in the three years ended September 30, 1995, reflects information for FIRSTPLUS West's three fiscal years ended April 30, 1995. The financial information for the nine months ended June 30, 1995 and 1996 has been recast to conform to the Company's fiscal year end. See Note 1 to the consolidated financial statements of the Company. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the operating results to be expected for a full year.

     The income statement and balance sheet data is derived from the consolidated audited financial statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and the notes thereto and other financial information included elsewhere in this Prospectus.

                                                          YEAR ENDED SEPTEMBER 30      NINE MONTHS ENDED
                                                       ----------------------------   -------------------
                                                                                      JUNE 30,   JUNE 30,
                                                        1993      1994      1995(1)     1995       1996
                                                       -------   -------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
       INCOME STATEMENT DATA (2):
         Revenues:
           Gain on sale of loans, before sharing . .   $17,115   $27,671   $ 40,112   $ 25,385   $ 90,351
           Sharing arrangements (3). . . . . . . . .         -         -    (10,999)    (7,201)      (536)
                                                       -------   -------    -------    -------   --------
                Gain on sale of loans, net (4)(5). .    17,115    27,671     29,113     18,184     89,815
           Interest. . . . . . . . . . . . . . . . .       145     1,845      2,860      1,673     10,761
           Servicing income. . . . . . . . . . . . .         -        72      1,049        698      2,674
           Other income. . . . . . . . . . . . . . .        54       252        873        923      5,392
                                                       -------   -------    -------    -------   --------
                Total revenue. . . . . . . . . . . .    17,314    29,840     33,895     21,478    108,642
      Expenses:
           Salaries and employee benefits  . . . . .     7,265    17,054     10,110      5,984     22,542

           Interest  . . . . . . . . . . . . . . . .        28     1,041      2,660      1,462      8,610
           Other operating expense . . . . . . . . .     2,632     6,465      6,963      4,986     17,320
           Provision for possible credit losses  . .         -       125      4,420      2,256     26,561
                                                       -------   -------    -------    -------   --------
                Total expenses . . . . . . . . . . .     9,925    24,685     24,153     14,688     75,033
      Income before income taxes . . . . . . . . . .     7,389     5,155      9,742      6,790     33,609
      Provision for income taxes . . . . . . . . . .         -         -     (3,903)    (2,660)   (12,771)
                                                       -------   -------    -------    -------   --------
      Net income (5) . . . . . . . . . . . . . . . .   $ 7,389   $ 5,155    $ 5,839    $ 4,130   $ 20,838
                                                       -------   -------    -------    -------   --------
                                                       -------   -------    -------    -------   --------
    PER SHARE DATA:
      Net income per common share (5)(6) . . . . . .   $  0.94   $  0.62    $  0.56    $  0.39   $   1.70
      Weighted average common and common equivalent
           shares outstanding  . . . . . . . . . . .     7,798     8,138     10,148     10,148     12,206

                                                                                        September 30,
                                                                                      ------------------   June 30,
                                                                                       1994       1995       1996
                                                                                      -------    -------   --------
    BALANCE SHEET DATA (2):
      Excess servicing receivable, net . . . . . . . . . . . . . . . . . . . . . . .  $     -    $29,744   $116,753
      Loans held for sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6,105     19,435    165,740
      Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12,141     61,341    322,853
      Warehouse financing facilities . . . . . . . . . . . . . . . . . . . . . . . .    4,995     18,530    142,830
      Term line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -      9,249     37,069
      Subordinated notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -      8,002      7,003
      Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7,821     49,607    241,659
      Stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,321     11,734     81,194

-----------
(1) In November 1995, the Company acquired FIRSTPLUS East in a transaction accounted for as a purchase. Giving effect to the acquisition, the income statement data for the year ended September 30, 1995 would reflect total revenues of approximately $37.2 million and total expenses of approximately $27.4 million. See Note 16 to the consolidated financial statements of the Company.

(2)  Prior to October 1, 1992, the Company had no significant operations. See
Note 1 to the consolidated financial statements of the Company.

(3) The Company contractually agreed to share its gain on sale of loans, net, with the Warehouse Lender as a condition of obtaining certain financing facilities and also with Farm Bureau. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Relationships and Related Party Transactions - Relationship with Farm Bureau."

(4) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provisions for possible credit losses.

(5) Excluding the effect of the pooling of interests with FIRSTPLUS West, gain on sale of loans, net, was $439,000, $2.1 million, $25.1 million and $79.2 million for fiscal 1993, 1994 and 1995 and the nine months ended June 30, 1996, respectively. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company experienced a loss of $180,000 and $647,000 for fiscal 1993 and 1994, respectively, and earned $6.9 million and $20.8 million, or $0.71 and $1.70 per share, for fiscal 1995 and the nine months ended June 30, 1996, respectively. See Notes 1 and 9 to the consolidated financial statements of the Company.

(6) Net income per common share is computed by dividing net income, less accrued and unpaid dividends on preferred stock (the balance of which was redeemed in connection with the Company's initial public offering in February
1996), by the weighted average common and common equivalent shares outstanding. Common and common equivalent shares issued at prices below the initial public offering price during the 12 months ended September 30, 1995 have been included in the calculation of common and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding "Selected Financial Data." Additionally, the Company's Consolidated Financial Statements and the notes thereto, and the separate financial statements of FIRSTPLUS Financial and the notes thereto, as well as other data included in this Prospectus, should be read and analyzed in combination with the analysis below.

GENERAL

     The Company is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables, substantially all of which are home improvement or debt consolidation loans secured by liens on real property. The Company offers Conventional Loans and Title I Loans to certain qualified borrowers and sells substantially all of such strategic loans primarily through its securitization program, retaining rights to service these loans. The Company originated and purchased an aggregate of $227.9 million and $558.9 million of strategic loans (including bulk purchases of loans) in the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively. The Company securitized an aggregate of $234.8 million and $427.2 million of loans in fiscal 1995 and the nine months ended June 30, 1996, respectively. The Company also originated $83.4 million and $320.9 million of non-strategic loans in fiscal 1995 and the nine months ended June 30, 1996, respectively, which it sold to third-party lenders on a whole-loan basis, with servicing rights released. As of June 30, 1996, the principal amount of loans in the Serviced Loan Portfolio was $750.5 million.

CERTAIN ACCOUNTING CONSIDERATIONS

     As a fundamental part of its business and financing strategy, the Company sells substantially all of its strategic loans to third-party investors in securitization transactions. In a securitization transaction, loans originated and purchased by the Company are sold to an independent entity, generally a grantor trust, which holds the loans as trustee for third-party investors. The Company retains the right to service the securitized loans or appoint an approved subservicer. In addition, the Company is entitled to receive excess cash flows generated by the securitized loans calculated as the difference between (a) interest at the stated rate paid by borrowers and (b) the sum of (i) pass-through interest paid to third party investors, (ii) trustee fees, (iii) FHA insurance fees, (iv) third-party credit enhancement fees, (v) normal servicing fees and (vi) loan portfolio losses. The Company's right to receive this excess cash flow stream begins after certain reserve requirements have been met, which are specific to each securitization and are used as a means of credit enhancement. The Company determines the present value of this anticipated revenue stream at the time each securitization transaction closes utilizing valuation assumptions appropriate for each particular grantor trust and records this asset as an Excess Servicing Receivable at that time. The significant assumptions are generally related to the anticipated average lives of the loans sold and the anticipated credit losses related thereto. The Company currently utilizes a constant prepayment assumption rate of 13% to 15.5% after the first year (a lower average rate is used in the first year) and currently utilizes a constant annual gross loan charge-off rate of approximately 1.5% to 2.5%, with certain adjustments, depending upon the credit quality and seasoning of the loans. In order to determine the present value of this excess cash flow, the Company currently applies an estimated market discount rate of 11% to the expected pro forma gross cash flow calculated utilizing the weighted average maturity of the securitized loans, and currently applies a risk free discount rate of 6.5% to the anticipated losses attendant to this pro forma cash flow stream (the "Allowance for Possible Credit Losses on Loans Sold"). Accordingly, the effective current average net discount rate utilized on the cash flows, net of expected credit losses is approximately 12.5%. As of June 30, 1996, the Company's Excess Servicing Receivable was recorded at $116.8 million, and its Allowance for Possible Credit Losses on Loans Sold was recorded at $27.4 million or approximately 20% of the Company's Excess Servicing Receivable. The present value of the Company's portion of the expected future excess cash flow to be received on loans sold through securitization transactions, in excess of securitization costs and net premiums paid, is recorded as Gain on Sale of loans revenue, and the discounted value of the anticipated losses is recorded as provision for possible credit losses, in the period during which the securitization occurs. "Gain on Sale of loans, net" refers to Gain on Sale of loans less any sharing arrangements, but before any provision for possible credit losses.

     With respect to the calculation of the constant annual gross charge-off rate for a particular securitization pool, the Company, in part, utilizes the weighted average FICO score of that securitization pool to measure the creditworthiness of the borrowers whose loans are included in the pool. The Company's securitization pool score distribution typically falls between 590 to 729 with a weighted average pool score of between 650 and 680. A FICO score of 590 or below will generally constitute a borrower that the Company classifies as a "D" credit with an estimated annual default rate of 2.9% or more, and a FICO score of approximately 680 or better will generally constitute a borrower that the Company classifies as an "A" credit with an estimated annual default rate of 1.2% or less. The Company estimates default rates for FICO scores based on historical loan performance and other data available to the Company.

     The Company assumes that its securitization pools will produce constant annual default rates that correspond to the historical default rates for the FICO scores associated with the individual pools, adjusted for accelerated levels of defaults for loan pools with FICO scores lower than 620 and for seasoned loans that have little or no increase in the frequency of defaults, when valuing the Excess Servicing Receivable attributable to these securitizations. Based on the Company's average life estimates, these rates result in cumulative defaults of approximately between 6% and 12% over the life of each respective securitization. The Company also estimates total delinquencies (i.e., loans more than 30 days past due) to average 6% to 9% over the life of each securitization.

     The Company records its loans at the lower of cost or market. The Company typically originates Direct Loans and Indirect Loans at or below par and Correspondent Loans at or above par. Any originations below par are recorded as loan origination discounts, thereby reducing the Company's cost basis in such loans. Any purchases above par are recorded as loan purchase premiums, thereby increasing the Company's cost basis in its loans. If the Company's accounts reflect net discounts in excess of premiums at the time it securitizes such loans, the Company recognizes such net discount as a reduction to its cost of loans sold expense at that point in time. Conversely, if the Company's accounts reflect net premiums in excess of discounts at the time it securitizes its loans, the Company recognizes such net premium as an addition to its cost of loans sold expense at that point in time.

     As of June 30, 1996 the reserve on the loans held for sale equaled $1.6 million, or 1.0% of the Company's $165.7 million portfolio of loans held for sale. The Company nets this reserve against its loans held for sale on the Company's balance sheet. The Company believes this reserve is adequate, although there can be no assurance that it is.

     The estimated weighted average life of the Company's loan pools determines the structure and duration of the securities issued as well as the U.S. Treasury instruments upon which the prices of the loan tranches are based. In addition, this estimate is one of the assumptions used in calculating the Gain on Sale of loans. Weighted average lives are based on the remaining maturities and estimated prepayment rates of the loans to be securitized. The terms of the Company's loan originations range from six months to 300 months; however, the majority of the Company's originations carry contractual terms to maturity from 180 to 300 months.

     The prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. As an aggregate, these prepayment components are expressed through a market convention known as a constant or conditional prepayment rate ("CPR"). Based on prior performance, industry analysis, and management's experience, the Company expects the CPR on the loans it securitizes to range from 12% to 16%. The Company currently utilizes a 13% to 15.5% CPR, adjusted downward in the first 12 months to reflect a lack of seasoning, to value its loan portfolio. Using the weighted average maturities and prepayment ranges described above, the Company expects its securitized pools to have average lives of four to six years.

     The Gain on Sale and the related Excess Servicing Receivable is recognized in the period during which loans are sold, although subsequently earned servicing fees paid to the Company by the securitization trustee are recognized as received over the lives of the securitized loans. The Company records the Excess Servicing Receivable as an asset on its balance sheet in an initial amount equal to the present value of the pro forma cash flow utilizing the constant prepayment and charge-off rates described above, as applied to the weighted average maturity of the securitized loans. The receivable is subsequently reduced as cash attributable to the Excess Servicing Receivable is collected by the Company. The Company also reports any origination discounts (net of origination premiums) as additional income at the time the securitization transaction closes. The Company earns additional income from its Excess Servicing Receivable, which it records as interest income on an interest accrual method, and servicing revenues and fees (ranging from 0.75% to 1.25%) as they are earned and collected.

     There can be no assurance that the Company's estimates used to determine the Gain on Sale and Excess Servicing Receivable valuations will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed the Company's estimates, the carrying value of the Company's Excess Servicing Receivable may have to be written down or the Company may increase its Allowance for Possible Credit Losses on Loans Sold through a charge against earnings during the period within which management recognizes the disparity. The Company will not write up its Excess Servicing Receivable to reflect slower than expected prepayments, although slow prepayments may ultimately result in subsequent additional earnings for the Company if cash flows in excess of the amortization of the Excess Servicing Receivable are ultimately received by the Company. Other factors may also result in a writedown of the Company's Excess Servicing Receivable in subsequent periods. See Note 5 to the consolidated financial statements of the Company.

     The Company also originates non-strategic loans, which it sells to third-party lenders, on a servicing-released basis. These loans are either first liens or subordinate liens that do not meet the Company's securitization criteria. The Company also records these loans at cost, net of premium or discount, and records a Gain on Sale, net of costs. The Company plans to convert the non-strategic loan operations to operations that will originate strategic loans that meet the Company's current securitization parameters.

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1996
  VERSUS NINE MONTHS ENDED JUNE 30, 1995

     The Company's total revenues increased to $108.6 million for the nine months ended June 30, 1996 from $21.5 million for the nine months ended June 30, 1995, an $87.2 million increase or 405.8%. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company's total revenues increased to $94.9 million for the nine months ended June 30, 1996 from $17.9 million for the nine months ended June 30, 1995, an increase of $77.0 million or 431.1%. This increase was primarily the result of increases in the Company's Gain on Sale of loans, net, although the Company also experienced significant increases in its servicing related income, interest income and other income during this time period.

     The following table sets forth information regarding the components of the Company's revenue for the nine months ended June 30, 1995 and 1996:

                                                NINE MONTHS ENDED JUNE 30,
                                                --------------------------
                                                   1995         1996
                                                  -------     --------
                                                     (IN THOUSANDS)
    Gain on sale of loans, before sharing . .     $25,385      $90,351
    Sharing arrangements. . . . . . . . . . .      (7,201)        (536)
                                                  -------     --------
      Gain on sale of loans, net (1). . . . .      18,184       89,815
    Interest income . . . . . . . . . . . . .       1,673       10,761
    Servicing income. . . . . . . . . . . . .         698        2,674
    Other income. . . . . . . . . . . . . . .         923        5,392
                                                  -------     --------
        Total . . . . . . . . . . . . . . . .     $21,478     $108,642
                                                  -------     --------
                                                  -------     --------
-----------
(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

     Gain on Sale of loans, net, increased to $89.8 million for the nine months ended June 30, 1996 from $18.2 million for the nine months ended June 30, 1995, an increase of $71.6 million or 393.9%. The Company securitized and sold $427.2 million of strategic loans during the nine months ended June 30, 1996 (resulting in Gain on Sale of loans, net, of $78.5 million) and $169.0 million of loans during the nine months ended June 30, 1995, a $258.2 million increase or 153% (resulting in Gain on Sale of loans, net, of $15.4 million). The Company sold $213.1 million of non-strategic loans in whole-loan sales during the nine months ended June 30, 1996 (resulting in Gain on Sale of loans, net, of $8.5 million) and $92.6 million of non-strategic loans in whole-loan sales during the nine months ended June 30, 1995 (resulting in Gain on Sale of loans, net, of $2.8 million). Additionally, the Company earned a weighted average 12.88% profit margin (the ratio of its Gain on Sale of loans, net, as a percentage of loans securitized and sold) on the loans it securitized and sold during the nine months ended June 30, 1996, compared to a 8.97% weighted average profit margin on the loans securitized and sold during the nine months ended June 30, 1995.

     The following table sets forth certain data with respect to each of the four securitizations the Company closed during the nine months ended June 30, 1996 (funding for 1996-2 was not completed until July 1996):

                                      1995-4    1996-1      1996-2      1996-A (1)
                                      -------   --------   -----------  ----------
                                                (DOLLARS IN THOUSANDS)

 Loans sold  . . . . . . . . . . . .  $77,599   $115,559   $241,625(2)    $8,516
 Overcollateralization . . . . . . .    2,400      4,440      8,375            -
                                      -------   --------   --------       ------
 Total loans securitized . . . . . .  $79,999   $119,999   $250,000       $8,516
                                      -------   --------   --------       ------
                                      -------   --------   --------       ------
 Gain on sale of loans, net  . . . .  $16,049   $ 24,190   $ 43,131       $  691
 Provision for possible credit
  losses . . . . . . . . . . . . . .    3,505      5,751     12,547          203
                                      -------   --------   --------       ------
 Gain on sale of loans, after
  provision for possible credit
  losses . . . . . . . . . . . . . .  $12,544   $ 18,439   $ 30,585       $  488
                                      -------   --------   --------       ------
                                      -------   --------   --------       ------
 Net gain as a percentage of total
  loans securitized ("profit
  margin") . . . . . . . . . . . . .     16.2%      16.0%      12.7%         5.7%
 Weighted average maturity of
  certificates sold (yrs.) . . . . .      4.2        4.4        4.8          2.9
 Weighted average FICO score . . . .      645        656        662          651
 Title I Loans as a percentage of
  total loans securitized. . . . . .     37.5%      19.7%      11.8%       100.0%

-----------
(1)  Primarily consisted of unsecured Title I Loans.

(2) Only $209.4 million of the $250.0 million securitization was funded during the nine months ended June 30, 1996.

     The Company's increased securitization activity is related to the increased origination of strategic loans for the nine months ended June 30, 1996, as adjusted for increased loan inventory levels. The Company was able to increase its production of strategic loans during the nine months ended June 30, 1996, compared to the same period ended June 30, 1995, due to the following reasons:

     1. The Company increased the size of its correspondent network during this time period, both in number (71 versus 278 for the respective nine-month periods), and geographically (21 states versus 27 states during the respective nine-month periods).

     2. The Company increased its production of Direct Loans from $470,000 to $14.4 million during the respective nine-month periods;

     3. The Company decreased its production of Indirect Loans, which are generally of lower quality, from $26.0 million to $19.8 million during the respective nine-month periods; and

     4. The Company acquired FIRSTPLUS East in December 1995 in a purchase transaction and FIRSTPLUS West in May 1996 in a pooling transaction. During the nine months ended June 30, 1996, FIRSTPLUS East and FIRSTPLUS West originated a total of $92.0 million of strategic loans.

     During the nine months ended June 30, 1996, the Company originated and securitized a greater percentage of Conventional Loans, when compared to the nine months ended June 30, 1995. This continued increase in Conventional Loan emphasis is a result of the relatively small size of the Title I Loan market (the Company estimates this market at under $2 billion in originations annually) and the Company's desire to meet the needs of its customers, who generally request higher loan amounts and more flexible loan proceeds utilization than the Title I program offers. Although Conventional Loans require the Company to reserve greater amounts for anticipated losses than do Title I Loans, Title I Loans generally produce lower gross revenues, due to the increased premiums paid in acquiring Title I Loans.

     The Company's profit margin on securitized loans increased from a weighted average of 8.97% for the nine months ended June 30, 1995 to 12.88% for the nine months ended June 30, 1996, an increase of 3.91%. A portion of this increase was due to the fact that the Company was required to share its securitization gains in its 1994-1 and 1995-2 securitizations, which closed in December 1994 and June 1995, respectively. The Company was not required to share any securitization gain for any securitizations closed during the nine-month period ended June 30, 1996; however, $9.2 million of loans delivered in October 1995, which were attributable to the 1995-3 securitization, were subject to sharing with the Warehouse Lender. Profit margin increases also resulted from the favorable interest rate environment during the period from October 1995 to January 1996, and from increases in interest paid over the life of the loan.

     The Company's Gain on Sale profit ratio decreased from 16.0% in the Company's March 1996 securitization (1996-1) to 12.7% in the Company's June 1996 securitization (1996-2). This reduction in the Company's Gain on Sale profit ratio was primarily due to the sharp increases in general interest rates during the period from February 1996 to June 1996.

     The Company paid net loan premiums of $16.8 million for the nine months ended June 30, 1996, compared to $194,700 of net loan discounts received for the nine months ended June 30, 1995. This represented an average loan purchase price of 103.2% of par for the nine months ended June 30, 1996, and 99.6% of par for the same period ended June 30, 1995. This increase resulted from the Company purchasing loans with relatively higher FICO scores and increased competition for Title I Loans. Loan purchase prices are directly related to the quality of the loans purchased, the face interest rate of the acquired loans, the quantity of loans the seller commits to sell, the nature and longevity of the relationship the Company maintains with the seller and competitive pressures.

     Interest income increased from $1.7 million for the nine months ended June 30, 1995, to $10.8 million for the nine-month period ended June 30, 1996, an increase of $9.1 million or 535%. This increase was primarily the result of the Company's significant increase in the Company's average balance of Loans Held for Sale and an increased balance in its Excess Servicing Receivable. The Company securitizes its loans on a regular basis; however, it earns interest income on the loans it originates prior to such securitizations. During the nine-month periods ended June 30, 1995, and June 30, 1996, the Company's average monthly balance of Loans Held for Sale, including non-strategic loans, was $5.4 million and $122.2 million at par, respectively, an increase of $116.9 million or 2,182.4%.

     Servicing fee income increased from $698,000 for the nine months ended June 30, 1995 to $2.7 million for the similar period ended June 30, 1996 or a 283.0% increase. This increase was primarily the result of a significant increase in average Serviced Loan Portfolio for the respective time periods:
$71.9 million for the nine months ended June 1995 to $494.6 for the nine months ended June 1996, a $422.6 million or a 587.5% increase. This increase in the Company's Serviced Loan Portfolio was the result of the Company's increases in loan originations and securitizations during the respective time period.

     Other income increased from $923,000 for the nine months ended June 30, 1995 to $5.4 million for the nine months ended June 1996, an increase of $4.5 million or 484.1%. Other income is proportional to the Company's loan origination volume from selected dealers. It consists primarily of loan application fees that are funded by borrowers at closing.

     The following table sets forth information regarding the components of the Company's expenses for the nine months ended June 30, 1996 and 1995:

                                                      FOR THE NINE MONTHS
                                                        ENDED JUNE 30,
                                                    -----------------------
                                                     1995            1996
                                                    -------         -------
                                                         (IN THOUSANDS)
 Salaries and employee benefits. . . . . . . . .     $5,984         $22,542
 Interest expense. . . . . . . . . . . . . . . .      1,462           8,611
 Other expenses. . . . . . . . . . . . . . . . .      4,986          17,319
 Provision for possible credit losses  . . . . .      2,256          26,561
                                                    -------         -------
      Total. . . . . . . . . . . . . . . . . . .    $14,688         $75,033
                                                    -------         -------
                                                    -------         -------

     Salaries and employee benefits increased from $6.0 million for the nine months ended June 30, 1995 to $22.5 million for the period ended June 30, 1996, an increase of $16.6 million or 276.7%. The Company employed 313 persons as of June 30, 1995 and 754 persons as of June 30, 1996, an increase of 141%. However, during the same time, total revenues increased from $21.5 million to $108.6 million, an increase of $87.1 million or 405.1%. Therefore, although the number of employees increased, the Company's employees were able to originate, securitize and service a disproportionately larger amount of loan volume, thereby generating disproportionately larger revenues per employee. The Company earned $68,620 of revenue per employee for the nine months ended June 30, 1995 compared to $144,087 of revenue per employee for the nine months ended June 30, 1996.

     Interest expense increased from $1.5 million for the nine months ended June 30, 1995 to $8.6 million for the nine months ended June 30, 1996, an increase of $7.1 million or 473.3%. Interest expense increased primarily because of the significant increases in borrowings under the Company's warehouse facilities incurred during the nine-month period ended June 30, 1996 when compared to the 1995 period, partially offset by more favorable interest rates. As of June 30, 1996, the Company's warehouse debt totaled $142.8 million and bore interest at a weighted average rate of approximately 6.6%. As of June 1995, the Company's warehouse debt totaled $17.5 million and bore interest at a weighted average interest rate of approximately 10.0%.

     Other operating expenses increased to accommodate the significantly expanded loan origination, loan servicing and loan securitization volumes during the respective nine-month periods. Other operating expenses consist primarily of Title I Program insurance premiums paid upon the origination of Title I Loans, professional fees, rents and the costs associated with marketing, underwriting, administration and servicing. The Company expects to incur significantly greater marketing expenses subsequent to June 30, 1996 due to its strategy of increasing its brand name recognition, and its goal of generating significantly larger amounts of Direct Loans.

     The provision for possible credit losses increased from $2.3 million for the nine months ended June 30, 1995 to $26.6 million for the nine months ended June 30, 1996, an increase of $24.3 million or 1,057%. The increase was primarily attributable to the 170.2% increase in volume of loans securitized in the 1996 period ($427.2 million) compared to the 1995 period ($169.0 million) and to the fact that a greater amount of securitized loans in the 1996 period were Conventional Loans, which require the Company to provide for a higher level of losses as compared to insured Title I Loans. To a lesser extent, the increase is the result of (i) an increase of $2.5 million because the default rate for a pool of Bulk Loans included in the 1995-2 securitization exceeded the estimates made at the time of the securitization, which adjustment was determined in conformity with the Company's current estimation methodology and (ii) an increase of $1.7 million taken for the increased amount of loans held for sale on the Company's balance sheet.

     Income tax expense increased from $2.7 million for the nine-month period ended June 30, 1995, to $12.8 million for the nine-month period ended June 30, 1996, an increase of $10.1 million or 374.1%. The income tax expense was recorded at statutory rates.

FISCAL YEAR ENDED SEPTEMBER 30, 1995
  VERSUS FISCAL YEAR ENDED SEPTEMBER 30, 1994

     The Company's total revenues increased to $33.9 million in fiscal 1995 from $29.8 million in fiscal 1994, an increase of $4.1 million or 13.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company's total revenues increased to $29.0 million in fiscal 1995 from $2.4 million in fiscal 1994, an increase of $26.5 million or 1,084%. FIRSTPLUS West's revenues for such periods decreased to $5.0 million from $27.4 million, as a result of increased interest rates, which adversely affected its originations of first mortgages, which were primarily refinancings of existing mortgages. The increase in the volume of strategic loans originated and purchased by the Company and the commencement of the Company's securitization program in fiscal 1995 was primarily responsible for this increase in revenues, although interest, servicing and other income also increased substantially during the 1995 fiscal year when compared to the 1994 fiscal year. The Company's securitization transactions resulted in Gain on Sale, which is treated as a revenue item. Gain on Sale increased because the Company was able to sell a larger volume of loans more efficiently through securitization transactions, than through whole-loan sales.

     Total expenses decreased from $24.7 million in fiscal 1994 to $24.2 million in fiscal 1995, a decrease of $500,000 or 2.2%. Excluding the effect of the pooling of interests with FIRSTPLUS West, total expenses increased from $3.1 million to $18.2 million, an increase of $15.1 million or 488%; however, as a percentage of total revenues, total expenses decreased from 126.5% in fiscal 1994 to 62.8% in fiscal 1995. The Company incurred an income tax expense of $3.9 million in fiscal 1995. As a result of the improved revenues, net income increased from $5.2 million for fiscal 1994 to net income of $5.8 million for fiscal 1995.

     The following table sets forth information regarding the components of the Company's revenues for the years ended September 30, 1994 and 1995:

                                                   YEAR ENDED SEPTEMBER 30,
                                                   ------------------------
                                                    1994             1995
                                                   -------         -------
                                                         (IN THOUSANDS)
 Gain on sale of loans, before sharing . . . . .   $27,671         $40,113
 Sharing arrangements. . . . . . . . . . . . . .         -         (10,999)
                                                   -------         -------
   Gain on sale of loans, net (1). . . . . . . .    27,671          29,114
 Interest income . . . . . . . . . . . . . . . .     1,845           2,860
 Servicing income  . . . . . . . . . . . . . . .        72           1,049
 Other income. . . . . . . . . . . . . . . . . .       252             873
                                                   -------         -------
     Total . . . . . . . . . . . . . . . . . . .   $29,840         $33,896
                                                   -------         -------
                                                   -------         -------
------------
(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

     Gain on Sale of loans, net, increased to $29.1 million in fiscal 1995 from $27.7 million in fiscal 1994, an increase of $1.4 million or 5.2%. Excluding the effect of the pooling of interests with FIRSTPLUS West, Gain on Sale of loans, net, increased to $25.1 million from $2.1 million, an increase of $23.0 million or 1,110%. The increase was the result of the Company beginning its securitization program in fiscal 1995 following the acquisition of FIRSTPLUS Financial. The Company completed four securitizations in fiscal 1995 as compared to none in fiscal 1994.

     The acquisition of FIRSTPLUS Financial allowed the Company to enter the securitization market for Conventional Loans and Title I Loans by providing the Company with a Title I Loan portfolio, which the Company could continue to expand, and a servicing platform, which was necessary for the Company to pursue a successful securitization strategy. Each of the Company's four securitizations in fiscal 1995 included a majority of Title I Loans. The FHA insurance associated with these loans was passed through to the securitization investors. The following table sets forth certain data with respect to each of the four securitizations completed in fiscal 1995:

                                 1994-1    1995-1     1995-2    1995-3
                                 -------   -------   --------   -------
                                         (DOLLARS IN THOUSANDS)
 Loans sold  . . . . . . . . .   $46,768   $17,331   $104,935   $75,000
 Overcollateralization . . . .         -         -          -     1,750
                                 -------   -------   --------   -------
 Total loans securitized . . .   $46,768   $17,331   $104,935   $73,250
                                 -------   -------   --------   -------
                                 -------   -------   --------   -------
 Gain on sale of loans, net. .   $ 1,973   $ 2,623   $ 10,767   $11,214
 Provision for possible
  credit losses. . . . . . . .       704       800      1,485     2,181
                                 -------   -------   --------   -------
 Gain on sale of loans, after
  provision for possible
  credit losses. . . . . . . .   $ 1,269   $ 1,823   $  9,282   $ 9,033
                                 -------   -------   --------   -------
                                 -------   -------   --------   -------
 Net gain as a percentage of
  total loans securitized
  profit margin. . . . . . . .       2.7%     10.5%       8.8%     12.3%
 Weighted average maturity of
  certificates sold (yrs.) . .       7.5      12.3       13.3      17.1
 Weighted average FICO score .       636       620        667       634

 Title I Loans as a
  percentage of total loans
  securitized. . . . . . . . .        90%     66.4%      92.1%     37.8%

     The 1995-2 securitization included $8.3 million of Conventional Loans originated by the Company and $10.0 million of Title I Loans originated by the Company and $86.7 million of Title I Loans purchased by the Company in a bulk purchase from Citizens Thrift & Loan ("Citizens"). These loans represented 82.6% of the 1995-2 securitization. Conventional Loans originated by the Company therefore totaled 45% of the total loans originated by the Company and sold in the 1995-2 securitization (i.e., excluding Bulk Loans). The 1995-3 securitization included $40.9 million of Conventional Loans and $24.8 million of Title I Loans, or 62.2% and 37.8%, respectively, of the loans securitized in the fourth quarter of fiscal year 1995. The Company originated increasingly larger percentages of Conventional Loans with each succeeding fiscal 1995 quarter.

     In June 1995, the Company entered into the Warehouse Facility and the Term Line. In exchange for entering into these facilities, the Warehouse Lender was entitled to purchase from the Company, at its cost, a percentage of the Excess Servicing Receivable earned from loan securitizations. Additionally, the Excess Servicing Receivable generated from the 1994-1 securitization was shared with Farm Bureau, as it was the owner of a portion of the loans that were securitized in the transaction.

     For various reasons, including the existence of higher quality loan pools with longer average lives and higher coupon rates, as well as a declining interest rate environment, the Company's Gain on Sale before sharing arrangements as a percentage of loans securitized increased from 7.9% in the 1994-1 securitization to 17.3% in the 1995-3 securitization.

     Due to the Company's ability to access the securitization markets, whole-loan sales decreased during fiscal 1995. Whole-loan sale gains decreased to $478,000 in fiscal 1995 from $777,000 in fiscal 1994, a decrease of $300,000 or 39%.

     The Company earned net discounts of $1.3 million in fiscal 1994, as compared with net loan premiums of $826,082 in fiscal 1995. This represented an average loan purchase price of 90% of par in fiscal 1994 and an average loan purchase price of 100.4% of par in fiscal 1995. During fiscal 1995, the Company significantly reduced its origination and purchases of loans to borrowers it classifies as "D" credits in order to furnish securitization investors with a higher grade investment. Additionally, in fiscal 1995, the Company expanded its longer term relationships with larger independent contractors and correspondents in order to increase its loan volume. Also, the Company experienced greater competitive pressures during fiscal 1995, as competitors became more familiar with the Title I product. The combination of these three factors required the Company to buy its loans at greater prices during fiscal 1995 as compared with fiscal 1994. The effect of this increase in prices has been reduced by the increased volume of loans purchased by the Company.

     Interest income increased from $1.8 million during fiscal 1994 to $2.9 million in fiscal 1995, an increase of $1.0 million or 55%. Excluding the effect of the pooling of interests with FIRSTPLUS West, interest income increased from $143,000 in fiscal 1994 to $2.3 million in fiscal 1995, an increase of $2.2 million or 1,543%; this increase was a result of the Combination and the Company's securitization program. Interest income is earned primarily from loans owned and accumulated by the Company for future securitizations. During fiscal 1994, the Company's average monthly loan portfolio was $19.2 million at par. During fiscal 1995, the Company's average monthly loan portfolio was $21.5 million at par. The significant increase in interest income is primarily due to the Company's increases in the average monthly loan portfolio.

     Servicing fee income increased from $72,000 in fiscal 1994 to $1.0 million in fiscal 1995. Servicing fees are approximately 1% of the unamortized loan balance and are paid monthly. The Company's Serviced Loan Portfolio at September 30, 1995 was $238.6 million; however, $83.1 million of this amount is subserviced for the Company by Citizens as the Company elected not to replace Citizens as the servicer when it acquired such loans from Citizens in June 1995. The servicing fees earned by the Company for the loans subserviced by Citizens are minimal. See "Business - Servicing Operations - General."

     Other income increased from $252,000 in fiscal 1994 to $873,077 in fiscal 1995, an increase of $621,311 or 246.8%. Other income is proportional to the Company's loan origination volume from selected dealers. It consists primarily of loan application fees, which are funded by borrowers at closing.

     The following table sets forth information regarding the components of the Company's expenses for the years ended September 30, 1994 and 1995:

                                                YEAR ENDED SEPTEMBER 30,
                                                ------------------------
                                                  1994           1995
                                                 -------       -------
                                                     (IN THOUSANDS)
 Salaries and employee benefits  . . . .         $17,054       $10,110
 Interest expense  . . . . . . . . . . .           1,041         2,660
 Other expenses  . . . . . . . . . . . .           6,465         6,963
 Provision for possible credit losses. .             125         4,420
                                                 -------       -------
    Total  . . . . . . . . . . . . . . .         $24,685       $24,153
                                                 -------       -------
                                                 -------       -------


     Salaries and employee benefits decreased from $17.0 million in fiscal 1994 to $10.1 million in fiscal 1995, a decrease of $6.9 million or 40.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, salaries and employee benefits increased from $1.6 million in fiscal 1994 to $6.2 million in fiscal 1995, an increase of $4.6 million or 295%. The increase was attributable to the Company hiring additional personnel in order to generate increased levels of loan originations and to manage the increased servicing activity.

     Interest expense increased from $1.0 million in fiscal 1994 to $2.7 million in fiscal 1995, an increase of $1.6 million or 155.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, interest expense increased from $198,000 in fiscal 1994 to $2.4 million in fiscal 1995, an increase of $2.2 million or 1,120%; interest expense increased because of the significant increases in warehouse debt and other debts incurred by the Company during fiscal 1995 as a result of higher levels of loan originations and purchases and the incurrence of securitization costs and increased infrastructure costs. Total debt outstanding at September 30, 1994 was $5.6 million as compared with $36.6 million at September 30, 1995. As a percentage of total revenues, interest expense increased from 3.5% in fiscal 1994 compared to 7.8% in fiscal 1995.

     Other operating expenses increased from $6.5 million in fiscal 1994 to $7.0 million in fiscal 1995, or 7.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, other operating expenses increased from $1.2 million in fiscal 1994 to $5.1 million in fiscal 1995, an increase of $3.9 million or 328%. Other operating expenses increased in order to accommodate the significantly expanded loan origination, loan servicing and loan securitization volumes experienced by the Company during fiscal 1995. Other operating expenses consist primarily of Title I Program insurance premiums paid upon the origination of Title I Loans, professional fees, rents, and the costs associated with marketing, underwriting, administration and servicing.

     The provision for possible credit losses increased from $125,000 for fiscal 1994 to $4.4 million for fiscal 1995, an increase of $4.3 million. The provision increased primarily because no loans were securitized in fiscal 1994, and the Company securitized and sold $234.8 million of loans during fiscal 1995. This provision for fiscal 1995 represented 1.9% of the loans securitized and sold during the period.

     Income tax expense was $3.9 million during fiscal year 1995. The income tax expense was recorded at statutory rates, but was reduced by net operating loss carryovers.

FISCAL YEAR ENDED SEPTEMBER 30, 1994
  VERSUS FISCAL YEAR ENDED SEPTEMBER 30, 1993

     The financial information below is comprised primarily of the financial results of FIRSTPLUS West.

     The following table sets forth information regarding the components of the Company's revenues for the years ended September 30, 1993 and 1994:

                                                  YEAR ENDED SEPTEMBER 30,
                                                  ------------------------
                                                   1993             1994
                                                  -------          -------
                                                       (IN THOUSANDS)
 Gain on sale of loans, net (1)  . . . .          $17,115          $27,671
 Interest income . . . . . . . . . . . .              145            1,845
 Servicing income  . . . . . . . . . . .                -               72
 Other income  . . . . . . . . . . . . .               54              252
   Total revenues. . . . . . . . . . . .          $17,314          $29,840
                                                  -------          -------
                                                  -------          -------

(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

     Total revenues increased from $17.3 million in fiscal 1993 to $29.8 million in fiscal 1994, an increase of $12.5 million or 72%. Excluding the effect of the pooling of interests with FIRSTPLUS West, total revenues increased from $533,000 to $2.4 million, an increase of $1.9 million or 359%; the increase was primarily the result of a 62% increase in Gain on Sale of loans, net, during fiscal 1994, from $17.1 million to $27.7 million for fiscal 1993 and 1994, respectively. All loan sales were made on a whole-loan basis; there were no securitization transactions during fiscal 1993 or 1994.

     The following table sets forth information regarding the components of the Company's expenses for the years ended September 30, 1993 and 1994:

                                                  YEAR ENDED SEPTEMBER 30,
                                                  ------------------------
                                                   1993             1994
                                                  ------           -------
                                                       (IN THOUSANDS)
 Salaries and employee benefits  . . . .          $7,265           $17,054
 Interest expense. . . . . . . . . . . .              28             1,041
 Other operating expenses. . . . . . . .           2,632             6,465
 Other expenses. . . . . . . . . . . . .               -               125
                                                  ------           -------
   Total expenses. . . . . . . . . . . .          $9,925           $24,685
                                                  ------           -------
                                                  ------           -------

     Total expenses increased from $9.9 million in fiscal 1993 to $24.7 million in fiscal 1994, an increase of $14.7 million or 149%. Excluding the effect of the pooling of interests with FIRSTPLUS West, total expenses increased from $714,000 to $3.1 million, an increase of $2.4 million or 333%; this increase was primarily a result of increased employment and increased operating costs, which accompanied the Company's increased loan origination volume.

THREE MONTHS ENDED JUNE 30, 1996
     VERSUS THREE MONTHS ENDED MARCH 31, 1996
     VERSUS THREE MONTHS ENDED DECEMBER 31, 1995

     The Company's total revenues increased to $51.4 million for the third fiscal quarter ended June 30, 1996 from $33.8 million for the second fiscal quarter ended March 31, 1996, a $17.6 million increase or 52.0%, and from $23.5 million for the first fiscal quarter ended December 31, 1995, a $27.9 million increase or 118.9%. This increase is primarily due to increases in the Company's Gain on Sale of loans, net, although the Company also experienced significant increases in its interest income and its origination-related income during these period. The increases in the Company's total revenues and associated components thereof were due to the Company's increase in originations of loans with FICO scores above 650, which were sold primarily in securitization transactions. The increases in originations not only resulted in significantly higher Gain on Sale transactions but also contributed to higher levels of interest, servicing and origination-related income prior to securitization and higher levels of servicing income subsequent to securitization.

     The following table sets forth information regarding the components of the Company's revenue for the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996:

                                                QUARTER ENDED
                                  -------------------------------------
                                  DECEMBER 31,    MARCH 31,    JUNE 30,
                                      1995           1996        1996
                                  ------------    ---------    --------
                                               (IN THOUSANDS)
 Gain on sale of loans, net(1). .   $20,273        $28,220      $41,322
 Interest income. . . . . . . . .     1,767          2,290        6,704
 Servicing income . . . . . . . .       694            940        1,040
 Other income . . . . . . . . . .       734          2,348        2,310
                                    -------        -------      -------
   Total. . . . . . . . . . . . .   $23,468        $33,798      $51,376
                                    -------        -------      -------
                                    -------        -------      -------

-----------
(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

     Gain on Sale of loans, net, increased to $41.3 million for the quarter ended June 30, 1996 from $28.2 million for the quarter ended March 31, 1996, an increase of $13.1 million or 46.4%, and from $20.3 million for the quarter ended December 31, 1995, an increase of $21.0 million or 103.8%. The Company securitized and sold $217.9 million of loans during the quarter ended June 30, 1996, $124.7 million during the quarter ended March 31, 1996 and $84.5 million during the quarter ended December 31, 1995. This represented an increase in the amount securitized and sold of $93.2 million and $40.2 million for the quarter ended June 30, 1996, as compared to the quarters ended March 31, 1996 and December 31, 1995, or 74.7% and 47.5%, respectively.

     The Company earned a weighted average 10.4% profit margin (the ratio of its Gain on Sale of loans, net, as a percentage of loans securitized and sold) on the loans it securitized and sold during the quarter ended June 30, 1996, compared to a 15.9% weighted average profit margin on the loans securitized and sold during the quarter ended March 31, 1996, and compared to a 15.9% weighted average profit margin on the loans securitized and sold during the quarter ended December 31, 1995. These profit margin decreases were the result of the Company's strategy of originating relatively high quality loans, which are more costly to acquire than lower quality loans, and increases in interest rates during the succeeding quarters.

     The Company's increased securitization activity by quarter is directly related to the increased originations of loans for each of the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996, respectively, as adjusted for increased loan inventory levels. The Company was able to increase its production of loans during each of the three quarters in the nine-month period ended June 30, 1996, primarily because the Company was able to substantially increase the size of its correspondent network. The Company increased its Direct Loan originations from $684,000 to $5.1 million, to $8.5 million for the successive quarters.

     Interest income increased to $6.7 million during the quarter ended June 30, 1996 from $2.3 million during the quarter ended March 31, 1996, and from $1.8 million during the quarter ended December 31, 1995. The Company securitizes its loans on a regular basis; however, it earns interest income on the loans it originates prior to securitization. These increases of $4.4 million or 192.8% and $4.9 million or 279.4%, respectively, are a result of the Company's significant increase in loan originations.

     Servicing fee income increased to $1.0 million for the quarter ended June 30, 1996 from $940,000 during the quarter ended March 31, 1996, and from $694,000 during the quarter ended December 31, 1995. These increases of $100,000 or 10.6% and $346,000 or 49.9%, are a result of a significant increase in average loans serviced by the Company for the respective periods. These increases in the Company's Serviced Loan Portfolio were the result of the Company's increases in loan originations and securitizations during the respective time periods.

     Other income remained relatively stable at $2.3 million for the quarters ended June 30, 1996 and March 31, 1996, and increased from $734,000 during the quarter ended December 31, 1995. The increase of $1.6 million or 214.7% is proportional to the Company's loan origination volume from selected dealers. It consists primarily of loan application fees that are funded by borrowers at closing.

     The following table sets forth information regarding the components of the Company's expenses for the three quarters in the period ended June 30, 1996:

                                                         QUARTER ENDED
                                           -------------------------------------
                                           DECEMBER 31,    MARCH 31,    JUNE 30,
                                               1995          1996         1996
                                           ------------    ---------    --------
                                                        (IN THOUSANDS)
 Salaries and employee benefits. . . . .      $ 5,459       $ 7,699     $ 9,383
 Interest expense. . . . . . . . . . . .        2,043         2,816       3,751
 Other expenses. . . . . . . . . . . . .        3,761         5,100       8,458
 Provision for possible credit losses. .        4,649         7,855      14,058
                                              -------       -------     -------
   Total . . . . . . . . . . . . . . . .      $15,912       $23,470     $35,650
                                              -------       -------     -------
                                              -------       -------     -------

     Salaries and employee benefits increased to $9.4 million for the quarter ended June 30, 1996 from $7.7 million for the quarter ended March 31, 1996, an increase of $1.7 million or 21.9%, and from $5.5 million for the quarter ended December 31, 1995, an increase of $4.0 million or 71.9%. The Company employed 754 persons as of June 30, 1996, 632 persons as of March 31, 1996, a 19.3% increase, and 544 persons as of December 31, 1995, a 16.2% increase. Although the number of employees increased during the three quarters in the period ended June 30, 1996, the Company's employees were able to originate, securitize and service a disproportionately larger amount of loan volume, thereby generating disproportionately larger revenues per employee. The Company earned $74,100 of revenue per average employee for the quarter ended June 30, 1996, $57,500 of revenue per average employee for the quarter ended March 31, 1996, and $49,300 of revenue per average employee for the quarter ended December 31, 1995.

     Interest expense increased to $3.8 million for the quarter ended June 30, 1996 from $2.8 million for the quarter ended March 31, 1996, an increase of $935,000 or 33.2%, and from $2.0 million for the quarter ended December 31, 1995, an increase of $1.7 million or 83.6%. Interest expense increased primarily due to the increase in the average outstanding balance of the Company's warehouse debt during each of the three quarters in the period ended June 30, 1996.

     The Company's provision for possible credit losses increased from $4.6 million to $7.9 million and $14.1 million from the quarter ended December 31, 1995, to the quarter ended March 31, 1996, and the quarter ended June 30, 1996, respectively. The Company's provision for possible credit losses increased proportionally to the Company's securitization volume.

     Other operating expenses increased to accommodate the significantly expanded loan origination, loan servicing and loan securitization volumes during each of the quarters in the three-month period ended June 30, 1996. Other operating expenses consist primarily of Title I program insurance premiums paid upon the origination of Title I Loans, professional fees, rents and the cost associated with marketing, underwriting, administration and servicing.

     Income tax expense increased to $6.0 million for the quarter ended June 30, 1996 from $3.9 million for the quarter ended March 31, 1996, an increase of $2.0 million or 52.1%, and from $2.9 million for the quarter ended December 31, 1995, an increase of $3.1 million or 108.2%. The income tax expense was recorded at statutory rates.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operations require continued access to financing sources. The Company's primary operating cash requirements include the funding of (i) loan originations and purchases, (ii) reserve accounts, over collateralization requirements, fees and expenses incurred in connection with its securitization transactions, (iii) tax payments due on the Company's reported net income, which is based in large part on the Company's recognition of Gain on Sale and (iv) ongoing administrative, marketing and other operating expenses.

     Adequate credit facilities and other sources of funding, which permit the Company to fund its operating cash requirements and to securitize or sell loans in the secondary market, are essential to the continuation of the Company's ability to originate and purchase loans. After utilizing available working capital, the Company borrows money to fund its loan originations and purchases, and repays these borrowings as the loans are repaid or sold. Upon the securitization or sale of loans and the subsequent repayment of the borrowings, the Company's working capital and warehouse lines of credit then become available to fund additional loan originations and purchases.

     The Warehouse Facility is secured by loans originated or purchased by the Company and bears interest payable monthly at the rate of 1.25% over the commercial paper rate of the Warehouse Lender's parent (6.6% per annum as of

September 30, 1996). The net interest advances under the Warehouse Facility were and will continue to be incurred to originate and purchase loans. In February 1996, the Company increased the Warehouse Facility from $100 million to $130 million, extended its expiration to March 1997 and eliminated all sharing arrangements.

     The Company also has the Term Line with the Warehouse Lender, which is secured by the Company's servicing rights and Excess Servicing Receivable. This line of credit bears interest at the rate of 2.5% over the commercial paper rate of the Warehouse Lender's parent (7.8% per annum as of September 30, 1996) with advances of principal amortized over 60 months. The Term Line may be utilized for any working capital need; to date, however, the Company has used the Term Line primarily to finance the Company's share of premium costs, cost of issuance and initial reserve deposits for credit enhancement. The Company may only borrow up to 65% of the value of the Company's Excess Servicing Receivable (as calculated by the lender) under this facility. A portion of the Excess Servicing Receivable earned upon the successful execution of the 1995-2 and 1995-3 securitization was shared between the Company and the Warehouse Lender as specified in the Term Line agreement. At September 30, 1996, the Company had borrowed $62.5 million under this facility and $7.5 million remained available for borrowing, subject to the Company completing future securitizations. In January 1996, the Warehouse Lender increased the Term Line from $20 million to $70 million, eliminated the Term Line excess servicing arrangements effective with respect to the 1995-4 securitization (which was funded primarily in November and December
1995) and extended the expiration of the Term Line to March 1997. In order to facilitate the increased size of the line, and to secure other modifications favorable to the Company, Farm Bureau, BOCP II, Limited Liability Company ("BOCP II"), formerly Banc One Capital Partners II, Limited Partnership, Banc One Capital Partners V, Ltd. ("BOCP V"), Ronald M. Mankoff and Phillips Partners, Ltd. (the "Phillips Partnership") sold to the Warehouse Lender an aggregate of 125,000 shares of Common Stock owned by them for $7.00 per share and the Company issued to Warehouse Lender warrants to purchase 250,000 shares of Common Stock at an exercise price of $14.00 per share. See "Description of Capital Stock - Registration Rights."

     The Company has the $60 million Bank One Warehouse Facility, which is secured by loans originated or purchased by the Company and expires on March 31, 1997. Interest is payable monthly and accrues at 1.25% over the thirty-day federal funds rate. This warehouse facility has a loan advance rate generally equal to the lesser of 97% of loan cost or market value of the loan as determined by Bank One. At September 30, 1996, approximately $50.9 million was outstanding under this line of credit. Upon the repayment of underlying loan principal payments or the sale or refinancing of the underlying loans, this facility is paid down. In January 1996, the Company increased the Bank One Warehouse Facility from $20 million to $40 million, increased the advance rate from 95% to 97% of the value of its loans and decreased the interest rate on the facility from prime plus 1% to federal funds rate plus 1.25%. In June 1996, the Company increased the Bank One Warehouse Facility from $40 million to $60 million.

     In May 1996, the Company entered into the Bear Stearns Facility. The term of the financing matures and is renewed on a daily basis. The interest rate on the amount financed is computed on a daily basis and is paid monthly in arrears. The agreement is not a committed facility; therefore, the Company could incur a significant repurchase obligation in the event the lender is unable or unwilling to continue with the repurchase agreement. In August 1996, the Company increased the Bear Stearns Facility from $200 million to $300 million.

     In August 1996, the Company sold the Notes in an aggregate principal amount of $100 million.

     As of September 30, 1996, the Company owed an aggregate of $7.0 million principal amount of Subordinated Notes to BOCP II, BOCPV and Farm Bureau. The Subordinated Notes are secured by certain assets of the Company, but are subordinated to the rights of the warehouse lenders. Interest is payable quarterly, and the Subordinated Notes may be prepaid with written consent of the warehouse lenders without penalty.

     At September 30, 1996, the Company also had certain other notes payable totaling approximately $2.0 million with maturities in June 1998. In addition, at September 30, 1996, FIRSTPLUS East had $9.2 million outstanding under its $22.5 million warehouse facilities, primarily with Leader Federal Bank of Bartlet, Tennessee, and FIRSTPLUS West had $33.9 million outstanding under its $40 million warehouse facilities, primarily with Bank United of Texas.

     As indicated above, the Company's ability to continue to originate and purchase loans is dependent, in large part, upon its ability to securitize or sell the loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase, securitize or sell loans for acceptable prices within a reasonable period of time. A prolonged, substantial reduction in the size of the secondary market for loans of the type originated or purchased by the Company may adversely affect the Company's ability to securitize or sell loans in the secondary market, with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases.

     As a result of the Company's increasing volume of loan originations and purchases, and its expanding securitization activities, the Company has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of the Company's loan purchases and originations increase and its securitization program grows. The Company's operations provided $5.0 million and $3.7 million of cash in fiscal 1993 and fiscal 1994, respectively, and used $25.7 million and $177.1 million of cash in fiscal 1995 and the nine months ended June 30, 1996, respectively. The increase in the use of cash in operations is primarily related to the cost of an enlarged infrastructure, employee base, and the costs that accompany the Company's securitization strategy (which increases the Gain on Sale of loans but reduces the amount of cash received on the sale of loans as compared to whole-loan sales). In June 1996, the Commission declared effective the Company's shelf registration statement covering up to $1 billion dollars of asset-backed securities. The Company's first drawdown under this registration statement was the 1996-2 securitization. The Company completed total securitizations in the amount of $234.8 million and $427.2 million for fiscal 1995 and the nine months ended June 30, 1996, respectively. In connection with securitizations, the Company is required to provide credit enhancements in the form of reserve accounts and/or overcollateralizations. The accumulated amounts of such cash reserves are reflected on the Company's balance sheet as "receivable from trusts" and equaled $28.4 million as of September 30, 1996. These accounts cannot be used by the Company for operating purposes. The Company's financings and investing activities used cash in the amount of $4.0 million and $2.7 million in fiscal 1993 and fiscal 1994, respectively and generated cash in the amount $25.9 million and $176.5 million in fiscal 1995 and the nine months ended June 30, 1996, respectively. Cash from financing and investing activities increased primarily due to additional borrowings related to the Subordinated Notes and the various warehouse and term line facilities which have been used to fund loan originations, working capital and securitization costs.

     The increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of Gain on Sale (from securitizations) recognized by the Company. During the nine months ended June 30, 1996, the Company recognized Gain on Sale (from securitizations) in the amount of approximately $78.6 million compared to $25.6 for fiscal 1995. This Gain on Sale has a negative impact on the cash flow of the Company since the Company may be required to pay state and federal income taxes and must currently pay securitization costs, including overcollateralization costs, in the period the income is recognized, although the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected. The Company has funded these cash requirements primarily through its Term Line. The Company had cash of approximately $23.2 million at September 30, 1996.

     Based on the Company's anticipated rate of growth, the Company believes that it will need to arrange additional warehouse lines of credit or other financing sources within the next 90 days. The Company is currently negotiating for increased and/or additional warehouse facilities. The Company's existing warehouse lines of credit restrict its ability to incur other indebtedness. The Company has no commitments for such increased and/or additional financings, and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future or on terms the Company would consider to be favorable. In such event, the Company's growth and operations could be curtailed, which could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors - Liquidity and Capital Resources."

IMPACT OF INFLATION

     Increases in the inflation rate generally result in increased interest rates. Since the Company borrows funds at a variable rate, increased interest rates will increase the borrowing costs of the Company. Inflation will also increase the operating costs of the Company. The Company may not be able to pass on the effects of inflation and accompanying higher interest rates to its borrowers due to usury or other regulatory restrictions or competitive pressures.

SEASONALITY

     The Company is affected by consumer demand for home improvements, which is partially influenced by regional trends, economic conditions and personal preferences. The Company's business is generally subject to seasonal trends, with home improvements generally peaking during the spring and summer seasons and declining to lower levels in the fall and winter months. Delinquencies on loan payments typically increase in November and December of each calendar year.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which will primarily be applicable to the Company's securitization of receivables as well as its repurchase agreements. SFAS No. 125 will require entities that acquire or originate loans and subsequently sell or securitize those loans with retained servicing rights to allocate the total cost of the loans to the mortgage servicing rights and the mortgage loans. The Company will be required to assess the servicing rights for impairment based upon the fair value of those rights. SFAS No. 125 is effective only for transactions after January 1, 1997. At this time, the Company has not determined what effect, if any, that the adoption of SFAS No. 125 may have on the Company's results of operations or financial condition for fiscal 1997.

                                   BUSINESS

     The Company is a specialized consumer finance company that operates under the trade name FIRSTPLUS. The Company originates, purchases, services and sells consumer finance receivables, substantially all of which are home improvement or debt consolidation loans secured by liens on real property. The Company offers Conventional Loans and Title I Loans. The Company sells substantially all of its Conventional Loans and Title I Loans primarily through its securitization program and retains rights to service these loans. For fiscal 1995 and the nine months ended June 30, 1996, the Company had total revenues of $33.9 million and $108.6 million, respectively, Gain on Sale of loans, net, of $29.1 million (of which $4.1 million is related to non-strategic loans) and $89.8 million (of which $8.5 million is related to non-strategic loans), respectively, and net income of $5.8 million and $20.8 million, or $0.56 per share and $1.70 per share, respectively. The Company originated and purchased an aggregate of $227.9 million and $558.9 million of strategic loans (including Bulk Loan purchases) in the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.

     The Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $17,426 and $26,929, respectively, and had interest rates primarily ranging from 10.8% to 18.5% per annum. Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of 14.6 years and 17.8 years, respectively, an average FICO score of 629 and 658, respectively, and a weighted average LTV (based on the principal amounts outstanding at June 30, 1996) of 91.7% and 109.2%, respectively. Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs. The Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $15,160 and $16,620, respectively, and had interest rates primarily ranging from 11.0% to 17.5% per annum. Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of 15.2 years and 16.2 years, respectively, an average FICO score of 613 and 630, respectively, and a weighted average LTV (based on the principal amounts outstanding at June 30, 1996) of 89.2% and 102.4%, respectively.

     The Company relies principally on the creditworthiness of the borrower, and to a lesser extent on the underlying collateral, for repayment of Conventional Loans and on the FHA co-insurance with respect to Title I Loans. The Company uses its own credit evaluation criteria to classify its borrowers as "A" through "D" credits. These criteria include, as a significant component, the FICO score. The Company's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values and high levels of debt service to income. For fiscal 1995 and the nine months ended June 30, 1996, 76.7% and 95.5%, respectively, of the Company's Conventional Loan originations were classified by the Company as "B" borrowers or better and 62.7% and 56.7%, respectively, of the Company's Title I Loans were so classified.

     The Company's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. The Company's correspondent lenders originate loans using the Company's underwriting criteria and sell these loans to the Company. During fiscal 1995 and the nine months ended June 30, 1996, the Company originated Correspondent Loans of $81.9 million and $488.4 million, respectively, representing 68.5% and 93.5%, respectively, of the Company's originations of strategic loans during such periods.

     To a lesser extent, the Company originates Direct Loans. The Company originates Direct Loans through direct mail and advertising campaigns and referrals from its nationwide network of independent home improvement contractors. The Company is pursuing a strategy to increase its Direct Loan originations because the Company believes that Direct Loans should prove to be more profitable and allow the Company to have better control over the quality and size of the Company's production. To achieve this goal, the Company is attempting to develop national recognition of the FIRSTPLUS brand name through increased advertising and the use of celebrity spokespersons, such as Dan Marino, a professional football player with the Miami Dolphins. The Company is expanding its direct mail and telemarketing campaigns, hiring direct-to-consumer marketing professionals and increasing its local-market presence by acquiring or opening additional branches. The Company originated $906,000 and $14.3 million in Direct Loans in fiscal 1995 and the nine months ended June 30, 1996, respectively, representing 0.8% and 2.7%, respectively, of the Company's originations of strategic loans during such periods.

     Historically, the Company also originated Indirect Loans through purchases from its nationwide network of independent home improvement contractors. For fiscal 1995 and the nine months ended June 30, 1996, the Company purchased $36.8 million and $19.8 million of Indirect Loans, respectively. The Company has reduced its purchases of Indirect Loans and increased its originations of Direct Loans through referrals from certain of its independent home improvement contractors. In addition, the Company has from time to time made selected purchases of Bulk Loans as another means of increasing the amount of strategic loan originations. For fiscal 1995 and the nine months ended June 30, 1996, the Company made bulk purchases of $108.4 million and $36.3 million, respectively.

     As a result of the Company's recent acquisitions of FIRSTPLUS West and FIRSTPLUS East, the Company acquired certain loan origination programs that do not directly adhere to the Company's securitization parameters. Consequently, these non-strategic loans originated through such programs are sold to other lenders on a whole-loan basis with all servicing rights released. The Company originated $83.4 million of non-strategic loans during fiscal 1995 and $320.9 million during the nine months ended June 30, 1996. The Company plans to convert the non-strategic loan operations to operations that will originate strategic loans that meet the Company's current securitization parameters.

     The Company sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. The Company sold through eight securitization transactions approximately $234.8 million and $427.2 million of strategic loans during fiscal 1995 and the nine months ended June 30, 1996, respectively. The Company earns servicing fees on a monthly basis ranging from 0.75% to 1.25% on the loans it services in the various securitization pools. At June 30, 1996, the principal amount of strategic loans in the Serviced Loan Portfolio was $750.5 million. The Serviced Loan Portfolio includes strategic loans held for sale and securitized loans serviced by the Company (including $72.7 million of loans subserviced by a third party), and excludes non-strategic loans held for sale and loans that FIRSTPLUS West services for others.

BUSINESS STRATEGY

     The Company's goal is to become a leading consumer finance company. The Company believes that it can increase its Serviced Loan Portfolio and the volume of strategic loans available to be sold through securitization transactions by increasing the volume of loans it originates, while maintaining loan underwriting quality and customer service. To achieve this goal, the Company has developed the following strategies:

     RISK MANAGEMENT. The Company intends to maintain loan underwriting quality by continuing to refine and employ its proprietary scoring technology (which includes, as a significant component, the credit evaluation scoring methodology developed by FICO). The Company expects to add personnel to its loan processing staff and to utilize advancements in computer technology to provide prompt turnaround, efficient underwriting procedures and accurate credit verification. The Company will continue to refine its credit information in order to improve its underwriting and its risk-based pricing models. In addition, by focusing primarily on higher LTV home improvement loans and debt consolidation loans, and reliance on the creditworthiness of borrowers rather than the collateral, the Company believes that it will be able to differentiate itself from other participants in the market.

     PRODUCT ORIGINATION.  The elements of this strategy include:

          BUILDING A NATIONAL FRANCHISE. The Company intends to develop consumer recognition of the FIRSTPLUS brand name through increased national television and radio advertising, the use of celebrity spokespersons, such as star quarterback Dan Marino, and through direct mailings and telemarketing. In addition, through the acquisition of small loan consumer finance companies, the Company will seek to obtain a platform of retail branch locations from which it can distribute its products and develop brand name recognition. It is anticipated that over the next 12 months the Company will significantly increase its budget for advertising and marketing.

          EXPANDING DIRECT LOAN ORIGINATION CHANNEL. The Company believes that Direct Loans will become a larger percentage of its originations. Moreover, based upon pricing, cost and quality, the Company believes Direct Loans could become the Company's most profitable origination channel and could decrease the Company's exposure to the competitive pricing pressures in the Correspondent Loan market. In pursuit of that strategy, in November 1995 the Company acquired FIRSTPLUS East and in May 1996 the Company acquired FIRSTPLUS West, each of which has certain direct-to-consumer lending capabilities. The Company also intends to continue its hiring of direct-to-consumer marketing professionals.

          INCREASING THE CORRESPONDENT LENDER NETWORK. The Company intends to further develop its Correspondent Loan business by increasing the number of its network of regional independent correspondent lenders, and will seek to provide those lenders with computer "on-line" access to the Company's loan approval process.

          INCREASING INDEPENDENT HOME IMPROVEMENT CONTRACTOR REFERRALS. The Company will continue to reduce its purchases of Indirect Loans and will use certain of its independent home improvement contractors for more profitable Direct Loan referrals.

          HIRING EXPERIENCED MANAGEMENT. In order to effectively manage its growth, the Company intends to continue to pursue the hiring of experienced personnel to expand its marketing, underwriting and servicing capabilities.

LOAN PRODUCTS

     The Company originates Conventional and Title I Loans. Each of those products is typically secured by a mortgage lien, although the Company occasionally originates unsecured Title I Loans. The loans funded by the Company are used for debt consolidation and a wide variety of home improvement projects, such as exterior/interior finishing, structural additions, roofing, plumbing, heating and insulation. The Company lends to borrowers in various credit categories. See "- Underwriting."

     The table below presents for strategic and non-strategic loans the loan production and the weighted average coupon ("WAC") for each quarter since the beginning of fiscal 1995, subdivided into Conventional and Title I Loans:

                             LOAN PRODUCTION AND WAC

                                                                THREE MONTHS ENDED
                      -------------------------------------------------------------------------------------------------------
                        DECEMBER 31, 1994          MARCH 31, 1995               JUNE 30, 1995           SEPTEMBER 30, 1995
                      ---------------------   -------------------------  -------------------------   ------------------------
                      DOLLARS  #UNITS  WAC    DOLLARS   #UNITS    WAC    DOLLARS    #UNITS    WAC    DOLLARS   #UNITS    WAC
                      -------  ------ -----   -------   ------   ------  --------   ------   -----   --------  ------   -----
                                                               (DOLLARS IN THOUSANDS)
STRATEGIC LOANS
Correspondent Loans:
  Conventional....... $     -     -       -%  $ 2,114     146    15.48%  $    682      75    14.94%  $ 33,698   1,407   14.74%
  Title I............       -     -       -     4,950     232    13.61     13,571     665    13.52     26,851   1,774   13.74
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
    Total............ $     -     -       -%  $ 7,064     378    13.64%  $ 14,253     740    13.66%  $ 60,549   3,181   14.22%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
Indirect Loans:
  Conventional....... $ 4,248   390   15.80%  $ 5,303     442    16.25%  $  7,022     497    15.77%  $  7,249     509   15.12%
  Title I............   2,719   256   15.56     2,968     278    15.56      3,690     333    14.97      3,612     311   14.24
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
    Total............ $ 6,967   646   15.76%  $ 8,271     720    16.02%  $ 10,712     830    15.48%  $ 10,861     820   14.79%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
Direct Loans:
  Conventional....... $     -     -       -%  $     -       -        -%  $      -       -        -%  $    310      13   15.54%
  Title I............       -     -       -        16       2    15.26        454      30    15.07        126       8   15.14
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
    Total............ $     -     -       -%  $    16       2    15.26%  $    454      30    15.07%  $    436      21   15.42%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
Bulk Loans:
  Conventional....... $   108    25       -%  $ 2,063     142        -%  $ 12,392   1,036        -%  $  1,454     108       -%
  Title I............       -     -       -     4,606     336        -     86,695   5,907        -      1,034     289       -
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
    Total............ $   108    25       -%  $ 6,669     478        -%  $ 99,087   6,943        -%  $  2,488     397       -%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
Total Strategic Loan
  Production:
  Conventional....... $ 4,356   415   15.80%  $ 9,480     730    16.03%  $ 20,096   1,608    15.70%  $ 42,711   2,037   14.81%
  Title I............   2,719   256   15.56    12,540     848    14.34    104,410   6,935    13.86     31,623   2,382   13.80
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
    Total............ $ 7,075   671   15.76%  $22,020   1,578    14.92%  $124,506   8,543    14.45%  $ 74,334   4,419   14.31%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
NON-STRATEGIC LOANS
Total Non-strategic
 Loan Production..... $14,308   289    9.43%  $11,809     465    12.06%  $ 18,784     683    11.94%  $ 38,522   1,023    9.84%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
Total Loan
 Production.......... $21,383   960   10.11%  $33,829   2,043    13.54%  $143,290   9,226    13.31%  $112,856   5,442   12.68%
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----
                      -------   ---   -----   -------   -----    -----   --------   -----    -----   --------   -----   -----

                                                 THREE MONTHS ENDED
                      ----------------------------------------------------------------------------
                        DECEMBER 31, 1995         MARCH 31, 1996               JUNE 30, 1996
                      ----------------------   ------------------------  -------------------------
                      DOLLARS   #UNITS  WAC    DOLLARS   #UNITS   WAC    DOLLARS    #UNITS    WAC
                      --------  ------ -----   --------  ------  ------  --------   ------   -----
                                                               (DOLLARS IN THOUSANDS)
STRATEGIC LOANS
Correspondent Loans:
  Conventional....... $ 73,165  2,871  14.77%  $100,021  3,817   14.45%  $233,343    8,141    14.63%
  Title I............   44,098  2,930  13.72     19,118    924   13.63     18,672      917    13.95
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
    Total............ $117,263  5,801  14.39%  $119,139  4,741   14.32%  $252,015    9,058    14.58%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
Indirect Loans:
  Conventional....... $  4,290    312  14.90%  $  2,590    161   14.60%  $  1,525       85    13.53%
  Title I............    5,023    370  14.74      3,245    249   14.73      3,108      226    14.05
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
    Total............ $  9,313    682  14.80%  $  5,835    410   14.68%  $  4,633      311    13.87%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
Direct Loans:
  Conventional....... $    573     25  16.78%  $  4,893    174   15.77%  $  8,256      332    16.19%
  Title I............      111      4  15.71        237     12   15.97        277       17    15.62
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
    Total............ $    684     29  16.60%  $  5,130    186   15.78%  $  8,533      349    16.16%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
Bulk Loans:
  Conventional....... $ 36,309  1,303      -%  $      -      -       -%  $      -        -        -%
  Title I............        -      -      -          -      -       -          -        -        -
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
    Total............ $ 36,309  1,303      -%  $      -      -       -%  $      -        -        -%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
Total Strategic Loan
 Production:
  Conventional....... $114,337  4,511  14.79%  $107,504  4,152   14.51%  $243,124    8,558    14.68%
  Title I............   49,232  3,304  13.83     22,600  1,185   13.81     22,057    1,160    13.99
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
    Total............ $163,569  7,815  14.43%  $130,104  5,337   14.39%  $265,181    9,718    14.62%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
NON-STRATEGIC LOANS
Total Non-strategic
 Loan Production..... $ 61,424  1,153   9.38%  $141,129  1,948    8.33%  $118,325    1,760     9.15%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
Total Loan
 Production.......... $224,993  8,968  13.07%  $271,233  7,285   11.82%  $383,506   11,478    13.43%
                      --------  -----  -----   --------  -----   -----   --------   ------    -----
                      --------  -----  -----   --------  -----   -----   --------   ------    -----

     CONVENTIONAL LOANS. A Conventional Loan is a non-insured consumer loan specifically undertaken for debt consolidation and/or to pay for home improvement projects. Substantially all of the Conventional Loans originated by the Company are secured by second mortgage liens. The Company relies principally on the creditworthiness of the borrower, and to a lesser extent on the underlying collateral, for repayment of Conventional Loans. The average size of a Conventional Loan made by the Company during fiscal 1995 and the nine months ended June 30, 1996 was approximately $17,426 and $26,929, respectively.

     The following table sets forth the outstanding balance and lien position of Conventional Loans in the Serviced Loan Portfolio, excluding loans subserviced by others, as of June 30, 1996:

                              LIEN POSITION
                            AT JUNE 30, 1996

                                       OUTSTANDING     PERCENTAGE
                                         BALANCE        OF TOTAL
                                       -----------     ----------
                                             (IN THOUSANDS)
          First lien  . . . . . . .      $  9,726          1.7%
          Second lien . . . . . . .       537,988         95.6
          Third lien or greater . .        13,465          2.4
          Unsecured . . . . . . . .         1,634          0.3
                                         --------        -----
             Total. . . . . . . . .      $562,813        100.0%
                                         --------        -----
                                         --------        -----

     TITLE I LOANS. The National Housing Act of 1934 (the "NHA") authorized the creation of the FHA and the Title I Program. Under the NHA, the FHA is authorized and empowered to insure qualified lending institutions, such as the Company, against losses on eligible loans. Several types of loans may be made under the Title I Program, including property improvement loans to finance the alteration, repair or improvement of existing single family, multifamily and non-residential structures.

     Under the Title I Program, loan processing and credit determination procedures are carried out by the lending institution. Each lender is required to use prudent lending standards in underwriting individual loans. Under the Title I Program, the FHA does not review individual loans at the time of approval, except when the amount of a Title I Program loan would result in any borrower having a total unpaid principal obligation on all Title I Loans in excess of $25,000, in which case approval must be obtained from HUD. The interest rate and any discount points for Title I Loans are negotiated and agreed to by the customer and the lender, and must be fixed for the entire term of the loan. No equity is required in the property subject to improvement for loans of $25,000 or less. Title I Loans are fully amortizing with maximum terms to maturity of 20 years. All borrowers are required to possess one-half vested interest or more in the property subject to improvement and are qualified based upon their ability to make monthly payments rather than on the loan-to-value ratio on the underlying real estate collateral.

     The Title I Program is an insurance program. A loan owner under the Title I Program assumes the risk of losing up to 10% of the principal balance on every loan, plus certain expenses submitted to the FHA for an insurance claim, plus a portion of the interest on such loans. The FHA insures the remaining 90% of the principal balance of each loan and certain interest costs, provided that the owner has not depleted its loss reserve account established with HUD and the loan was originated within HUD guidelines. The HUD loss reserve account balance is adjusted by HUD as claims are paid and new Title I Loans are acquired. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured until the reserve account balance is increased by new loan originations or purchases. When Title I Loans are securitized, all loss reserves related to the securitized loans are transferred to the securitization trust. As a result, the Company's loss reserve account is significantly reduced after each of the Company's securitization transactions until new originations or purchases replenish the Company's HUD loss reserve account.

     The loan owner generally pays to HUD an insurance charge equal to 0.5% of the loan amount, multiplied by the number of years of the loan term. For any loan having a maturity of 25 months or less, payment of the entire insurance charge is due on the 25th calendar day after the date HUD acknowledges the loan report. Loans with terms in excess of 25 months are to be paid to HUD annually. In the case of a default or a loan deemed to be uncollectible, a claim for reimbursement of loss is prepared and submitted to HUD. The claim must be filed no later than 270 days after the date of default. The loan owner is reimbursed in an amount not to exceed 90% of the loss computed upon the unpaid amount of the obligation including uncollected interest earned through the date of default and interest on the unpaid amount of the loan obligation from the date of default to the date the claim is accepted by HUD plus 15 days calculated at the rate of 7% per annum. Claims are typically reimbursed by HUD within 90 days of receipt of the claim. At June 30, 1996, Title I Program claims in process totaled $2.1 million.

     The average size of a Title I Loan originated by the Company for fiscal 1995 and during the nine months ended June 30, 1996 was approximately $15,160 and $16,620 respectively. During fiscal 1994, fiscal 1995 and the nine months ended June 30, 1996, originations of Title I Loans accounted for approximately 43.8%, 48.1% and 18.0%, respectively, of the Company's total strategic loans originated.

LOAN ORIGINATION CHANNELS

     The Company originates Correspondent Loans through its network of regional correspondent lenders, and Direct Loans through (i) referrals from independent home improvement contractors and (ii) direct marketing efforts. Direct Loans are originated by the Company through traditional direct mail, telemarketing techniques and advertising, although this origination process is new for the Company. Historically, the Company originated Indirect Loans through the Company's network of independent home improvement contractors. Recently, however, the Company discontinued its purchases of Indirect Loans and began using certain of its larger independent home improvement contractors for Direct Loan referrals. From time to time the Company makes selected purchases of Bulk Loans as another means of increasing the Serviced Loan Portfolio. As a result of its recent acquisitions, the Company makes certain non-strategic loans, which the Company intends to discontinue.

     The following table sets forth the dollar amount and average loan amount of Correspondent Loans, Indirect Loans, Direct Loans and Bulk Loans, each as subdivided into Conventional Loans and Title I Loans, included in the Serviced Loan Portfolio as of June 30, 1996, excluding loans subserviced by a third party:

                             SERVICED LOAN PORTFOLIO
                               AS OF JUNE 30, 1996

                                     CONVENTIONAL    TITLE I
                                         LOANS        LOANS          TOTAL
                                     ------------  ------------  ------------
Correspondent Loans:
   Total dollar amount  . . . . . .  $395,339,165  $ 90,118,152  $485,457,314
   Average loan amount  . . . . . .        26,662        18,376        24,603
Indirect Loans:
   Total dollar amount  . . . . . .    24,434,283    57,652,196    82,086,479
   Average loan amount  . . . . . .        12,887         6,641         7,761
Direct Loans:
   Total dollar amount  . . . . . .       680,855       664,788     1,345,643
   Average loan amount  . . . . . .        20,632        11,871        15,120
Bulk Loans:
   Total dollar amount  . . . . . .    91,794,239    17,200,979   108,995,218
   Average loan amount  . . . . . .        24,803        13,827        22,042
Total:
   Total dollar amount  . . . . . .   512,248,542   165,636,115   677,884,654
   Average loan amount  . . . . . .        25,039        11,128        19,180

     CORRESPONDENT LOANS. Correspondent Loans are originated and closed by independent correspondent lenders in accordance with the Company's own underwriting standards and are subsequently purchased by the Company. Commencing in the second quarter of fiscal 1995, the Company implemented a Correspondent Loan program. During fiscal 1995 and the nine months ended June 30, 1996, the Company purchased approximately $81.9 million and $488.4 million of Correspondent Loans, respectively. The Company typically purchases Correspondent Loans at or above the par value of such loans. The average principal amount of Correspondent Loans originated during fiscal 1995 and the nine months ended June 30, 1996 was $19,043 and $24,919, respectively. The Company anticipates that its correspondent operations will continue to expand and represent the majority of its overall business in the short-to-mid-term.

     The Company's Correspondent Loan program involves the purchase of both Conventional Loans and Title I Loans from independent correspondent lenders with whom the Company maintains ongoing relationships. These lenders are usually situated in local markets where they are able to contact borrowers and independent home improvement contractors directly. Correspondent lenders tend to be commercial banks or finance companies that lack the infrastructure to hold and service portfolios of Conventional or Title I Loans. Instead, these entities concentrate on originating loans and then selling that production at a premium.

     The Correspondent Loan program benefits the Company by providing a cost-effective means for the Company to market to borrowers who are not easily accessible by the Company. Furthermore, the correspondent agreements require that the selling institution warrant the validity and enforceability of the loan, thereby reducing the risk of fraud or improper documentation. In the event such warranty is breached, the Company may require the correspondent lender to repurchase such loan. The Correspondent Loan market is very competitive, and loans sold by correspondent lenders are generally priced at a premium of between 2% to 7% over par value, as compared to purchase prices at par or slightly below par for loans originated by the Company through indirect and direct channels.

     The Company currently purchases Correspondent Loans in 27 states from 278 independent correspondent lenders. During fiscal 1995 and the nine months ended June 30, 1996, approximately 79.8% and 59.8%, respectively (by dollar volume), of the Company's Correspondent Loans were originated from 10 independent correspondent lenders. The Company allows independent correspondent lenders to participate in the Company's correspondent operations only after a review of their reputation, consumer finance lending experience and financial condition, including a review of references, credit history and financial statements. The development of new independent correspondent lender relationships is directed by marketing managers.

     Generally, the independent correspondent lender prepares the loan application, assembles the supporting documentation and processes the loan. Once the loan package is complete, it is submitted to the Company's Correspondent Loan underwriting personnel, who review each loan package and, in some cases, perform independent employment and credit verification and arrange for a review of the appraisal, if any, submitted with the loan package. Each Correspondent Loan is separately underwritten by the Company in accordance with the Company's own underwriting standards. See "--Underwriting." If the loan package meets the Company's underwriting criteria, the Correspondent Loan is closed by the originating lender and then purchased by the Company. The Company typically approves the loan within two business days of a complete loan package being submitted by the correspondent lender.

     DIRECT LOANS.  The Company originated approximately $906,000 and
$14.3 million principal amount of Direct Loans in fiscal 1995 and the nine months ended June 30, 1996, respectively. Recently, the Company began using certain of its larger independent home improvement contractors for Direct Loan referrals. Direct Loans are typically originated through direct mailings, telemarketing and advertising. The Direct Loan origination channel is the Company's newest marketing strategy and is designed to decrease the costs and increase the volume, size and quality of its loan originations. The Company will target its marketing efforts at creditworthy homeowners who qualify as candidates for home improvement projects or have debt consolidation needs, but have little equity in their homes. Direct Loan borrowers typically pay fees that range between 3% to 7% of the loan amount at closing. Management believes that this program will distinguish the Company from other major home lenders as its FIRSTPLUS name recognition increases.

     Direct Loan applications are processed and underwritten by Company personnel and are funded directly by the Company. Of all Direct Loans funded in fiscal 1995 and the nine months ended June 30, 1996, 75.2% and 90.5%, respectively, were made to borrowers who the Company classified as "B" credits or better. For Direct Loans originated during fiscal 1995 and the nine months ended June 30, 1996, the average principal amount was $17,094 and $25,438, respectively, the weighted average term to maturity was 182 months and 194 months, respectively, for Title I Loans and 175 months and 213 months, respectively, for Conventional Loans, the weighted average interest rate was 14.9% and 14.5%, respectively, for Title I Loans and 15.4% and 16.2%, respectively, for Conventional Loans.

     BULK PURCHASES. The Company occasionally makes bulk purchases of pools of home improvement and debt consolidation loans. Bulk Loans are originated and closed by various lenders that package the loans and then sell them in pools to financing companies such as the Company. Although the Company has significantly reduced its Bulk Loan purchases and instead has focused on Direct and Correspondent Loans, the Company may choose to compete in this loan origination channel again in subsequent quarters. The Company generally has purchased Bulk Loans from finance companies and savings and loan associations through a competitive bidding process. For example, in June 1995, the

Company purchased a portfolio of $86.7 million in Title I Loans from Citizens, and in December 1995, the Company purchased $36.3 million in Conventional Loans from GE Capital Corp. The pools were included in the Company's 1995-2, 1996-1 and 1996-2 securitizations. The Company typically purchases such loans at between 1% and 5% above the par value of such loans.

     The Company reviews the Bulk Loan portfolio to ensure that it substantially complies with the Company's underwriting criteria. For larger Bulk Purchases, the Company generally hires a third party to undertake the review process, which consists of reviewing either all loans in the portfolio or a sample of loans, depending on the size of the portfolio. Since the Company usually must purchase the entire portfolio being offered, some individual loans may not meet the Company's underwriting standards.

     INDIRECT LOANS. Recently, the Company began reducing its purchases of Indirect Loans and began using certain of its larger independent home improvement contractors for Direct Loan referrals. The Company does not anticipate continuing its Indirect Loan Program after fiscal 1996. Under the Indirect Loan program, the Company provides financing through independent home improvement contractors. Over the past several years, the Company has established a network of over 1,000 independent home improvement contractors in approximately 44 states, through which it originates a significant portion of its Conventional and Title I Loans. No independent home improvement contractor accounted for more than 5% of the Company's originations in fiscal 1995 or the nine months ended June 30, 1996. The Company's Indirect Loans are typically funded at 95% or more of par for Conventional Loans and at par for Title I Loans. The average principal amount of Indirect Loans originated during fiscal 1995 and the nine months ended June 30, 1996 was $12,205 and $14,099, respectively.

     Under the Contractor Agreement, a participating contractor represents that it will only submit loans to the Company that satisfy criteria established by the Company and will comply with applicable federal and state laws. The Contractor Agreement may be terminated for any reason by either party upon 10 days' prior written notice. In the event of a breach of the representations and warranties of the Contractor Agreement, the independent home improvement contractor is obligated to repurchase the loan for the Company's remaining cost plus certain expenses incurred in connection with the loan.

     NON-STRATEGIC LOANS. The Company acquired FIRSTPLUS East primarily to use its direct mail capabilities as a platform from which to expand the Company's Direct Loan program. FIRSTPLUS East began developing its Direct Loan program for marketing strategic loans during 1995 and has conducted Direct Loan mailings in the markets it serves in North and South Carolina. FIRSTPLUS East's historical operations consist of originating first lien home mortgage loans, including residential construction loans. FIRSTPLUS East originates these loans through its eight locations in North and South Carolina. Prior to its acquisition by the Company, FIRSTPLUS East sold its first mortgage production as a correspondent lender to various third-party financial institutions. The Company intends to discontinue originating first mortgage loans.

     In addition, the Company acquired FIRSTPLUS West, a former correspondent lender to the Company. FIRSTPLUS West is an originator of Conventional and Title I Loans and originated approximately $211.2 million of non-strategic (primarily subordinate lien) loans during the nine months ended June 30, 1996. These loans were sold through third-party financial institutions on a whole-loan basis, servicing released. FIRSTPLUS West originates non-strategic Loans through its retail offices in Seattle, Denver and Atlanta and through an 80-person telemarketing division in Denver. Over time, the Company intends to phase out the origination of FIRSTPLUS West's non-strategic loan products and to emphasize FIRSTPLUS West's strategic Direct Loan products.

UNDERWRITING

     The Company's underwriting group primarily operates out of the Company's Dallas, Texas headquarters. The Company receives loan applications from its network of independent correspondent lenders and independent home improvement contractors via facsimile machines. In addition, individuals respond to the Company's direct marketing program by United States mail or through direct telephone contact with Company representatives. Loan applications are monitored by the Company's tracking department to ensure prompt turnaround, efficient underwriting procedures and accurate credit verification. The loan processing staff prepares an application file by obtaining credit bureau reports, highlighting any significant credit events and prioritizing applications that need immediate attention before submitting the application to the appropriate loan underwriter. The Company applies the same underwriting criteria to Correspondent

Loans. The Company's underwriters have an average of seven years of banking, finance and consumer loan experience. The Company has put in place a credit policy that provides a number of guidelines to assist underwriters in the credit decision process.

     Loans are classified by the Company into four gradations of quality, from "A" to "D" credits. The Company's methodology for determining loan quality considers primary credit characteristics, and a series of parameters based on property types. Primary characteristics include the borrower's FICO score, debt-to-income ratio, mortgage credit history, consumer credit history, bankruptcies, foreclosures, notice of defaults, deed in liens and repossessions. The Company believes that the most important credit characteristics are the borrower's FICO score and debt-to-income ratio, the latter of which, generally, may not exceed 45% of the applicant's gross income. The Company is currently developing an algorithm based on the consumer credit file, which, when coupled with the FICO score (a dominant factor used in assessing the consumer credit file), provide a means to assess the applicant's probability of default. The algorithm utilized by the Company includes such edit checks as age, present delinquency review, minimum satisfactory rated accounts and maximum derogatory counters. The Company's algorithm, when developed, will act as a cutoff, segregating likely deficit candidates from the entire pool of applicants in an automated fashion. The primary factors operate based upon the lowest common denominator principle and determine parameters to be followed for that loan. The parameters limit the size of the loan and loan-to-value by grade and property type. Generally, there are no loan-to-value restrictions for Title I Loans.

     On Direct Loans, the Company may disburse the loan proceeds directly to the borrower upon closing. On Indirect Loans, the proceeds are disbursed to the independent home improvement contractor upon proof of completion of the improvement. Indirect Loan qualification procedures require the borrower or contractor to submit photos of the improvements and a certificate certifying completion of the improvement for which the loan proceeds were disbursed, signed by the borrower and contractor. In addition, the Company tape records a telephone conversation, with the borrower's consent, in which the borrower answers certain questions and confirms that the improvements have been completed for all Direct Loans. HUD requires that an on-site inspection of the improvements be made within six months of completion.

SERVICING OPERATIONS

     GENERAL. The Company services all of the loans it originates or purchases at its headquarters in Dallas, Texas, except for $72.7 million of loans subserviced by Citizens and $97.9 million of loans, including $19.2 million of non-strategic loans, currently serviced at FIRSTPLUS West's Denver location (which are expected to be transferred to Dallas by October 1, 1996). Prior to the Combination and the acquisition of FIRSTPLUS Financial's loan servicing operations, SFAC did not service any of its loans. See "--Combination." The Company's servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, handling borrower defaults, recording mortgages and assignments, investor and securitization reporting and management portfolio reporting. It is the Company's strategy to grow and build its Serviced Loan Portfolio.

     The Company receives a servicing fee based on a percentage of the declining principal balance of each loan serviced. Servicing fees are collected by the Company out of the borrower's monthly loan payments. In addition, the Company, as servicer, receives most late and assumption charges paid by the borrower, as well as other miscellaneous fees for performing various loan servicing functions. In connection with the $86.7 million Bulk Loan purchase from Citizens, the Company permitted Citizens to continue as subservicer of the purchased portfolio for a fee equal to one percent of the underlying loan balance (as collected). The Company made this decision in exchange for paying a lower purchase price for the loan portfolio. Although the Company intends to service substantially all Bulk Loans purchased in the future, the Company may again choose to allow the prior servicer to continue as servicer if the Company believes that it is economically beneficial for the Company. In general, such a decision by the Company should have an immaterial effect on the Company's results of operations and financial condition.

     The Serviced Loan Portfolio is subject to reduction by normal monthly payments, by prepayments, foreclosures and chargeoffs. In general, revenues from the Serviced Loan Portfolio may be adversely affected as interest rates decline and loan prepayments increase. In some states in which the Company currently operates, prepayment fees may be limited or prohibited by applicable state law. In addition, the Company's ability to collect prepayment fees under certain circumstances will be restricted in future periods under recently enacted laws. Prepayment fees are prohibited on all Title I Loans. See "- Regulation."

     The Company originates loans from 44 states. The following table summarizes the loans in the Serviced Loan Portfolio by geographic location as of June 30, 1996:

                   GEOGRAPHIC CONCENTRATION OF STRATEGIC LOANS
                               AS OF JUNE 30, 1996

                                                        LOANS     PERCENT
                                                       --------   -------
                                                     (DOLLARS IN THOUSANDS)
 STATE:
      California . . . . . . . . . . . . . . . . . .   $452,828      60.3%
      Arizona  . . . . . . . . . . . . . . . . . . .     37,073       4.9
      Nevada . . . . . . . . . . . . . . . . . . . .     34,692       4.6
      Texas  . . . . . . . . . . . . . . . . . . . .     29,958       4.0
      Colorado . . . . . . . . . . . . . . . . . . .     25,502       3.4
      All others (39 states) . . . . . . . . . . . .    170,476      22.8
                                                       --------     -----
        Total. . . . . . . . . . . . . . . . . . . .   $750,529     100.0%
                                                       --------     -----
                                                       --------     -----

     DELINQUENCIES AND FORECLOSURES. The Company's collection operations include customer complaint monitoring, resolution of inspection discrepancies, daily delinquency maintenance, legal remedies and HUD claims. Loans originated or purchased by the Company are generally secured by mortgages, deeds of trust, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action or nonjudicial sale, and is subject to various notice and filing requirements. In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, that may be recovered by a lender. After the reinstatement period has expired without the default having been cured, the borrower or junior lienholder no longer has the right to reinstate the loan and must pay the loan in full to prevent the scheduled foreclosure sale.

     Typically, the Company has chosen not to pursue foreclosures due to the costs involved. The Company may pursue foreclosure as an alternative in its default management process. The Company evaluates loans and determines whether foreclosure is economically and procedurally the most viable alternative for collection of each loan that is in default. For loans that reach the later states of delinquency (typically more than 91 days), a loan work-up is initiated. This work-up outlines the type of loan (Title I or Conventional Loan), lien position (first or junior) and other qualification information. An appraisal is ordered from a select group of qualified appraisers approved by the Company in order to assess property value and calculate potential equity. If this initial assessment suggests that equity exists above certain thresholds, the Company will order a title opinion from a qualified source. The title opinion reveals lien position as well as any potential tax delinquency issues or judgments. Upon completion of this work-up, the recovery potential is assessed. For Title I Loans, if the recovery potential approximates 100% of the principal balance plus a pre-determined amount, the loan is considered for foreclosure. If this potential recovery is not met, the loan will be referred to HUD as a claim. For Conventional Loans, a determination is made on the partial or full recovery of principal balance and associated expense. If the recovery potential is sufficient from a cost/benefit/loss perspective, the Company may initiate foreclosure proceedings. If the evaluations indicate that foreclosure offers no economic advantage to the Company, it may be determined to secure and file a judgment against the borrower instead of pursuing further foreclosure efforts and incurring additional costs.

     The Company's loans under the Title I Loan Program are eligible for HUD insurance; this insurance insures 90% of Title I Loans, provided that the Company has not depleted its loss reserve account established with HUD and provided the loans were originated within applicable HUD guidelines. The balance in the loss reserve account is adjusted by HUD as claims are paid and new Title I Loans are originated or purchased. At June 30, 1996, claims in process for all loans serviced by the Company were approximately $2.1 million. If at any time claims exceed the Company's or any securitization trust's loss reserve balance, the remaining Title I Loans will be uninsured until the respective reserve account balance is increased by new loan originations or purchases. The Company's Conventional Loans are non-insured.

     The following tables set forth delinquency, loss and default information with respect to the Serviced Loan Portfolio at the dates and for the periods indicated:

                         DELINQUENCY CHARACTERISTICS
                       OF THE SERVICED LOAN PORTFOLIO

                                   FIRSTPLUS FINANCIAL (1)                            COMPANY
                                 ----------------------------    --------------------------------------------------
                                 SEPTEMBER 30,  SEPTEMBER 30,      SEPTEMBER 30, 1995             JUNE 30, 1996
                                     1993          1994          -----------------------    -----------------------
                                    TITLE I       TITLE I        TITLE I    CONVENTIONAL    TITLE I    CONVENTIONAL
                                     LOANS         LOANS          LOANS        LOANS         LOANS        LOANS
                                    -------       -------        -------    ------------    -------    ------------
Delinquent loans as a percentage
 of loans serviced (period end):
  31-60 days....................      3.1%          2.5%           2.1%         1.0%          2.4%         0.7%
  61-90 days....................      0.8           0.8            0.7          0.8           1.2          0.3
  91 days and over..............      2.9           3.6            1.9          2.8           4.2          0.9
                                      ---           ---            ---          ---           ---          ---
    Total.......................      6.8%          6.9%           4.7%         4.6%          7.8%         1.9%
                                      ---           ---            ---          ---           ---          ---
                                      ---           ---            ---          ---           ---          ---

-----------
(1) Data is presented for FIRSTPLUS Financial because prior to October 4, 1994 the Company did not have servicing operations and because the servicing operations of FIRSTPLUS West for such periods related primarily to non-strategic loans.

                        LOSS AND DEFAULT CHARACTERISTICS
                         OF THE SERVICED LOAN PORTFOLIO


                                                    FIRSTPLUS (1)                        COMPANY
                                               ------------------------    ---------------------------------
                                                                            YEAR ENDED
                                                       YEAR ENDED          DECEMBER 31,    NINE MONTHS ENDED
                                                      SEPTEMBER 30,            1995          JUNE 30, 1996
                                               ------------------------    ------------    ------------------
                                                  1993          1994
                                                  -----         -----
 Net losses as a percentage of the average
  Serviced Loan Portfolio (2)  . . . . . . .      0.39%          0.44%        0.04%              0.06%
 Defaults as a percentage of the average
  Serviced Loan Portfolio (2)  . . . . . . .      2.04%          2.64%        0.69%              0.90%

-----------
(1) Data is presented for FIRSTPLUS Financial because prior to October 4, 1994 the Company did not have servicing operations and because the servicing operations of FIRSTPLUS West for such periods related primarily to non-strategic loans.

(2) The average Serviced Loan Portfolio is calculated by adding the beginning and ending balances for the fiscal year and dividing the sum by two.

     While the preceding tables generally indicate that the Company is experiencing declining delinquency, loss and default rates on its Serviced Loan Portfolio as a whole, such rates have followed the historical trends on a pool-by-pool basis, which trends assume increased rates of delinquencies over time. Although such increases to date have been within the parameters anticipated by the Company at the time of each securitization, there can be no assurance that such rates will not continue to increase. Loans selected by the Company to contribute to the securitization trusts generally possess reduced delinquency, default and loss rates due to certain requirements of the securitization trusts and to the Company's own policy with regard to selecting loans to contribute. As these loans age, the securitization trusts will tend to experience gradual increases in delinquency, default and loss rates as the securitized loans trend toward historically higher delinquency, default and loss rates. The overall decline in such rates on the Serviced Loan Portfolio is principally due to the increased volume of loans originated by the Company. The Company calculates its delinquency and default rates by dividing the amount of delinquent or defaulted loans in the Serviced Loan Portfolio by the total Serviced Loan Portfolio. Since the Company is originating higher volumes of new loans that, due to their lack of seasoning, tend to have lower delinquency and default rates, the Company's overall delinquency and default rates have decreased. See "- Securitization."

         DELINQUENCY AND DEFAULTS FOR THE COMPANY'S SECURITIZATIONS

                                   1994-1                1995-1                   1995-2                1995-3
                                   ------                ------                   ------                ------

As of September 30, 1995
Current........................    $34,868,000   91.3%   $15,139,000   92.5%   $96,420,000   96.0%   $65,297,000   99.4%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
31-60 days.....................    $ 1,387,000    3.6%   $   453,000    2.8%   $ 1,800,000    1.8%   $   199,000    0.3%
61-90 days.....................        473,000    1.3        250,000    1.5        793,000    0.8        191,000    0.3
91 days and over...............      1,444,000    3.8        526,000    3.2      1,433,000    1.4         30,000    0.0
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
  Total........................    $ 3,304,000    8.7%   $ 1,229,000    7.5%   $ 4,026,000    4.0%   $   420,000    0.6%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $    71,000    0.2%   $        --    0.0%   $        --    0.0%   $       --     0.0%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
As of December 31, 1995
Current........................    $32,363,000   91.3%   $14,259,000   93.0%   $91,198,000   94.6%   $72,189,000   98.0%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
31-60 days.....................    $ 1,778,000    5.0%   $   444,000    2.9%   $ 2,080,000    2.2%   $   947,000    1.3%
61-90 days.....................        379,000    1.1        204,000    1.3        785,000    0.8        229,000    0.3
91 days and over...............        939,000    2.6        425,000    2.8      2,345,000    2.4        317,000    0.4
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
  Total........................    $ 3,096,000    8.7%   $ 1,073,000    7.0%   $ 5,210,000    5.4%   $ 1,493,000    2.0%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $   987,000    2.4%   $   490,000    3.0%   $   558,000    0.6%    $       --    0.0%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
As of March 31, 1996
Current........................    $30,713,649   94.2%   $13,811,292   93.8%   $86,622,634   93.9%   $69,665,579   96.1%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
31-60 days.....................    $   905,179    2.8%   $   278,372    1.9%   $ 1,491,122    1.6%   $ 1,295,274    1.8%
61-90 days.....................        239,990    0.7        125,908    0.9        838,610    0.9        549,267    0.8
91 days and over...............        793,467    2.4        508,113    3.4      3,330,116    3.6        970,070    1.3
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
  Total........................    $ 1,938,636    5.9%   $   912,393    6.2%   $ 5,659,848    6.1%   $ 2,814,611    3.9%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $   185,054    0.5%   $   105,556    0.7%    $  471,493    0.5%   $    97,304    0.1%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
As of June 30, 1996
Current........................    $28,168,294   93.0%   $13,019,667   92.9%   $81,073,528   92.8%   $66,219,920   93.8%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
31-60 days.....................    $   855,792    2.8%   $   398,922    2.8%   $ 1,820,636    2.1%   $ 1,287,665    1.8%
61-90 days.....................        297,607    1.0        130,923    0.9        823,536    0.9        732,604    1.0
91 days and over...............        970,497    3.2        475,344    3.4    $ 3,700,779    4.2    $ 2,429,046    3.4
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
  Total........................    $ 2,123,896    7.0%   $ 1,005,189    7.1%   $ 6,344,951    7.2%   $ 4,449,315    6.2%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $   199,381    0.6%   $   225,326    1.6%   $ 1,110,712    1.2%   $   137,237    0.2%
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----
                                   -----------   -----   -----------   -----   -----------   -----   -----------   -----

                                   1995-4                1996-1                   1996-2
                                   ------                ------                   ------

As of September 30,  1995
Current........................

31-60 days.....................
61-90 days.....................
91 days and over...............

  Total........................

Defaults/Defaults as a
  percentage of average
  monthly balance..............

As of December 31, 1995
Current........................    $74,663,000   99.7%
                                   -----------   -----
                                   -----------   -----
31-60 days.....................    $   218,000    0.3%
61-90 days.....................         16,000    0.0
91 days and over...............         25,000    0.0
                                   -----------   -----
                                   -----------   -----
  Total........................    $   259,000    0.3%
                                   -----------   -----
                                   -----------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $        --    0.0%
                                   -----------   -----
                                   -----------   -----
As of March 31, 1996
Current........................    $77,427,295   98.5%   $117,918,981   99.3%
                                   -----------   -----   ------------   -----
                                   -----------   -----   ------------   -----
31-60 days.....................    $   617,991    0.8%   $    326,276    0.3%
61-90 days.....................        225,096    0.3         361,219    0.3
91 days and over...............        275,033    0.4          74,722    0.1
                                   -----------   -----   ------------   -----
                                   -----------   -----   ------------   -----
  Total........................    $ 1,118,120    1.5%   $    762,217    0.7%
                                   -----------   -----   ------------   -----
                                   -----------   -----   ------------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $    40,000    0.1%   $         --    0.0%
                                   -----------   -----   ------------   -----
                                   -----------   -----   ------------   -----
As of June 30, 1996
Current........................    $73,917,023   95.9%   $113,928,024   97.4%   $208,420,466   99.8%
                                   -----------   -----   ------------   -----   ------------   -----
                                   -----------   -----   ------------   -----   ------------   -----
31-60 days.....................    $ 1,283,481    1.7%   $  1,511,784    1.3%   $    427,930    0.2%
61-90 days.....................        782,049    1.0         638,324    0.6              --    0.0
91 days and over...............        108,581    1.4         860,779    0.7    $     28,385    .01
                                   -----------   -----   ------------   -----   ------------   -----
  Total........................    $ 3,149,111    4.1%   $  3,010,887    2.6%   $    456,315    .21%
                                   -----------   -----   ------------   -----   ------------   -----
                                   -----------   -----   ------------   -----   ------------   -----
Defaults/Defaults as a
  percentage of average
  monthly balance..............    $   100,109    0.1%   $         --    0.0%   $        --     0.0%
                                   -----------   -----   ------------   -----   ------------   -----
                                   -----------   -----   ------------   -----   ------------   -----

MANAGEMENT INFORMATION SYSTEMS

     The Company's servicing operations are currently operated on an IBM AS/400-based system. Management believes that the Company's existing computer capacity will be sufficient through fiscal 1997 but has begun to implement a program to upgrade and expand its current systems. Such plan includes upgrading and enhancing the Company's current "front-end" origination and servicing systems. In addition, the Company is evaluating certain document imaging technologies and direct "on line" communications with correspondent lenders. Management believes that such advances should increase the efficiency of the Company's underwriting and servicing operations.

SECURITIZATION

     In fiscal 1995 and the nine months ended June 30, 1996, substantially all of the loans originated or purchased by the Company were sold through securitization transactions. The Company intends to execute securitizations regularly; however, there can be no assurance that it will be able to do so. The Company sold through eight securitization transactions approximately $234.8 million and $427.2 million of loans during fiscal 1995 and the nine months ended June 30, 1996, respectively.

     In a securitization transaction, investors purchase pass-through certificates evidencing fractionalized but undivided beneficial ownership interests in a pool of loans sold to a grantor trust. The principal and interest payments on the pooled loans, less the servicing fee and certain expenses, are distributed by the trust to the senior certificate holders and to the Company as beneficial holder of the Excess Serving Receivable. In some cases the Company retains an unrated subordinate certificate that provides additional credit enhancement to the senior certificate.

     The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the securitization trusts require either (i) the establishment of a reserve account that may be funded with an initial cash deposit by the Company or (ii) the overcollateralization of the trust intended to result in receipts and collections on the loans that exceed the amounts required to be distributed to holders of interests. The Company's interest in each reserve account and overcollateralized amount is reflected in the Company's Financial Statements as "Receivable from trusts." To the extent that borrowers default on the payment of principal or interest on the loans, losses will be paid out of the reserve account or will reduce the overcollateralization to the extent that funds are available. The reserve account or overcollateralization account will thereafter be replenished, to the extent required by each securitization pooling and servicing agreement, to the extent of the appropriate Excess Servicing Receivable related to each securitization pool. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the Company's insurance policy, if applicable, will pay any further losses experienced by holders of the senior interests in the related trust to the extent these interests are insured; however, the Excess Servicing Receivable will not be paid until the insurer and the trust are repaid for any losses. At June 30, 1996 the Company's reserve accounts in its securitizations totaled $7.8 million. Sharing agreements required third parties to maintain certain reserve accounts in the trusts as of June 30, 1996 totaling $2.6 million. The outstanding securitized loan balance was $614.0 million as of June 30, 1996.

     The Company may be required either to repurchase or to replace loans that do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans are pooled and securitized. To the extent these nonconforming loans breach a warranty made by a correspondent lender or the seller of such loan, the Company may require the correspondent lender or seller to repurchase the nonconforming loan; however, there is no assurance that the correspondent lender will have the financial capability to purchase the loan.

HOME IMPROVEMENT INDUSTRY

     Home improvement lending is a large, highly fragmented industry. In recent years, a trend toward consolidation has developed. From the standpoint of individual owners, the Company believes that this trend results from family succession issues, a desire for liquidity and increasing tax estate planning and regulatory complexities, as well as the increasing competitive threat posed by larger lenders. From the standpoint of such larger lenders, it appears that the consolidation trend is driven by the benefits derived from economies of scale, improved managerial control and strategic planning.

     Preliminary data from the U.S. Census Bureau indicates that 1994 home improvement spending totaled $115.5 billion, representing a 6.7% increase over total expenditures of $108.3 billion in 1993. Management believes that the amount of home improvements financed in 1994 was a significant percentage of the total home improvement market. Of the home improvements financed in 1994, $739 million were single family home improvement loans under the Title I Program. Through August 1995, single family Title I Loans totaling $799 million were originated, representing a 77% increase in the dollar amount of loans funded over the same period in the prior year.

     While there are many factors driving the home improvement market the Company believes that appreciation of housing values is a key factor driving the growth of the industry. Other factors that affect the growth of the industry include aging and turnover rates of the housing stock, the length of time the homeowner has lived in the home and real rental rates.

COMPETITION

     The consumer finance market is highly competitive and fragmented. The Company competes with a number of finance companies providing financing programs to individuals who cannot qualify for traditional financing. To a lesser extent the Company competes with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that tend to currently apply more traditional lending criteria. Many of these competitors or potential competitors are substantially larger and have significantly greater capital and other resources than the Company. In fiscal 1995 and the nine months ended June 30, 1996, approximately 68.5% and 93.5%, respectively, of the Company's loans originated were Correspondent Loans (excluding bulk purchases), which are expected to remain a significant part of the Company's loan production program. As a purchaser of Correspondent Loans, the Company is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, Fannie Mae has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. Purchases by Fannie Mae could be made from sources from which the Company also purchases loans. To the extent that purchasers of loans, such as Fannie Mae, enter, or increase their purchasing activities in, the markets in which the Company purchases loans, competitive pressures may decrease the availability of loans or increase the price the Company would have to pay for loans, a phenomenon that has occurred with respect to Title I Loans. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest the Company can charge borrowers, thereby reducing the potential value of subsequently earned Gain on Sale of loans. To the extent that any of these lenders or Fannie Mae significantly expand their activities in the Company's market, or to the extent that new competitors enter the market, the Company could be materially adversely affected. However, by focusing primarily on higher LTV home improvement loans and debt consolidation loans and reliance on the creditworthiness of the borrower rather than the collateral, the Company believes it is able to differentiate itself from other participants in the market.

     Some of the Company's competitors include Green Tree Financial Corporation, The Money Store Inc., American General Finance Corp. and USAA Federal Savings Bank. From time to time in particular geographic areas local competition may be able to offer more favorable rates; however, the Company believes it can compete effectively by offering superior service, prompt credit review and a variety of financing programs.

REGULATION

     The operations of the Company are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. Regulated matters include, without limitation, loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

     The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. The Company's activities as a lender are also subject to various federal laws including the Truth in Lending Act ("TILA"), the Real Estate Settlement Procedures Act ("RESPA"), the Equal Credit Opportunity Act ("ECOA"), the Home Mortgage Disclosure Act ("HMDA") and the Fair Credit Reporting Act ("FCRA").

     TILA and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions, including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company was found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loan transactions with the Company and to demand the return of finance charges paid to the Company.

     In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to TILA. The TILA amendments, which became effective in October 1995, generally apply to mortgage loans ("covered loans") with (i) total points and fees upon origination in excess of the greater of eight percent of the loan amount or $400, or (ii) an annual percentage rate of more than 10 percentage points higher than comparably maturing United States Treasury securities. A substantial majority of the loans originated or purchased by the Company are covered by the Riegle Act.

     The TILA amendments impose additional disclosure requirements on lenders originating covered loans and prohibit lenders from originating covered loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company believes that only a small portion of its loans originated since fiscal 1994 are of the type that, unless modified, are prohibited by the TILA amendments. The Company applies to all covered loans underwriting criteria that take into consideration the borrower's ability to repay.

     The TILA amendments will also prohibit lenders from including prepayment fee clauses in covered loans to borrowers with a debt-to-income ratio in excess of 50% or covered loans used to refinance existing loans originated by the same lender. The Company reported immaterial amounts of prepayment fee revenues in fiscal 1993, 1994, 1995 and the nine months ended June 30, 1996. The Company will continue to collect prepayment fees on loans originated prior to effectiveness of the TILA amendments and on non-covered loans, as well as on covered loans in permitted circumstances. Because the TILA amendments did not become effective until October 1995, the level of prepayment fee revenues were not affected in fiscal 1995, but the level of prepayment fee revenues may decline in future years. The TILA amendments impose other restrictions on covered loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material effect on its operations.

     The Company is also required to comply with ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. The Company is also subject to RESPA and is required to file an annual report with HUD pursuant to the HMDA.

     In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and servicers, and disclosures that must be made to consumer borrowers. Failure to comply with these laws may result in civil and criminal liability and may, in some cases, give consumer borrowers the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

     In the course of its business, the Company may acquire properties securing loans that are in default. See "Servicing Operations Delinquencies and Foreclosures." There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

     Because the Company's business is highly regulated, the laws, rules and regulations applicable to the Company are subject to subsequent modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could have an adverse effect on the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

COMBINATION

     The Company was incorporated in Nevada in October 1994, to combine the operations of SFAC, a Conventional Loan originator and FIRSTPLUS Financial, an approved Title I Loan originator and servicer. The Company entered into an agreement with the shareholders of SFAC and with Farm Bureau, which at the time was an affiliate of a principal shareholder of FIRSTPLUS Financial, whereby the shareholders of SFAC exchanged their common and preferred stock of SFAC and Farm Bureau exchanged its common stock of FIRSTPLUS Financial for common and preferred stock of the Company. Effective October 4, 1994, FIRSTPLUS Financial and SFAC became wholly owned subsidiaries of the Company, with the shareholders of SFAC controlling the voting shares of the Company. For accounting purposes, the Combination was treated as a purchase of FIRSTPLUS Financial by the Company, and SFAC was accounted for at book value in a manner similar to a pooling of interests as a transaction between entities under common control. In connection with the Combination, each of SFAC and FIRSTPLUS Financial changed their respective fiscal year end from a calendar year end to a September 30 year end.

EMPLOYEES

     At June 30, 1996 the Company employed 754 persons: 218 primarily in loan origination, 71 primarily in loan servicing and the rest in various other clerical and administrative functions. Of the total number of employees at such date, 291 were located at the Company's headquarters in Dallas, Texas, and 463 at the Company's other offices. None of the Company's employees is subject to a collective bargaining agreement, and the Company believes that its relations with its employees are good.

PROPERTIES

     The executive and administrative offices of the Company are located at 1250 West Mockingbird Lane, Dallas, Texas 75247, and consist of approximately 113,431 square feet. The lease on the premises extends through January 31, 2003 and the current annual rental is approximately $1.2 million.

     The Company also leases space for 31 of its offices. These facilities aggregate approximately 28,000 square feet, with an annual aggregate base rental of approximately $300,000. The terms of these leases vary as to duration and escalation provisions. In general, the leases expire through April 1999.

     The Company believes that its facilities are adequate for its current needs, but it may need additional space within the next 12 months. The Company believes that additional space is available for future expansion.

LEGAL PROCEEDINGS

     The Company is involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation which, if decided adversely to the Company, would have a significant adverse effect on the business, income, assets or operations of the Company. The Company is not aware of any material threatened litigation that might involve the Company.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS

     The following table and the descriptions below set forth certain information regarding the directors and executive officers of the Company as of November 5, 1996.

          NAME          AGE                       POSITION
          ----          ---                       --------

 Daniel T. Phillips...   47   Chairman of the Board, President, Chief Executive
                              Officer and Director
 Eric C. Green........   41   Executive Vice President and Chief Financial
                              Officer
 Gene O'Bryan.........   41   Executive Vice President and Chief Production
                              Officer
 John Fitzgerald......   47   Director
 Daniel J. Jessee.....   43   Director
 Paul Seegers.........   66   Director
 Sheldon I. Stein.....   43   Director

     All officers are appointed by and serve at the discretion of the Board of Directors. Directors serve for one-year terms or until their successor is duly elected and qualified.

     DANIEL T. PHILLIPS--Mr. Phillips has served as President and Chief Executive Officer of the Company since October 1994 and as Chairman of the Board since October 1996. Mr. Phillips served as President and Chief Executive Officer of SFAC from March 1993 to October 1994. During the period from October 1992 to March 1993, Mr. Phillips was self-employed, primarily engaging in the purchase and sale of consumer receivables. From February 1989 to October 1992, Mr. Phillips served as President and Chief Executive Officer of LinCo Financial Corporation, a factoring firm, in Sacramento, California. In March 1993, LinCo Financial Corporation commenced a Chapter 11 proceeding under the federal bankruptcy laws, which was converted to a Chapter 7 proceeding in April 1993. Such proceeding is still ongoing. From November 1986 to October 1988, Mr. Phillips served as President and Chief Executive Officer of American Equities Financial Corporation.

     ERIC C. GREEN-- Mr. Green has served as Executive Vice President and Chief Financial Officer of the Company since March 1995. For approximately four years prior to beginning his tenure with the Company, Mr. Green operated his own tax consulting practice where his responsibilities included consulting with the Company in connection with the Combination and the Company's first securitization transaction. Prior to consulting, Mr. Green worked for Arthur Young & Company and Grant Thornton & Company as a Certified Public Accountant for approximately 10 years.

     GENE O'BRYAN--Mr. O'Bryan has served as Executive Vice President and Chief Production Officer of the Company since April 1996. From April 1994 to April 1996, Mr. O'Bryan served as Senior Vice President--Sales and Marketing of CountryWide Funding, a first mortgage originator. Mr. O'Bryan served as President and Chief Operating Officer of Alliance Costal Credit Corporation, a home-equity lender, from June 1992 to April 1994, and served as President of Spring Mountain Credit Corporation, an auto finance lender, from December 1987 to June 1992.

     JOHN FITZGERALD--Mr. Fitzgerald has served as a Director of the Company since September 1995. Mr. Fitzgerald is Executive Vice President of Dexter & Company, an independent insurance agency and has held that position since 1989. Prior to joining Dexter & Company in 1989, Mr. Fitzgerald was a professional football player with the Dallas Cowboys for 12 years.

     DANIEL J. JESSEE--Mr. Jessee has served as a Director of the Company since September 1995. Mr. Jessee currently serves as Vice Chairman of Banc One Capital Corporation and has managed its Structured Finance Group since 1990. Mr. Jessee was employed in senior and other investment banking capacities with Rotan Mosle Inc., Meuse, Rinker, Chapman, Endres and Brooks and E.F. Hutton & Co.

     PAUL SEEGERS--Mr. Seegers has served as a Director of the Company since September 1995. Mr. Seegers currently serves as President of Seegers Enterprises, a company engaged in ranching, farming, oil and gas, real estate and general investments. He is also a Director and Chairman of the Executive Committee of Centex Corporation, the largest homebuilder in the United States and a Director of Oryx Energy Company. Mr. Seegers retired as Chairman of the Board from Centex Corporation in 1991, where he held various senior executive positions during his 30-year tenure including Chief Executive Officer and President.

     SHELDON I. STEIN-- Mr. Stein has served as a Director of the Company since April 1996. Mr. Stein has served as a Senior Managing Director of Bear, Stearns & Co. Inc. since August 1986. Mr. Stein is a director of Cinemark USA, Inc., AMRE, Inc., Fresh America Corp., CellStar Corporation, The Men's Wearhouse, Inc. and Tandycrafts, Inc.

OTHER SIGNIFICANT EMPLOYEES

     RICK CARLIN-- Mr. Carlin, age 44, has served as Senior Vice President of Indirect Loan Production since June 1995 and has held other various positions with the Company and SFAC since January 1994. From August 1993 to January 1994, Mr. Carlin was a consultant to the Company. From April 1992 to August 1993, Mr. Carlin served as Vice President, Secretary and Treasurer of Eagle Capital Mortgage, Ltd., a home improvement mortgage company in Dallas, Texas. From September 1985 to February 1992, Mr. Carlin served in various capacities, most recently as a Senior Vice President, with Union Mortgage Company, Inc., a consumer finance company in Dallas, Texas.

     DUNCAN Y. CHIU--Mr. Chiu, age 43, has served as Vice President Servicing since June, 1996. From January 1992 to June, 1996 Mr. Chiu served as Vice President--Loan and Administration Department for Beal Banc, S.A. From October 1989 to January 1992 Mr. Chiu served as Vice President/District Manager of Republic Realty Services, Inc.

     CHRISTOPHER J. GRAMLICH--Mr. Gramlich, age 26, has served as Senior Vice President--Capital Markets since October 1995. From March 1991 to October 1995 Mr. Gramlich served as Assistant Vice President for Bank One Capital Corp.

     SCOTT HAHN--Mr. Hahn, age 33, has served as Senior Vice
President--Management Information Systems since October 1995. From November 1991 to October 1995 Mr. Hahn served as Director of Data Processing for West Capital Financial Services Corp. From March 1988 to October 1991 Mr. Hahn was Management Information Systems Manager for First Associates Mortgage.

     CINDA KNIGHT--Ms. Knight, age 37, has served as Senior Vice President and Controller since July 1995. From September 1993 to July 1995, Ms. Knight served as Vice President and Controller of AccuBanc Mortgage Company. From
November 1990 to September 1993, Ms. Knight served as Vice President and Controller of Foster Mortgage Corporation.

     JANIE OSBORNE--Ms. Osborne, age 41, has served as Senior Vice President of Loan Control and Dealer Monitoring of the Company since August 1995. From
June to August 1995, Ms. Osborne served as Senior Vice President of Funding and Document Control of the Company. Prior to joining the Company, Ms. Osborne served as a loan officer for Ameritex Residential Mortgage from July 1994 to June 1995 and for Banc Plus Mortgage Corporation from April 1994 to July 1994. Ms. Osborne served as Vice President of Acquisitions, Sales and Escrow Services and various other positions at Foster from June 1984 to December 1993.

     CHARLES T. OWENS--Mr. Owens, age 60, has served as President of FPCFI since June 1996. Prior to joining the Company, Mr. Owens held various positions with Associates Financial Services from October 1959, including Senior Vice President--Acquisitions.

     JEFFREY A. PEIPER--Mr. Peiper, age 50, has served as Senior Vice President--Administration since March 1996. From June 1994 to March 1996 Mr. Peiper served as President and Chief Executive Officer of First American Savings Bank, SSB. From December 1990 to March 1994 Mr. Peiper served as President and Chief Executive Officer of Beal Banc, S.A.

     JACK ROUBINEK--Mr. Roubinek, age 54, has served as the Senior Vice President of Wholesale Loan Production since March 1995. From February 1993 to March 1995, Mr. Roubinek served as Vice President of Direct Lending and Vice President of Secondary Marketing for the Company and SFAC. Prior to
February 1993, Mr. Roubinek was a mortgage banking consultant to various companies and individuals.

     KEN SACKNOFF--Mr. Sacknoff, age 43, has served as Senior Vice President of Risk Management since April 1996. Mr. Sacknoff served as Director of Corporate Risk for Residential Funding Corporation in Minneapolis from March 1995 to
March 1996 and as Vice President of Risk Management Information & Analysis for Associates Corporation from July 1992 to March 1995. Mr. Sacknoff served as Vice President of Risk Management at Beneficial National Bank from November 1990 to July 1992 and as Director of Centralized Operations at Beneficial Corporation from September 1989 to November 1990. Prior thereto, Mr. Sacknoff was employed by G.E. Capital in various management positions from 1979 to 1989.

     BARRY S. TENENHOLTZ--Mr. Tenenholtz, age 39, has served as Senior Vice President and Treasurer since January, 1995. From July 1990 to February 1993 Mr. Tenenholtz served as Corporate Tax Manager for TIC United Corp. From June 1988 to June 1990 Mr. Tenenholtz served as corporate tax manager for Dalfast Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established two standing committees: the Compensation Committee and the Audit Committee. Messrs. Fitzgerald, Jessee, Stein and Seegers serve on the Compensation Committee and the Audit Committee. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1995 Employee Plan and the Company's Employee Stock Purchase Plan (the "Purchase Plan"). See "--Stock Option Plan" and "--Employee Stock Purchase Plan." The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

EMPLOYMENT AGREEMENTS; KEY-MAN LIFE INSURANCE

     EMPLOYMENT AGREEMENTS. On August 25, 1995, the Company entered into employment agreements with each of the executive officers named in the Summary Compensation Table under "--Executive Compensation." Mr. Phillip's and
Mr. O'Bryan's employment agreements are for terms of five years, and Mr. Green's employment agreement is for a term of three years. Each employment agreement automatically renews for successive periods after the initial term, unless the employee or the Company notifies the other within a specified time that the term will not be extended. On May 30, 1996, Mr. Poythress retired and entered into a consulting agreement with the Company that will expire on August 24, 1997. On November 5, 1996, Mr. Mankoff retired and entered into a consulting agreement with the Company that will expire on November 5, 2000.

     Under the terms of the respective employment agreements, the Company pays Mr. Phillips a minimum base salary of $400,000 per year and Mr. Green a minimum $230,000 per year, which are adjusted annually to meet cost of living increases. Pursuant to the respective consulting agreements, the Company pays Mr. Mankoff and Mr. Poythress a fee of $230,000 and $232,500 per year, respectively, and provides certain insurance benefits to each of them. Each executive officer is entitled to participate generally in the Company's employee benefit plans, including the 1995 Employee Plan and the Purchase Plan, and is eligible for an incentive bonus under the Company's executive bonus pool. Such cash bonuses are made at the discretion of the Company based on subjective performance criteria.

     If the executive officer is terminated "for cause," which definition generally includes termination by the Company due to the executive's willful failure to perform his duties under the employment agreement, executive's personal dishonesty or breach of his fiduciary duties or the employment agreement to which he is a party, then the Company is obligated to pay the executive so terminated only his base salary up to the date upon which the Company notifies the executive of his termination "for cause." On the other hand, if the executive officer is terminated without cause, then the Company is obligated to pay the executive officer so terminated a lump sum payment equal to his base salary for the remaining term of the employment agreement. If the executive officer resigns for "good reason," which generally includes the executive officer's resignation due to a breach by the Company of his employment agreement, the Company must pay the executive officer so terminated a lump sum payment equal to the salary of the executive officer for the remaining term of the employment agreement. In the case of the retirement or death of the executive officer, the Company is obligated to pay the executive officer only his base salary up to the date of such death or retirement. If the executive officer becomes disabled, the Company must continue to pay the executive officer his base salary for a period of up six months and, if the disability extends beyond six months, the Company may terminate the executive by giving him 30 days' notice of such termination.

     Each of the executive officers named in the Summary Compensation Table below, by virtue of his employment agreement, has agreed not to solicit customers or employees of the Company in any manner for a period of 24 months following his resignation or termination from the Company and, will not compete for any period for which a lump sum has been paid by the Company in accordance with the employment agreement. During the term of his consulting agreement, Mr. Poythress has agreed not to (i) be employed by a lending institution or company specializing in Title I Loans with its principal office in the Dallas-Fort Worth area, (ii) be a consultant, director, officer, employee or partner of any lending institution specializing in Title I Loans that is ranked among the top five Title I lenders operating on a nationwide basis, (iii) solicit business from anyone who purchased loans from the Company within six months prior to the effective date of the consulting agreement, (iv) induce or solicit any person to leave their employment with Company and (v) disclose certain information obtained from the Company.

 KEY-MAN LIFE INSURANCE. The Company maintains a $3.0 million key-man life insurance policy on Mr. Phillips, which the Company has assigned to BOCP II. The Company does not maintain key-man life insurance policies on any of its other executive officers.

COMPENSATION OF DIRECTORS

     The Company pays each nonemployee director a fee of $2,500 for each meeting of the Board of Directors that he attends. The Company reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Director and committee meetings. For a discussion of the 1995 Director Plan and the grant of certain nonqualified stock options to the nonemployee directors of the Company under the 1995 Director Plan, see "--Nonemployee Director Stock Option Plan."

EXECUTIVE COMPENSATION

     The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during fiscal 1994 and 1995 by the Company to or on behalf of the Chief Executive Officer and the other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM COMPENSATION
                                                                               --------------------------------------------------
                                                  ANNUAL COMPENSATION (1)               AWARDS             PAYOUTS
                                          ----------------------------------   ----------------------     ----------
                                                                    OTHER
                                                                    ANNUAL      RESTRICTED   OPTIONS/                  ALL OTHER
         NAME AND             FISCAL      SALARY      BONUS      COMPENSATION      STOCK        SARS       LTIP      COMPENSATION
     PRINCIPAL POSITION        YEAR        ($)         ($)           ($)            ($)         (#)         ($)           ($)
--------------------------    ------      ------      ------     ------------    ---------   --------      ----       -----------
Daniel T. Phillips  . . .     1996       400,000     800,000               --           --         --        --                --
Chairman of the Board,        1995       221,333     225,000               --           --         --        --                --
President, Chief Executive
Officer and Director

Ronald M. Mankoff . . . .     1996       320,000(2)  320,000               --           --         --        --                --

General Counsel and           1995       216,047     225,000               --           --         --        --                --
Director

Eric C. Green . . . . . .     1996       232,500     300,000               --           --         --        --                --
Executive Vice President      1995       110,000(3)  125,000               --           --         --        --                --
and Chief Financial
Officer

Gene O'Bryan  . . . . . .     1996        90,000(4)  100,000               --           --         --        --                --
Executive Vice President      1995            --          --               --           --         --        --                --
and Chief Production
Officer . . . . . . . . .

James H. Poythress  . . .     1996       116,250     116,250               --           --         --        --                --
Executive Vice President      1995        37,885(5)  205,000               --           --         --        --                --
and Chief Operating
Officer

-----------
(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, do not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. Bonuses with respect to fiscal 1995 and 1996 were accrued during each respective fiscal year and paid in November 1995 and 1996, respectively.

(2) Mr. Mankoff retired as General Counsel and Director of the Company in November 1996, and has agreed to serve as a consultant to the Company through November 2000. See "- Employment Agreements; Key-Man Life Insurance - Employment Agreements."

(3) Mr. Green joined the Company in April 1995, at an annual salary of $180,000.

(4) Mr. O'Bryan joined the Company in April 1996, at an annual salary of $180,000.

(5) Mr. Poythress joined the Company in June 1995, at an annual salary of $100,000. Mr. Poythress retired from the Company in May 1996, and has agreed to serve as a consultant to the Company through August 1997. See
     "- Employment Agreements; Key-Man Life Insurance - Employment Agreements."

(6) No options were granted during fiscal 1995. See "- Stock Option Plan" for options granted after fiscal 1995.

GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS ("SARS")

     The following table sets forth details regarding stock options granted to the named executive officers listed in the Summary Compensation Table during the fiscal 1996. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The Company granted no SARs in fiscal 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                               -----------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE VALUE
                                                   PERCENT OF                                            AT ASSUMED ANNUAL RATES
                                                  TOTAL OPTIONS/                                       OF STOCK PRICE APPRECIATION
                               OPTIONS/SARS      SARS GRANTED TO     EXERCISE OR                           FOR OPTION TERM(2)(3)
                                GRANTED(1)         EMPLOYEES IN       BASE PRICE      EXPIRATION       ---------------------------
            NAME                   (#)             FISCAL YEAR          ($/SH)           DATE              5%($)           10%($)
---------------------------    -------------     ---------------     -----------     -----------        -----------      ---------
Daniel T. Phillips  . . . .       50,000                 8.12%          14.00           11/15/05           35,000          70,000
Ronald M. Mankoff . . . . .       50,000                 8.12%          14.00           11/15/05           35,000          70,000
Eric C. Green . . . . . . .       45,581                 7.40%          14.00           11/15/05           31,907          63,813
Gene O'Bryan  . . . . . . .       20,000                 3.25%          19.00           04/01/06           19,000          38,000
James H. Poythress  . . . .       45,581                 7.40%          14.00           11/15/05           31,907          63,813

-----------
(1) Options granted to executives were granted under the Company's Stock Option Plan.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.
(3) Options vest generally in one-third increments over a three-year term. The options have a term of five years, unless they are exercised or expire upon certain circumstances set forth in the Stock Option Plan, including retirement, termination in the event of a change in control, death or disability.

EXERCISES OF OPTIONS AND SARS

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1996, and unexercised options held as of September 30, 1996. No SARs were exercised by the named executive officers during fiscal 1996.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        FISCAL YEAR END OPTION/SAR VALUES

                                                                                                          VALUE OF
                                                                                 NUMBER OF              UNEXERCISED
                                                                                UNEXERCISED             IN-THE-MONEY
                                         NUMBER OF                              OPTIONS/SARS            OPTIONS/SARS
                                           SHARES                               AT FY-END (#)           AT FY-END ($)
                                         ACQUIRED ON       VALUE REALIZED       EXERCISABLE/            EXERCISABLE/
          NAME                           EXERCISE (#)           ($)            UNEXERCISABLE           UNEXERCISABLE(1)
------------------------------------     ------------      --------------      -------------           ---------------
Daniel T. Phillips  . . . . . . . . .        0                  0.00              0/50,000                0/1,581,000
Ronald M. Mankoff . . . . . . . . . .        0                  0.00              0/50,000                0/1,581,000
Eric C. Green   . . . . . . . . . . .        0                  0.00              0/45,581                0/1,441,272
Gene O'Bryan  . . . . . . . . . . . .        0                  0.00              0/20,000                  0/532,400
James H. Poythress  . . . . . . . . .        0                  0.00              0/45,581                0/1,441,272

-----------
(1) Values are stated based upon the closing price of $45.62 per share of the Company's common stock on the NASDAQ/NMS on September 30, 1996, the last trading day of fiscal 1996.

STOCK OPTION PLAN

     In August 1995, the Board of Directors and stockholders adopted the 1995 Employee Plan. The purpose of the 1995 Employee Plan is to advance the interests of the Company by providing additional incentives to attract and retain qualified and competent employees and consultants of the Company and directors of the Company's subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent. Nonemployee directors of RAC Financial
Group, Inc. are not eligible to participate in the 1995 Employee Plan. As of the date hereof, substantially all of the Company's full-time employees are eligible for grants of stock options ("Employee Options") under the terms of the 1995 Employee Plan. Options to purchase an aggregate of 211,162 shares of Common Stock have been granted to certain executive officers as follows: Ronald M. Mankoff (50,000 shares), Daniel T. Phillips (50,000 shares), Eric C. Green (45,581 shares) and James H. Poythress (45,581 shares) and Gene O'Bryan
(20,000 shares). Such non-qualified stock options vest in one-third increments in November 1996, 1997 and 1998, respectively.

     The 1995 Employee Plan authorizes the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options") to purchase Common Stock to eligible persons. A total of 550,000 shares of Common Stock are authorized for sale upon exercise of Employee Options granted under the 1995 Employee Plan. The 1995 Employee Plan is currently administered by the Compensation Committee of the Board of Directors, which consists of three members of the Board of Directors, each of whom is a disinterested person. The 1995 Employee Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.

     No Incentive Option may be granted with an exercise price per share less than the fair market value of the Common Stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the administrator of the 1995 Employee Plan. The exercise price of an Employee Option may be paid in cash, by certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock. However, if the optionee acquired the stock to be surrendered directly or indirectly from the Company, he must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of an Employee Option.

     An eligible employee may receive more than one Incentive Option, but the maximum aggregate fair market value of the Common Stock (determined when the Incentive Option is granted) with respect to which Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such Incentive Option on the date of grant and such Incentive Option expires not later than five years from the date of grant. Awards of Nonqualified Options are not subject to these special limitations.

     No Employee Option granted under the 1995 Employee Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Employee Option is exercisable only by him or his guardian or legal representative. The expiration date of an Employee Option is determined by the administrator at the time of the grant, but in no event may an Employee Option be exercisable after the expiration of 10 years from the date of grant of the Employee Option.

     The administrator of the 1995 Employee Plan may limit an optionee's right to exercise all or any portion of an Employee Option until one or more dates subsequent to the date of grant. The administrator also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Employee Option may be exercised. The 1995 Employee Plan also provides that 30 days prior to certain major corporate events such as, among other things, certain changes in control, mergers or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each Employee Option shall immediately become exercisable in full. In anticipation of a Major Corporate Event, however, the administrator may, after notice to the optionee, cancel the optionee's Employee Options on the consummation of the

Major Corporate Event. The optionee, in any event, will have the opportunity to exercise his Employee Options in full prior to such Major Corporate Event.

     If terminated for cause, all rights of an optionee under the 1995 Employee Plan cease and the Employee Options granted to such optionee become null and void for all purposes. The 1995 Employee Plan further provides that in most instances an Employee Option must be exercised by the optionee within 30 days after the termination of the consulting contract between such consultant and the Company or termination of the optionee's employment with the Company, as the case may be (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Employee Option was exercisable on the date of such termination. If the optionee is not otherwise employed by, or a consultant to, the Company, his Employee Option must be exercised within 30 days of the date he ceases to be a director of a subsidiary of the Company. Generally, if an optionee's employment or consulting contract is terminated due to mental or physical disability, the optionee will have the right to exercise the Employee Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by, or providing consulting services under a consulting contract to, the Company, the Employee Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legatee.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     In August 1995, the Board of Directors adopted the 1995 Director Plan. The 1995 Director Plan was also approved by the stockholders of the Company in August 1995. The purpose of the 1995 Director Plan is to advance the interests of the Company by providing an incentive to retain as independent directors persons of training, experience and ability, to encourage a sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company.

     Options under the 1995 Director Plan ("Director Options") are granted only to nonemployee directors of the Company. Director Options are automatically granted to each nonemployee director. Each person serving as a nonemployee director of the Company on the date of adoption of the 1995 Director Plan received a Director Option under the 1995 Director Plan exercisable for 5,000 shares of Common Stock at an exercise price of $15.81 per share (an "Initial Option"). Subsequently, on the date of each annual meeting of stockholders of the Company after such director's Initial Option has fully vested, such director shall receive a nonqualified stock option to purchase 1,000 shares of Common Stock, with an exercise price per share equal to the fair market value per share of the Common Stock on the date of grant (a "Subsequent Option"). Each Director Option expires 10 years after its date of grant. An aggregate of 20% of the total number of shares subject to such Initial Option vest on the date of each annual meeting of shareholders of the Company (at which such nonemployee director is reelected to the Board of Directors) held after the date of grant of the Initial Option. In addition, shares subject to a Subsequent Option vest in full on the date of grant of such Subsequent Option. Shares subject to a Director Option vest as to all shares then subject to the Director Option upon the occurrence of a Major Corporate Event. The 1995 Director Plan is, to the extent that discretion is allowed pursuant to the terms of the 1995 Director Plan, administered by the Board of Directors. For example, the Board of Directors may cancel outstanding unexercised options granted under the 1995 Director Plan upon the consummation of Major Corporate Events. In addition, the Board of Directors has certain limited discretion in amending, modifying, suspending or discontinuing the 1995 Director Plan.

     A total of 50,000 shares of Common Stock are authorized for issuance upon exercise of Director Options granted under the 1995 Director Plan. Director Options are granted with an exercise price per share equal to the fair market value of such shares on the date of grant. The exercise price of a Director Option may be paid in cash, by certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock. The 1995 Director Plan provides for adjustments to the number of shares under which Director Options may be granted and to the exercise price of such outstanding Director Options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.

     No Director Option granted under the 1995 Director Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Director Options are exercisable only by him or his guardian or legal representative. In addition, no Director Option is exercisable prior to the six-month anniversary of the date of grant for such Director Option. The 1995 Director Plan also provides that 30 days prior to certain Major Corporate Events, Director Employee Option shall immediately become exercisable in full. The unexercised portion of a Director Option automatically and without notice terminates and becomes null and void and is forfeited upon the earliest to occur of the following:
(i) if the optionee's position as a director terminates other than by reason of such optionee's death, 30 days after the date that the optionee's position as a director terminates; (ii) one year after the death of the optionee; or
(iii) 10 years after the date of grant of such Director Option.

EMPLOYEE STOCK PURCHASE PLAN

     In August 1995, the Board of Directors adopted the RAC Financial Group, Inc. Employee Stock Purchase Plan (the "Purchase Plan") and reserved shares of Common Stock for issuance thereunder. The stockholders of the Company approved the Purchase Plan in August 1995. The purpose of the Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock ("ESPP Shares") from the Company through payroll deductions.

     Offerings under the Purchase Plan generally have a duration ("Offering Period") of 12 months and commence on October 1 of each year, but the Initial Offering Period under the Purchase Plan will commence on the first day of the calendar month immediately following the Offering. On the first business day of an Offering Period (the "Enrollment Date"), each eligible employee who chooses to participate ("Participant") is granted the right to purchase ("Purchase Right") on the last business day of such Offering Period ("Purchase Date") a number of whole ESPP Shares determined by dividing the Participant's total annual payroll deductions accumulated during such Offering Period by the Purchase Price described below. However, the number of ESPP Shares subject to each Participant's Purchase Right during such Offering Period shall in no event exceed the lesser of (i) the maximum number of ESPP Shares which could be purchased with such Participant's total payroll deductions for the Offering Period at a Purchase Price equal to 85% of the fair market value of the ESPP Shares on the Enrollment Date, (ii) the number of ESPP Shares determined by dividing $25,000 by the fair market value of the ESPP Shares on the Enrollment Date or (iii) the maximum number of ESPP Shares that would cause the total owned by the Participant to exceed the 5% ownership limits described below. Unless the Participant's participation is discontinued, his or her Purchase Right will be exercised automatically on the Purchase Date (i.e. the last business day of the Offering Period) at the Purchase Price.

     The total number of shares of Common Stock issuable under the Purchase Plan is 250,000. No less than 15 days prior to each Offering Period, the administrator of the Purchase Plan will determine the total number of ESPP Shares that will be made available for purchase during such Offering Period and will notify the eligible employees. With respect to ESPP Shares that are made available for an Offering Period, but which are not purchased during such Offering Period, the administrator may again make them available for purchase with respect to any subsequent Offering Period. In the event that on the Purchase Date of reference the aggregate amount of payroll deductions during the corresponding Offering Period exceed the aggregate Purchase Price of all ESPP Shares available for purchase during such Offering Period, each Purchase Right of a participant shall be reduced to that percentage of available ESPP Shares as the accumulated payroll deductions in his or her account is of the aggregate accumulated payroll deductions in the accounts of all Participants.

     Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company or its designated subsidiaries, who is employed on June 30 preceding the Enrollment Date of reference, and who continues to be employed on the Enrollment Date, is eligible to participate in offerings under the Purchase Plan during the Offering Period, which includes such Enrollment Date. Employees become Participants by delivering to the Company an agreement authorizing payroll deductions at any time during the 45 days immediately preceding the Enrollment Date of reference. No employee is permitted to purchase ESPP Shares under the Purchase Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company, including as owned by such employee all ESPP Shares subject to his Purchase Right, as adjusted, shares subject to any other options, or shares whose ownership is attributable to the employee by reason of ownership by certain members of his or her family. In addition, no Participant is entitled to purchase during the Offering Period of reference more than the maximum number of ESPP Shares subject to such Participant's Purchase Right during such Offering Period.

     The price at which ESPP Shares are sold under the Purchase Plan ("Purchase Price") is 85% of the lower of the fair market value per Share of Common Stock on the Enrollment Date (i.e., first business day of the Offering Period) or the Purchase Date (i.e., the last business day of the Offering Period). The Purchase Price of the ESPP Shares is accumulated by payroll deductions made during the Offering Period. The total payroll deductions of a Participant for an Offering Period may not be greater than the lesser of $21,250, or 25% of the Participant's annualized "considered pay" as determined at the beginning of the Offering Period, nor may such payroll deductions be less than an aggregate of $500.

For Participants who are salaried employees, their "considered pay" is their basic rate of pay (i.e., exclusive of bonuses and other special payments), and for Participants who are hourly employees, their "considered pay" is the amount of their total pay for services rendered for the months of August and September immediately preceding the Offering Period of reference, annualized by multiplying that amount by six.

     All payroll deductions of a Participant are credited to his or her account under the Purchase Plan and are deposited with the general funds of the Company. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by the Company against the accounts of Participants. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Any members of the Board of Directors who are not members of the administrator for at least 12 months prior to the Offering Period of reference, and who also are eligible employees, are permitted to participate in the Purchase Plan during such Offering Period. However, members of the administrator may not participate in the Purchase Plan during an Offering Period that commences within 12 months of the most recent date on which they were a member of the administrator.

     A Participant may terminate his or her right to purchase ESPP Shares with respect to a particular Offering Period by notifying the administrator at any time prior to the last 15 days of the Offering Period that the Participant is withdrawing all, but not less than all, of the accumulated payroll deductions credited to such Participant's account. The withdrawal of accumulated payroll deductions automatically terminates the Participant's Purchase Right with respect to that Offering Period. As soon as practicable after notice of such withdrawal, the payroll deductions credited to a Participant's account will be returned to the Participant without interest. A Participant's withdrawal with respect to an Offering Period does not have any effect upon such Participant's eligibility to participate in subsequent Offering Periods. Termination of a Participant's employment for any reason, including retirement or death, immediately terminates his or her participation in the Offering Period during which such termination of employment occurs. In such event, the payroll deductions credited to the Participant's account will be returned to the Participant as soon as practicable, or in the case of death, to the person or persons entitled thereto, in either case without interest.

     In the event of changes in the Common Stock of the Company, however, due to stock dividends or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company to the ESPP Shares subject to purchase, to the price per share and, where necessary, to the conditions relating to the exercise of the Purchase Right, so that, to the extent reasonably possible, such events do not adversely affect the rights of Participants. If, however, there is a proposed dissolution or liquidation of the Company, the Offering Period during which such event occurs will be deemed terminated upon the occurrence of such event.

     The Purchase Plan will terminate automatically on August 31, 2005, and prior to that date the Board of Directors of the Company generally may at any time amend or terminate the Purchase Plan. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if such amendment would increase the number of ESPP Shares that may be issued under the Purchase Plan, change the designation of the employees eligible for participation in the Purchase Plan, or constitute an amendment for which shareholder approval is required in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule.

401(K) SAVINGS PLAN

     In October 1995, the Company established the Company's 401(k) Savings Plan, which is intended to comply with Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. Amounts contributed to the plan are held under a trust intended to be exempt from income tax pursuant to Section 501(a) of the Internal Revenue Code. All full time employees of the Company that have completed at least one month of service are eligible to participate in the plan. Participating employees will be entitled to make pre-tax contributions to their accounts in amounts equal to not less than 1% and not more than 15% of their compensation each year, subject to certain maximum annual limits imposed by law (approximately $9,500 in 1996). The Company may elect to match employee contributions in amounts of up to 4% of their compensation. The Company also has the right to make certain additional matching contributions in amounts not to exceed 15% of employee compensation. Matching contributions made by the Company vest in participating employees over a five-year period after the date of contribution. Distributions generally are payable in a lump-sum after retirement or death and, in certain circumstances, upon termination of employment with the Company for other reasons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994 and fiscal 1995, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive compensation for fiscal 1995 were made by the Board of Directors, including Daniel T. Phillips and Ronald M. Mankoff, who both were (and Mr. Phillips continues to be) executive officers of the Company and participated in deliberations of the Board of Directors regarding executive officer compensation. Decisions concerning executive compensation for fiscal 1996 were made by the Compensation Committee, which was established by the Board of Directors of the Company. See "- Committees of the Board of Directors."

     None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.

     The Company engaged in the following transactions with Daniel T. Phillips and Ronald M. Mankoff. On October 15, 1994, the Company redeemed a total of 50,000 shares of Series A Cumulative Preferred Stock, of which 25,000 shares were owned by the Mankoff Trust and 25,000 shares were owned by the Phillips Partnership. Each such redemption was for $25,000 plus accrued and unpaid dividends. In addition, in April 1995, the Company redeemed an additional 150,000 shares of Series A Cumulative Preferred Stock, of which 75,000 shares were from the Mankoff Trust and 75,000 shares were from the Phillips Partnership. Each such redemption was for $75,000 plus accrued and unpaid dividends. In February 1996, the Company redeemed the 50,000 shares of Series A Cumulative Preferred Stock owned by each of the Mankoff Trust and the Phillips Partnership for $1.00 per share plus accrued and unpaid dividends. Accordingly, the total redemption payment received by each of the Mankoff Trust and the Phillips Partnership was approximately $57,500. See "Certain Relationships and Related Party Transactions" and "Description of Capital Stock."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Since its inception, the Company has had business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties only on terms that, in the opinion of the Company, are no less favorable to the Company than could be obtained from unrelated parties.

RELATIONSHIP WITH FARM BUREAU

     As of September 30, 1996, Farm Bureau was the beneficial owner of 402,871 shares of Non-Voting Common Stock and 1,566,000 shares of Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

     On March 31, 1995, the Company issued to Farm Bureau an aggregate of $1.35 million principal amount of Subordinated Notes (out of a total of $6.35 million principal amount of Subordinated Notes issued at that time by the Company). For a description of the Subordinated Notes and the amount issued to BOCP II, see "- Relationship with Bank One." As of June 30, 1996, the Company had paid Farm Bureau an aggregate of $81,000 in interest payments under the terms of the Subordinated Notes, as well as an aggregate of approximately $27,000 in fees and expenses related to the issuance by the Company of the Subordinated Notes to Farm Bureau. In connection with the issuance of the Subordinated Notes to Farm Bureau, the Company also issued Farm Bureau warrants to purchase an aggregate of 284,884 shares of Non-Voting Common Stock for a nominal exercise price, which were exercised prior to the Company's initial public offering.

     In April 1995, the Company issued additional warrants to Farm Bureau to purchase an aggregate of 296,207 shares of Non-Voting Common Stock. Such warrants were issued in consideration of Farm Bureau's agreement to waive certain redemption rights with respect to the Series B Cumulative Preferred Stock held by Farm Bureau and such warrants were exercised in full prior to the Company's initial public offering.

     In September 1995, the Company entered into the Farm Bureau Facility, under which Farm Bureau has agreed to lend the Company up to $5.5 million at a rate of interest of 12% per annum. The Company had borrowed $5.5 million under this financing facility. All borrowings pursuant to such financing were repaid in February 1996 with a portion of the net proceeds to the Company from its initial public offering and the facility was terminated. In connection with the facility, the Company issued to Farm Bureau warrants to purchase that number of shares of Common Stock equal to the quotient of $400,000 divided by 70% of the initial public offering price of $17.00 per share. Accordingly, Farm Bureau's warrants are exercisable for the purchase of 33,613 shares of Common Stock at an exercise price of $11.90 per share.

RELATIONSHIP WITH BANK ONE

     As of September 30, 1996, BOCP II was the beneficial owner of 1,681,077 shares of Non-Voting Common Stock, and BOCP V was the beneficial owner of 136,390 shares of Non-Voting Common Stock (assuming its conversion of its warrants to purchase shares of Non-Voting Common Stock). See "Principal Stockholders."

     Banc One Capital Corporation ("BOCC"), an affiliate of Bank One, acted as placement agent with respect to each of the securitizations completed by the Company during fiscal 1995 and the four securitizations completed in the nine months ended June 30, 1996. As consideration for acting as placement agent, the Company paid BOCC an aggregate of $4.1 million representing fees, commissions and expenses (comprised of approximately $700,000 in connection with the first securitization, $346,623 in connection with the 1995-1 securitization, $1.0 million in connection with the 1995-2 securitization, $406,000 in connection with the 1995-3 securitization $544,500 in connection with the 1995-4 securitization, $309,000 in connection with the 1996-1 securitization, $730,000 in connection with the 1996-2 securitization and $51,000 in connection with the 1996-A securitization).

     The Company maintains the Bank One Warehouse Facility, which was established in March 1995. As of June 30, 1996, the Company had paid Bank One an aggregate of $881,579 in interest payments under the prescribed terms of the Bank One Warehouse Facility, as well as an aggregate of $36,612 in other fees and expenses related to amounts borrowed by the Company under this facility. For a more complete description of the terms of the Bank One Warehouse Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     On March 31, 1995, the Company issued to BOCP II an aggregate of $5.0 million principal amount of its Subordinated Notes (out of a total of $6.35 million principal amount of Subordinated Notes). The Subordinated Notes bear interest at the rate of 12% per annum, except that upon the occurrence of an event of default under the Subordinated Notes, the interest rate increases to 15% per annum. As of June 30, 1996, the Company had paid BOCP II an aggregate of $300,000 in interest payments under the terms of the Subordinated Notes, as well as an aggregate of approximately $125,000 in fees and expenses related to the issuance by the Company of the Subordinated Notes to BOCP II. The Subordinated Notes are subordinated to all amounts at any time due and owing to the Warehouse Lender and Bank One. In connection with the issuance of the Subordinated Notes to BOCP II, the Company also issued BOCP II warrants to purchase an aggregate of 1,055,116 shares of Non-Voting Common Stock for a nominal exercise price, which were fully exercised prior to the Company's initial public offering, and warrants to purchase an aggregate of 893,311 shares of Non-Voting Common Stock for an aggregate of $450,000, which were fully exercised prior to the Company's initial public offering.

     In February 1995, the Company and BOCP V entered into a financing arrangement to provide $700,000 of interim financing (the "BOCP V Financing"). In July 1995, the Company and BOCP V agreed to amend the terms of the BOCP V Financing so that the Company's debt arrangements with BOCP V would be on similar terms as those with BOCP II and Farm Bureau. As a consequence, the Company issued $700,000 principal amount of the Subordinated Notes to BOCP V. As of September 30, 1995, under the terms of the BOCP V Financing and the Subordinated Notes, the Company had paid BOCP V an aggregate of $67,356 in interest payments and an aggregate of $14,000 in other fees and expenses. In connection with the amendments of the BOCP V Financing and the issuance of the Subordinated Notes to BOCP V, the Company issued BOCP V warrants to purchase an aggregate of 145,390 shares of Non-Voting Common Stock for a nominal exercise price, which were fully exercised prior to the Company's initial public offering.

     In June 1995, the Company engaged BOCC to render financial advisory and consultation services in connection with the Company's initial public offering. For such engagement, the Company paid BOCC $75,000 and paid BOCC an additional $75,000 upon the closing of the Company's initial public offering.

OTHER TRANSACTIONS

     During calendar 1994, 1995 and 1996, the Company paid legal fees and expenses to Jeffrey W. Mankoff, P.C., which were in excess of 5% of the gross revenues of Jeffrey W. Mankoff, P.C. Such amounts, however, did not exceed $60,000. Jeffrey W. Mankoff, P.C. is a Dallas, Texas law firm owned by the son of Ronald M. Mankoff, the Chairman of the Board of the Company.

     For a description of certain other transactions, see "Management - Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 30, 1996, of: (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table; and
(iv) all directors and executive officers of the Company as a group. The address of each person listed below is 1250 Mockingbird Lane, Dallas, Texas 75247, unless otherwise indicated.

                                                           SHARES
                                                    BENEFICIALLY OWNED(1)
                                                    ---------------------
                                      CLASS OF                   PERCENT
NAME OF BENEFICIAL OWNER            COMMON STOCK     NUMBER      OF CLASS
------------------------            ------------    ---------    --------

Farm Bureau Life Insurance
 Company (2)......................     Voting       1,566,000        13.9
                                     Non-Voting       402,871        18.1

Phillips Partnership (4)..........     Voting       2,060,020        18.3

Daniel T. Phillips (3)(5).........     Voting       2,076,687        18.5

Ronald M. Mankoff (3)(6)..........     Voting       1,901,581        16.9

BOCP II, Limited Liability
 Company (7)......................   Non-Voting     1,681,077        75.7

Eric C. Green (3)(8)..............     Voting         229,214         2.0

Banc One Capital Partners V,
 Ltd. (9).........................   Non-Voting       136,390         6.1

Gene O'Bryan......................     Voting          10,000           *
James H. Poythress (3)(10)........     Voting          97,604           *
John Fitzgerald (3)...............     Voting           8,367           *
Dan Jessee (3)(11)................     Voting           8,367           *
Paul Seegers (3)..................     Voting           8,367           *
Sheldon I. Stein (3)..............     Voting           6,667           *
All directors and executive
 officers as a group
 (8 persons) (3)..................     Voting       4,249,250        38.6

-----------
*    Represents less than one percent.

(1) Based on 11,249,570 shares of Common Stock and 2,220,338 shares of Non-Voting Common Stock outstanding on September 30, 1996. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The address of Farm Bureau is 5400 University Avenue, West Des Moines, Iowa 50266. See "Certain Relationships and Related Party Transactions - Relationships with Farm Bureau."

(3) Includes options that are currently exercisable, or become exercisable within 60 days of September 30, 1996, to purchase the number of shares of Common Stock indicated for the following persons: Daniel T. Phillips (16,667), Ronald
M. Mankoff (16,667), Eric C. Green (15,194), James H. Poythress (15,194), John Fitzgerald (1,667), Dan Jessee (1,667), Paul Seegers (1,667) and Sheldon I. Stein (1,667).

(4) Lenox Investment Corporation, which is wholly owned by Daniel T. Phillips (1.0%), is the general partner and the Daniel T. Phillips Trust (the "Phillips Trust") (54.0%) and Mr. Phillips (45.0%) are each limited partners of the Phillips Partnership. Mr. Phillips has voting control over the shares of Common Stock owned by the Phillips Partnership through an irrevocable five-year voting proxy. Lenox Investment Corporation retains investment power with respect to such shares. Ronald M. Mankoff is the trustee of the Phillips Trust.

(5) Includes 2,060,020 shares of Common Stock owned by the Phillips Partnership but with respect to which Mr. Phillips has voting control. See Footnote 4.

(6) Includes 240,000 shares of Common Stock owned by the Mankoff Generation Trust of which the trustee is Jerome J. Frank, Jr. Includes 60,000 shares of Common Stock owned by the Mankoff Charitable Trust of which the trustee is Jeffrey W. Mankoff, Ronald M. Mankoff's son, and Ronald M. Mankoff and his wife, Joy Mankoff, are the income beneficiaries. Also includes 1,300,000 shares of Common Stock owned by RJM Properties, Ltd., of which SFA Mortgage Company, which is owned by Mr. Mankoff (50%) and the Mankoff Children s Trust (50.0%), is general partner (1.0%) and Mr. Mankoff (48.0%), Joy Mankoff (48.0%), Mr. Mankoff's wife, and Mankoff Irrevocable Trust (3.0%) are each limited partners. Also includes 50,000 shares of Common Stock owned by the Mankoff Irrevocable Trust of which the trustee is Jerome J. Frank, Jr. and members of the Mankoff family are beneficiaries. Mr. Mankoff is the sole trustee of the Donald Rubin
Children's Trust, which owns 210,430 shares of Common Stock, and, therefore, may be deemed to beneficially own the shares of Common Stock held by such trust. Mr. Mankoff disclaims beneficial ownership of such shares of Common
Stock and such shares are not included in Mr. Mankoff's total above.

(7) Beneficial ownership of the shares of Common Stock is held by the members of BOCP II. The address of BOCP II is 10 West Broad Street, Columbus, Ohio 43215. See "Certain Relationships and Related Party Transactions - Relationship with Bank One."

(8) Includes 173,020 shares of Common Stock held by G.B. Kline Residuary Trust, of which Beverly Sellers, Mr. Green's mother, is the trustee. Mr. Green is an income beneficiary and Mr. Green's children have a remainder interest in the G.B. Kline Residuary Trust. Also includes 1,000 shares of Common Stock held by Mr. Green's wife.

(9) Beneficial ownership of the shares of Common Stock is held by the general and limited partners of BOCP V. The address of BOCP V is 10 West Broad Street, Columbus, Ohio 43215. See "Certain Relationships and Related Party Transactions - Relationship with Bank One."

(10) Mr. Poythress retired from the Company in May 1996 and has agreed to serve as a consultant to the Company through August 1997.

(11) Does not include the 1,681,077 shares of Non-Voting Common Stock held by BOCP II and 136,390 shares of Non-Voting Common Stock held by BOCP V, which, in limited circumstances, may be exchanged for shares of Common Stock on a share-for-share basis. See "Description of Capital Stock - Registration Rights." Mr. Jessee is Vice-Chairman of Banc One Capital Corporation, an affiliate of BOCP II and BOCP V, and disclaims beneficial ownership of these shares.

                        DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 27,600,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), 25,000,000 shares of Non-Voting Common Stock, par value $0.01 ("Non-Voting Common Stock"), and 100,000,000 shares of Common Stock, par value $0.01 per share.

COMMON STOCK

     The rights of the holders of Non-Voting Common Stock and the holders of Common Stock are essentially identical, except that holders of Non-Voting Common Stock are not entitled to vote on any matters, except as otherwise required by Nevada law. As of August 1, 1996, there were 11,249,570 shares of Common Stock outstanding, which were held of record by 33 holders, and there were 2,220,338 shares of Non-Voting Common Stock outstanding, which were held of record by three holders. Holders of Common Stock and Non-Voting Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor.

     Each share of Common Stock entitles the holder thereof to one vote. Holders of Non-Voting Common Stock are not entitled to vote, except as otherwise required by Nevada law. Cumulative voting for the election of directors is not permitted, which means that the holders of the majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by Nevada law, a majority vote is sufficient for any act of the stockholders. The holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights. The holders of Non-Voting Common Stock do not have any preemptive, subscription or redemption rights, but holders of Non-Voting Common Stock, other than Farm Bureau, BOCP II, BOCP V and any of its or their affiliates, generally have the right to exchange shares of Non-Voting Common Stock for an equivalent number of shares of Common Stock. In addition, under certain circumstances, the shares of Non-Voting Common Stock held by BOCP II, BOCP V and Farm Bureau are exchangeable for shares of Common Stock.

     Upon liquidation of the Company, subject to the rights of holders of any Preferred Stock outstanding, the holders of Common Stock and Non-Voting Common Stock are entitled to receive the Company's assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of Common Stock and Non-Voting Common Stock.

     All shares of Common Stock and Non-Voting Common Stock now outstanding are, and the shares of Common Stock to be outstanding upon the completion of the Offering will be, fully paid and non-assessable.

PREFERRED STOCK

 GENERAL. The Board of Directors is authorized, without further action of the stockholders of the Company, to issue from time to time shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, limitations as the Board of Directors may determine at the time of issuance. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of shares of Preferred Stock could adversely affect the holders of Common Stock and Non-Voting Common Stock. By way of example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer, proxy contest or removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Company does not have any shares of Preferred Stock outstanding, and currently, the Company has no intention to issue shares of Preferred Stock after the Offering.

REGISTRATION RIGHTS

     The Company has granted certain demand and incidental registration rights to BOCP II, BOCP V, Farm Bureau and the Warehouse Lender. BOCP II, BOCP V and/or Farm Bureau may, and the Warehouse Lender after September 1, 1997 may, by written notice, request that the Company register the shares of Common Stock and Non-Voting Common Stock then held by BOCP II, BOCP V, Farm Bureau or the Warehouse Lender, as the case may be (the "Registrable Securities"). The Company is required to use its best efforts to effect any such registration requested by BOCP II, BOCP V, Farm Bureau or the Warehouse Lender, but is not obligated to effect more than one such registration for each of BOCP II, BOCP V, Farm Bureau and the Warehouse Lender.

     The Warehouse Lender, Farm Bureau, BOCP II and BOCP V also are entitled to certain incidental registration rights with respect to their respective Registrable Securities. These incidental registration rights provide, generally, that if the Company proposes to register any of its capital stock under the Securities Act, the Warehouse Lender, Farm Bureau, BOCP II and BOCP V are entitled to notice by the Company of such proposed registration and are entitled to include any or all of their Registrable Securities in the registration. However, if the underwriters for any such offering deliver a written opinion to the Warehouse Lender, Farm Bureau, BOCP II or BOCP V, as the case may be, to the effect that the number of securities which the Warehouse Lender, Farm Bureau, BOCP II, BOCP V, the Company and all other holders of securities intend to include in such registration is sufficiently large as to potentially have an adverse effect on the offering, then the number of securities to be offered pursuant to such registration statement by the Warehouse Lender, Farm Bureau, BOCP II, BOCP V and the other holders proposed to be included in such registration, but in no event the Company, will be reduced pro rata among such holders to the recommended level of the underwriter. The Company is not required to effect more than three incidental registrations for each of Farm Bureau, BOCP II and BOCP V and an unlimited number of incidental registrations for the Warehouse Lender.

     In connection with each of the registrations required to be effected by the Company for the Warehouse Lender, Farm Bureau, BOCP II and BOCP V, the Company has agreed to pay all expenses incurred in connection with any such registration, except for any underwriting discounts.

     Farm Bureau, BOCP II and BOCP V are by written agreement entitled to exchange any shares of Non-Voting Common Stock held by them for shares of Common Stock, on a share-for-share basis under the following circumstances: (i) Farm Bureau, BOCP II or BOCP V, as the case may be (in such case, the "exchanging stockholder"), sells its Registrable Securities in a widely dispersed public offering, (ii) the exchanging stockholder sells its Registrable Securities in a private placement pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, provided that no purchaser of such shares acquires more than 2% of the Company's outstanding voting capital stock, (iii) the exchanging stockholder sells its Registrable Securities directly to a third party who elects to exchange such shares, or (iv) the exchanging stockholder does not own or have the right to acquire more than 4.9% of the outstanding voting capital stock of the Company.

     In connection with the acquisition of FIRSTPLUS West, the Company agreed to file with the Commission, prior to November 20, 1996, a registration statement for the public sale of an aggregate of $5,000,000 of Common Stock held by the former shareholders of FIRSTPLUS West. In the event such offering is not underwritten, the former shareholders of FIRSTPLUS West may require the Company to file one shelf registration for such securities, provided the former shareholders pay all expenses incident thereto.

     In connection with the acquisition of National, the Company agreed to file with the Commission, prior to November 9, 1996, a registration statement for the public sale of up to an aggregate of 250,998 shares of Common Stock held by the former shareholders of National.

CERTAIN CHARTER, BYLAWS AND STATUTORY PROVISIONS

     Certain provisions in the Articles of Incorporation, the Bylaws and the Nevada General Corporation Law could have the effect of delaying, deferring or preventing changes in control of the Company. See "Risk Factors - Effect of Certain Charter, Bylaw and Statutory Provisions."

MISCELLANEOUS

     Certain state securities laws restrict issuers with dual classes of common stock from offering equity securities of such issuers. The Company does not believe that any such state law restrictions will have a material adverse effect on the amount of equity securities the Company will be able to offer or the price obtainable for such securities by the Company or by stockholders in the secondary trading market.

TRANSFER AGENT AND REGISTRAR

     The Transfer agent and registrar for the Company's Common Stock is KeyCorp Shareholder Services, Inc.

                            PLAN OF DISTRIBUTION

     This Prospectus relates to 100,401 shares of Common Stock that may be offered and sold from time to time by certain shareholders of the Company, all of whom have been accorded certain registration rights by the Company that permit such holders to include such shares in this Prospectus. See "Description of Capital Stock - Registration Rights."

     The Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market, in the over-the-counter market or otherwise (which may include the pledge or hypothecation of some or all of the Shares), at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including, without limitation, pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers;
(c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction; and (d) private transactions.

     Except as otherwise indicated, the table below sets forth certain information with respect to the Common Stock as of October 31, 1996. The term Selling Shareholders includes the beneficial owners of such Common Stock listed below. Except as otherwise indicated, other than as a result of the ownership of the Common Stock, none of the Selling Shareholders has had any material relationship with the Company or any of its affiliates within the past three years.

                                 SHARES BENEFICIALLY      NUMBER OF      SHARES  BENEFICIALLY
                                  OWNED BEFORE THE        SHARES OF        OWNED AFTER THE
                                    OFFERING (1)           COMMON          OFFERING (1)(2)
                                 -------------------      STOCK THAT     --------------------
NAME OF SELLING SHAREHOLDER      NUMBER      PERCENT     MAY BE SOLD     NUMBER       PERCENT
---------------------------      -------     -------     -----------     -------      -------
Clydean S. Fitch and
 William O. Fitch(3).........    205,362     1.8            82,145       123,217        1.1
Lynn Fitch Mitchell(3).......     22,818       *             9,128        13,690          *
Lisa Fitch Wavro(3) .........     22,818       *             9,128        13,690          *

-----------
*    Represents less than one percent.

(1) Based on 11,249,570 shares of Common Stock outstanding on October 31, 1996. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)  Assumes the sale of all shares offered hereby.

(3) Represents shares of Common Stock received in connection with the acquisition of National.

     In view of the fact that Selling Shareholders may offer all or a portion of the shares of Common Stock held by them pursuant to this offering, and because this offering is not being underwritten on a firm commitment basis, no assurance can be given as to the number of shares of Common Stock that will be held by the Selling Shareholders after completion of this offering. Information concerning the Selling Shareholders may change from time to time and any such changed information that the Company becomes aware of will be set forth in supplements to this Prospectus if and when necessary.

     The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the offering or sale of the Common Stock. Underwriters, brokers, dealers or agents may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such Common Stock. Such underwriters, brokers, dealers or agents may also purchase the Common Stock and resell such securities for their own account. The Selling Shareholders and such underwriters, brokers, dealers or agents may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers, dealers or agents in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may also be sold in accordance with Rule 144 and Rule 145 under the Securities Act.

     To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or unless an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may be limited in its ability to engage in market activities with respect to such shares of Common Stock. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. All of the foregoing may effect the marketability of the Common Stock.

     The Company may suspend the use of this Prospectus, and any supplements hereto, in certain circumstances due to pending corporate developments, public filings with the Commission or similar events. The Company is obligated, in the event of such suspension, to use its reasonable efforts to ensure that the use of the Prospectus may be resumed as soon as possible.

     The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions and discounts of agents, dealers or underwriters.

Such expenses (excluding such commissions and discounts) are estimated to be approximately $_________. The Company has also agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act.

                                LEGAL MATTERS

     The validity of the Common Stock to be offered hereby will be passed upon for the Company and the Selling Shareholders by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                   EXPERTS

     The consolidated financial statements of the Company at June 30, 1996 and September 30, 1995 and 1994 and for the nine months in the periods ended June 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Remodelers National Funding Corp. (referred to herein as FIRSTPLUS Financial) at September 30, 1994 and for the nine-month period then ended, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement, and exhibits thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web Site that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
  Report of Independent Auditors..........................................................................        F-2
  Consolidated Balance Sheets as of September 30, 1994, 1995 and June 30, 1996............................        F-3
  Consolidated Statements of Income for the Years Ended September 30, 1993, 1994 and 1995 and the Nine
   Months Ended June 30, 1995 and 1996....................................................................        F-4
  Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 1993, 1994 and 1995
   and the Nine Months Ended June 30, 1996................................................................        F-5
  Consolidated Statements of Cash Flows for the Years Ended September 30, 1993, 1994 and 1995 and the Nine
   Months Ended June 30, 1995 and 1996....................................................................        F-6
  Notes to Consolidated Financial Statements..............................................................        F-7

REMODELERS NATIONAL FUNDING CORP. (FIRSTPLUS FINANCIAL)
  Report of Independent Auditors..........................................................................       F-18
  Balance Sheet as of September 30, 1994..................................................................       F-19
  Statement of Operations for the Nine Months Ended September 30, 1994....................................       F-20
  Statement of Stockholder's Equity for the Year Ended December 31, 1993 and the Nine Months Ended
   September 30, 1994.....................................................................................       F-21
  Statement of Cash Flows for the Nine Months Ended September 30, 1994....................................       F-22
  Notes to Financial Statements...........................................................................       F-23


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
RAC Financial Group, Inc.

    We have audited the accompanying consolidated balance sheets of RAC Financial Group, Inc. and subsidiaries as of September 30, 1994 and 1995 and June 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995, and for the nine months ended June 30, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RAC Financial Group, Inc. and subsidiaries at September 30, 1994 and 1995 and June 30, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, and for the nine months ended June 30, 1995 and 1996, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Dallas, Texas
August 1, 1996

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                ASSETS (NOTE 7)

                                                                             SEPTEMBER 30,
                                                                       --------------------------     JUNE 30,
                                                                           1994          1995           1996
                                                                       ------------  ------------  --------------
Cash and cash equivalents............................................  $  2,308,267  $  2,485,511  $    2,337,175
Loans held for sale, net (Notes 3 and 4).............................     6,104,710    19,435,177     165,739,548
Excess servicing receivable (Note 5).................................       --         29,743,987     116,752,613
Subordinated certificates held for sale (Note 5).....................       --          1,312,500      16,527,471
Receivable from trusts...............................................       --          2,571,668      10,969,916
Other assets (Note 6)................................................     3,728,421     5,791,665      10,526,174
                                                                       ------------  ------------  --------------
    Total assets.....................................................  $ 12,141,398  $ 61,340,508  $  322,852,897
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities.............................  $  2,176,033  $  6,936,703  $   14,804,804
Warehouse financing facilities with affiliates (Note 7)..............     4,994,504    18,529,557     142,829,746
Term line of credit (Note 7).........................................       --          9,248,872      37,068,982
Notes payable (Note 7)...............................................       650,000       871,906       1,120,298
Subordinated notes payable to affiliates (Note 7)....................       --          8,002,500       7,002,500
Allowance for possible credit losses on loans sold (Note 4)..........       --          3,906,506      27,381,893
Deferred tax liabilities, net (Note 8)...............................       --          2,110,593      11,450,838
                                                                       ------------  ------------  --------------
    Total liabilities................................................     7,820,537    49,606,637     241,659,061
Contingencies and Commitments (Note 14)
Stockholders' Equity:
  Preferred stock Series A, non-voting, $1 par value, 8% cumulative dividend (Note 9):
    Authorized -- 300,000
    Issued and outstanding shares -- 300,000 -- 1994; 100,000 --
     1995; none -- 1996..............................................       300,000       100,000        --
  Preferred stock Series B, non-voting, $1 par value, 8% cumulative dividend (Note 9):
    Authorized, issued, and outstanding shares -- 2,300,000..........       --          2,300,000        --
  Common stock, $0.01 par value (Note 9):
    Authorized shares -- 100,000,000
    Issued and outstanding shares -- 5,490,000 -- 1994; 7,500,000 --
     1995; 11,249,570 -- 1996........................................        54,900        75,000         112,496
  Non-voting common stock, $0.01 par value (Note 9):
    Authorized shares -- 25,000,000
    Issued and outstanding shares -- 1,474,402 -- 1995; 2,220,338 --
     1996............................................................       --             14,744          22,203
  Additional capital.................................................     5,179,200     3,626,928      54,830,257
  Retained earnings (deficit)........................................    (1,213,239)    5,617,199      26,228,880
                                                                       ------------  ------------  --------------
    Total stockholders' equity.......................................     4,320,861    11,733,871      81,193,836
                                                                       ------------  ------------  --------------
    Total liabilities and stockholders' equity.......................  $ 12,141,398  $ 61,340,508  $  322,852,897
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                       YEAR ENDED SEPTEMBER 30,             NINE MONTHS ENDED JUNE 30,
                                              -------------------------------------------  ----------------------------
                                                  1993           1994           1995           1995           1996
                                              -------------  -------------  -------------  -------------  -------------
Revenues:
  Gains on sales of loans, net..............  $  17,115,097  $  27,671,211  $  29,113,701  $  18,183,825  $  89,815,498
  Interest..................................        145,420      1,845,001      2,860,372      1,672,700     10,760,783
  Servicing income..........................       --               71,982      1,049,188        698,097      2,673,773
  Other income..............................         54,146        251,766        873,077        923,080      5,391,887
                                              -------------  -------------  -------------  -------------  -------------
    Total revenues..........................     17,314,663     29,839,960     33,896,338     21,477,702    108,641,941
Expenses:
  Salaries and employee benefits............      7,265,077     17,054,236     10,110,448      5,984,052     22,542,156
  Interest..................................         28,345      1,040,552      2,660,407      1,461,840      8,609,778
  Other operating...........................      2,631,594      6,464,674      6,962,933      4,985,516     17,319,595
  Provision for possible credit losses......       --              125,000      4,419,736      2,256,134     26,561,482
                                              -------------  -------------  -------------  -------------  -------------
    Total expenses..........................      9,925,016     24,684,462     24,153,524     14,687,542     75,033,011
                                              -------------  -------------  -------------  -------------  -------------
Income before income taxes..................      7,389,647      5,155,498      9,742,814      6,790,160     33,608,930
Provision for income taxes..................       --             --           (3,903,304)    (2,659,974)   (12,771,393)
                                              -------------  -------------  -------------  -------------  -------------
Net income..................................  $   7,389,647  $   5,155,498  $   5,839,510  $   4,130,186  $  20,837,537
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------
Net income per share of common
 stock......................................  $        0.94  $        0.62  $        0.56  $        0.39  $        1.70
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------
Weighted average common shares
 and common equivalent shares
 outstanding................................      7,798,437      8,138,437     10,148,437     10,148,437     12,206,335
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               PREFERRED STOCK                         COMMON STOCK
                                                  ------------------------------------------  -------------------------------
                                                       SERIES "A"            SERIES "B"              VOTING         NON-VOTING
                                                  --------------------  --------------------  --------------------  ---------
                                                   SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1992...................    300,000  $ 300,000                        5,150,000  $  51,500
Preferred Stock dividends.......................
Distributions (Note 1)..........................
Net (loss) income...............................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1993...................    300,000    300,000                        5,150,000     51,500
Preferred Stock dividends.......................
Issuance of common stock........................                                                340,000      3,400
Cancellation of loans to officer assumed by
 stockholders...................................
Distributions (Note 1)..........................
Net (loss) income...............................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1994...................    300,000    300,000                        5,490,000     54,900
Investment in subsidiary -- RNFC................                        2,300,000  $2,300,000 2,010,000     20,100
Issuance of common stock and stock warrants.....                                                                    1,474,402
Redemption of preferred stock...................   (200,000)  (200,000)
Preferred Stock dividends.......................
Distributions (Note 1)..........................
Net (loss) income...............................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1995...................    100,000    100,000  2,300,000  2,300,000  7,500,000     75,000  1,474,402
Issuance of common stock and stock warrants.....                                              3,295,000     32,950  1,200,506
Transfer of Non-voting to Voting................                                                454,570      4,546   (454,570)
Redemption of preferred stock...................   (100,000)  (100,000) (2,300,000) (2,300,000)
Preferred Stock dividends.......................
Net (loss) income...............................
Other...........................................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at June 30, 1996........................     --      $  --         --      $  --      11,249,570 $ 112,496  2,220,338
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                            RETAINED
                                                               ADDITIONAL   EARNINGS
                                                    AMOUNT      CAPITAL    (DEFICIT)     TOTAL
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1992...................               $1,216,336  $  (82,729) $1,485,107
Preferred Stock dividends.......................                              (32,340)    (32,340)
Distributions (Note 1)..........................               (4,196,871)             (4,196,871)
Net (loss) income...............................                7,569,955    (180,308)  7,389,647
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1993...................                4,589,420    (295,377)  4,645,543
Preferred Stock dividends.......................                              (70,500)    (70,500)
Issuance of common stock........................                1,659,848               1,663,248
Cancellation of loans to officer assumed by
 stockholders...................................                             (200,000)   (200,000)
Distributions (Note 1)..........................               (6,872,928)             (6,872,928)
Net (loss) income...............................                5,802,860    (647,362)  5,155,498
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1994...................                5,179,200  (1,213,239)  4,320,861
Investment in subsidiary -- RNFC................                1,147,239               3,467,339
Issuance of common stock and stock warrants.....   $  14,744      485,256                 500,000
Redemption of preferred stock...................                                         (200,000)
Preferred Stock dividends.......................                              (26,864)    (26,864)
Distributions (Note 1)..........................               (2,166,975)             (2,166,975)
Net (loss) income...............................               (1,017,792)  6,857,302   5,839,510
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1995...................      14,744    3,626,928   5,617,199  11,733,871
Issuance of common stock and stock warrants.....      12,005   51,165,999              51,210,954
Transfer of Non-voting to Voting................      (4,546)                              --
Redemption of preferred stock...................                                       (2,400,000)
Preferred Stock dividends.......................                             (264,842)   (264,842)
Net (loss) income...............................                  (38,986) 20,876,523  20,837,537
Other...........................................                   76,316                  76,316
                                                  -----------  ----------  ----------  ----------
Balance at June 30, 1996........................   $  22,203   $54,830,257 $26,228,880 $81,193,836
                                                  -----------  ----------  ----------  ----------
                                                  -----------  ----------  ----------  ----------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            NINE MONTHS
                                                                         YEAR ENDED SEPTEMBER 30,          ENDED JUNE 30,
                                                                 ----------------------------------------  --------------
                                                                    1993         1994           1995            1995
                                                                 -----------  -----------  --------------  --------------
OPERATING ACTIVITIES:
Net income.....................................................  $ 7,389,647  $ 5,155,498  $    5,839,510  $    4,130,186
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Provision for possible credit losses.........................       16,066      264,429       4,387,186       2,256,134
  Depreciation and amortization................................      152,495      359,629         419,801         280,425
  Gain on sales of loans.......................................     (438,607)  (2,071,620)    (34,009,029)    (19,149,185)
  Changes in operating assets and liabilities:
    Excess servicing receivable amortization...................      --           --              487,618         294,450
    Loans originated or acquired...............................   (2,614,783)    (812,643)   (208,709,884)   (196,891,056)
    Principal collected and proceeds from sale of loans........      --           --          203,840,116     186,229,090
    Accrued interest receivable................................      --           --              457,945         232,615
    Excess servicing receivable, net...........................      --           --            1,364,909      (2,670,125)
    Receivable from trusts.....................................      --           --           (2,417,202)     (3,564,185)
    Subordinated Certificates held for sale....................      --           --           (1,312,500)       --
    Other assets...............................................      409,299     (639,279)     (1,048,753)        (33,501)
    Accounts payable and accrued expenses......................       87,127      979,293       2,381,646         953,985
    Other liabilities..........................................      --           416,532         483,988        --
    Deferred tax liability.....................................      --           --            2,110,593       1,893,682
                                                                 -----------  -----------  --------------  --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES............    5,001,244    3,651,839     (25,724,056)    (26,037,485)
INVESTING ACTIVITIES:
Cash from acquisitions.........................................      --           --              624,571         524,571
Proceeds from maturity of short-term investments...............                                                   100,000
Acquisition costs of RNFC......................................      --           --             (530,562)       --
Advances to stockholders.......................................     (324,589)    (776,168)        552,932        --
Marketable securities..........................................     (628,735)     628,735        --              --
Purchases of equipment and leasehold improvements..............     (435,447)    (635,366)       (761,132)       (424,840)
                                                                 -----------  -----------  --------------  --------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES............   (1,388,771)    (782,799)       (114,191)        199,731
                                                                 -----------  -----------  --------------  --------------
FINANCING ACTIVITIES:
Borrowings on warehouse financing facilities, net..............    1,862,774      157,260      10,436,052       8,634,749
Borrowings on term line of credit..............................      --         2,888,872       9,248,872       5,135,423
Borrowings on (repayments of) notes payable, net...............      --           350,000         221,906       5,712,524
Proceeds from (repayments of) subordinated notes payable to
 affiliates....................................................      --           --            8,002,500       7,175,004
Repayments on subordinated notes payable to affiliates.........     (212,000)     --             --              --
Redemptions of preferred stock.................................      --           --             (200,000)       (200,000)
Common stock issued............................................      --         1,663,248         500,000         450,000
Distributions..................................................   (4,196,871)  (6,872,928)     (2,166,975)     (2,166,975)
Preferred stock dividends......................................      (32,340)     (70,500)        (26,864)        (26,864)
                                                                 -----------  -----------  --------------  --------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............   (2,578,437)  (1,884,048)     26,015,491      24,713,861
                                                                 -----------  -----------  --------------  --------------
INCREASE (DECREASE) IN CASH....................................    1,034,036      984,992         177,244      (1,123,893)
Cash and cash equivalents at beginning of period...............      289,239    1,323,275       2,308,267       3,433,509
                                                                 -----------  -----------  --------------  --------------
Cash and cash equivalents at end of period.....................  $ 1,323,275  $ 2,308,267  $    2,485,511  $    2,309,616
                                                                 -----------  -----------  --------------  --------------
                                                                 -----------  -----------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid during the period................................  $    28,345  $ 1,040,552  $    1,997,129  $    1,441,033
                                                                 -----------  -----------  --------------  --------------
                                                                 -----------  -----------  --------------  --------------
Non-cash Investing and Financing Activities:
Acquisition of assets, net.....................................      --           --       $    2,312,206        --
                                                                 -----------  -----------  --------------  --------------
                                                                 -----------  -----------  --------------  --------------


                                                                      1996
                                                                 --------------
OPERATING ACTIVITIES:
Net income.....................................................  $   20,837,537
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Provision for possible credit losses.........................      26,561,482
  Depreciation and amortization................................         521,706
  Gain on sales of loans.......................................     (94,036,911)
  Changes in operating assets and liabilities:
    Excess servicing receivable amortization...................       7,279,761
    Loans originated or acquired...............................    (909,102,380)
    Principal collected and proceeds from sale of loans........     785,068,615
    Accrued interest receivable................................      (1,297,768)
    Excess servicing receivable, net...........................        (179,626)
    Receivable from trusts.....................................      (9,748,781)
    Subordinated Certificates held for sale....................     (15,214,971)
    Other assets...............................................      (3,581,762)
    Accounts payable and accrued expenses......................       6,445,574
    Other liabilities..........................................        --
    Deferred tax liability.....................................       9,340,245
                                                                 --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES............    (177,107,279)
INVESTING ACTIVITIES:
Cash from acquisitions.........................................         251,894
Proceeds from maturity of short-term investments...............
Acquisition costs of RNFC......................................        --
Advances to stockholders.......................................        --
Marketable securities..........................................        --
Purchases of equipment and leasehold improvements..............        (784,985)
                                                                 --------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES............        (533,091)
                                                                 --------------
FINANCING ACTIVITIES:
Borrowings on warehouse financing facilities, net..............     102,440,083
Borrowings on term line of credit..............................      27,820,110
Borrowings on (repayments of) notes payable, net...............        (795,917)
Proceeds from (repayments of) subordinated notes payable to
 affiliates....................................................      (1,000,000)
Repayments on subordinated notes payable to affiliates.........        --
Redemptions of preferred stock.................................      (2,400,000)
Common stock issued............................................      51,210,954
Distributions..................................................        --
Preferred stock dividends......................................        (264,842)
                                                                 --------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............     177,010,388
                                                                 --------------
INCREASE (DECREASE) IN CASH....................................        (629,982)
Cash and cash equivalents at beginning of period...............       2,967,157
                                                                 --------------
Cash and cash equivalents at end of period.....................  $    2,337,175
                                                                 --------------
                                                                 --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid during the period................................  $    8,609,778
                                                                 --------------
                                                                 --------------
Non-cash Investing and Financing Activities:
Acquisition of assets, net.....................................        --
                                                                 --------------
                                                                 --------------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1.  ACQUISITION
    RAC Financial Group, Inc., a Nevada corporation (RAC or the Company), through its four subsidiaries, FIRSTPLUS Financial, Inc. (FIRSTPLUS Financial), formerly known as Remodelers National Funding Corp., a Texas corporation, SFA:
State Financial Acceptance Corp., a Texas corporation (SFAC), FIRSTPLUS Financial West, Inc., formerly known as Mortgage Plus Incorporated, a Colorado corporation, and First Security Mortgage Corporation (FIRSTPLUS East), a South Carolina corporation, is a specialized consumer finance company that originates, services, and sells Title I and conventional home improvement loans, including debt consolidation loans. The Company originates loans through wholesale purchase, indirect and direct transactions. The Company sells substantially all of the loans it originates and purchases through asset-backed securitizations to investors in the form of pass-through certificates and retains the loan servicing rights.

    SFAC is a conventional home improvement lender. In prior years, SFAC purchased property improvement loans at a discount from contractors and sold packages of these loans at a premium. On October 4, 1994, RAC was formed by the senior management of SFAC together with Farm Bureau Life Insurance Company (Farm Bureau), which, at the time indirectly owned 100% of the common stock of FIRSTPLUS Financial, for the purpose of purchasing FIRSTPLUS Financial (the Combination). FIRSTPLUS Financial is an approved Title I Loan originator and servicer.

    In connection with the formation of RAC, the stockholders of SFAC exchanged all of the common and preferred stock of SFAC for 4,690,000 shares of the $0.01 par value voting common stock (Common Stock) and 300,000 shares of the $1 par value preferred stock of RAC (Series A Preferred Stock). This exchange between SFAC and RAC was accounted for at book value since the exchange of shares of SFAC for RAC was between enterprises under common control and the financial statements have been restated in a manner similar to a pooling of interests. At the same time, RAC acquired FIRSTPLUS Financial through the issuance of 2,010,000 shares of Common Stock and 2,300,000 shares of the $1 par value preferred stock of RAC (Series B Preferred Stock) to Farm Bureau in exchange for all of the common stock of FIRSTPLUS Financial. The acquisition of FIRSTPLUS Financial was accounted for using the purchase method of accounting to reflect fair values. After the formation of RAC, the former management and stockholders of SFAC maintained control of the management and voting stock of RAC. Therefore, the historical financial statements of SFAC are included with RAC's.

    Assets and liabilities acquired from FIRSTPLUS Financial were recorded at their respective fair values. The primary assets acquired were loans held for sale of approximately $5 million and excess servicing receivable of approximately $1.7 million. The primary liabilities assumed were a warehouse financing facility of approximately $3.1 million and principal and interest due on loan participations sold of approximately $1.8 million. The difference between the fair value of the assets acquired less liabilities assumed and the purchase price including acquisition costs of approximately $530,000 was recorded as goodwill.

    In November 1995, the Company purchased the capital stock of another home improvement lender, First Security Mortgage Corporation. The significant assets of FIRSTPLUS East consisted of approximately $9.3 million in mortgage loans held for sale. The acquisition was accounted for as a purchase business combination and all tangible and identified intangible assets and liabilities were recorded at their respective fair values. (See Note 16)

    In May 1996, 800,000 common shares of the Company were issued in exchange for all of the outstanding common stock of Mortgage Plus, Incorporated (MPI), in a transaction accounted for as a pooling of interests. MPI was subsequently renamed FIRSTPLUS Financial West, Inc. (FIRSTPLUS West). As such, the consolidated financial information of the Company has been restated to include the accounts of FIRSTPLUS West for all periods presented. As FIRSTPLUS West was a Subchapter S corporation prior to the pooling with RAC, its retained earnings activity (net income (loss) and distributions) on a separate company basis has been reclassified to additional capital. Prior to the acquisition, FIRSTPLUS West operated on a fiscal year end of April 30.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

1.  ACQUISITION (CONTINUED)
FIRSTPLUS West's prior years financial statements have been combined with the Company's financial statements without recasting the periods presented, except for the financial information as of and for the nine months ended June 30, 1996 and 1995. Such combination results in operations for FIRSTPLUS West for the period from July 1, 1995 through September 30, 1995 being excluded from the presentation. Net income for FIRSTPLUS West for this period was approximately $58,000. Separate results of the Company and FIRSTPLUS West for the periods presented are as follows (dollars in thousands):

                                                                                               NINE MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                            -------------------------------  ---------------------
                                                              1993       1994       1995       1995        1996
                                                            ---------  ---------  ---------  ---------  ----------
Revenue:
  RAC.....................................................  $     533  $   2,446  $  28,951  $  17,860  $   94,887
  FIRSTPLUS West..........................................     16,781     27,394      4,962      3,618      13,911
  Elimination of intercompany transactions................     --         --            (18)    --            (156)
                                                            ---------  ---------  ---------  ---------  ----------
                                                               17,314     29,840     33,895     21,478     108,642
Expenses:
  RAC.....................................................        714      3,093     18,172     10,332      61,059
  FIRSTPLUS West..........................................      9,211     21,592      5,981      4,356      13,974
  Provision for income taxes..............................     --         --          3,903      2,660      12,771
                                                            ---------  ---------  ---------  ---------  ----------
                                                                9,925     24,685     28,056     17,348      87,804
Net income (loss):
  RAC.....................................................       (181)      (647)     6,876      4,868      21,057
  FIRSTPLUS West..........................................      7,570      5,802     (1,019)      (738)        (63)
  Elimination of intercompany transactions................     --         --            (18)    --            (156)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            $   7,389  $   5,155  $   5,839  $   4,130  $   20,838
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------

2.  SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of RAC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    The Company generates revenue from the sale of loans through asset-backed securitizations by selling pass-through certificates through grantor trust conduits (the Trusts). Excess servicing gains on sales of loans through securitizations principally represent the present value of the differential between the interest rates charged on the loans and the interest rates passed on to the purchasers of the certificates, after considering the effects of estimated prepayments, servicing fees, and other administrative costs. Excess servicing gains on sales of loans are recorded at the settlement date. All related premiums or discounts on the loans sold are netted against the gain on sale of the loans. The securitizations have been recorded as sales in accordance with Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse."

    An excess servicing receivable (the Receivable) is recorded at the time of sale that is equal to the excess servicing gain on sale of loans. The Receivable is amortized in proportion to and over the expected lives of the related loans giving effect to the prepayment assumptions utilized in its determination and is carried at its estimated net realizable value.

    The carrying value of the Receivable is analyzed for possible impairment quarterly by the Company on a disaggregated basis by the predominant risk characteristic of loan type to determine whether prepayment and default experience has an impact on carrying value. Expected cash flows of the underlying loans sold are

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reviewed based upon current economic conditions and the type of loans originated and are revised as necessary using the original discount rate used in calculating the gain on sale. The Company generally makes loans to credit-impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit qualification requirements, primarily due to high loan-to-value ratios. The Company has found that credit-impaired borrowers are payment sensitive rather than interest-rate sensitive. As such, the Company does not consider interest rates to be a predominant risk characteristic for purposes of valuation impairment. Impairment losses, if any, arising from adverse prepayment and default experience are recognized as a charge to earnings while favorable experience is not recognized until realized.

    During the nine months ended June 30, 1996, the Company pooled and securitized $427.2 million of loans through five grantor trust conduits. Four trusts sold pass-through certificates in private placements. One trust (1996-2) sold pass-through certificates in a public offering. The certificates have fixed coupon rates and estimated remaining maturities ranging from 2 to 20 years.

    To a lesser extent, the Company generates revenue from the bulk sale of loans. Bulk sale gains represent the difference between the sale price, which is received in cash, and the cost of the loans sold.

    The Company generally retains servicing rights and recognizes servicing income from fees, prepayment penalties and late payment charges earned for servicing the loans owned by investors, certificate holders, and others. Servicing and other fees are generally earned at rates ranging from approximately 0.75% to 1.25% of the unamortized loan balance being serviced. Servicing income is recognized when collected.

    Interest income from loans is recognized using the interest method. The Company ceases to accrue interest income on loans which become 90 days past due.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

    LOANS HELD FOR SALE

    Title I and conventional loans held for sale are carried at the lower of cost or market. Typically, the Company obtains a second or third property improvement lien as collateral.

    RECEIVABLE FROM TRUSTS

    The Company is required to maintain a deposit with the trustees for the Trusts equal to a set percentage of the par value of the securitized portfolio to supplement unanticipated shortfalls in payments to certificate holders (the Receivable from Trusts). The certificate holders' recourse to the Company is limited to this required reserve balance and the Receivable related to the specific securitization. The amounts on deposit are invested in certain short-term instruments as permitted by each Trust's pooling and servicing agreement. To the extent that amounts on deposit exceed specified levels, distributions are made to the Company. Upon maturity of the certificates, any remaining amounts on deposit are distributed to the Company.

    ALLOWANCE FOR POSSIBLE CREDIT LOSSES

    Provision for credit losses is charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding loans. The allowance for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, and collateral values. The allowance for credit losses on loans sold represents the Company's best estimate of future credit losses likely to be incurred over the life of the loans sold. This allowance has been discounted using an interest rate of 6.5% which is considered to be equivalent to the risk-free market rate for securities with a duration consistent with the estimated timing of losses based on guidance issued by the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) in Issue 92-2. The Company's charge-off policy is based on a review of each individual receivable.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Federal and state income taxes are accounted for utilizing the liability method, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

    Earnings per common and common equivalent are computed by dividing net income less preferred dividends by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding. Common Stock equivalents consist of the dilutive effect of Common Stock which may be issued upon exercise of stock warrants assuming such warrants were outstanding the entire fiscal period. All share and per-share amounts have been restated to reflect the 67-for-one stock split the Company effected in July 1995. Earnings per share and fully diluted earnings per share are substantially the same. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the estimated public offering price during the 12 months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented. All common share and per share data, except par value per share, have been retroactively adjusted to reflect the 67-for-one stock split of the Company's Common Stock.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments at June 30, 1996 and September 30, 1995 consist primarily of loans held for sale, excess servicing receivable, and subordinated certificates held for sale as well as warehouse financing facilities, term lines of credit, and other debt instruments. The loans held for sale represent recent production and as such, their carrying value approximates their current fair value. The excess servicing receivable is primarily related to loans sold during the nine months ended June 30, 1996. The discount rate used to calculate the present value of the excess servicing during this period remains consistent with the prior period presented and management believes it is still appropriate as of June 30, 1996. Also, prepayment and default assumptions used to calculate the excess servicing receivable are substantially consistent with the performance experience of the underlying loans. Additionally, the market rates applicable to the subordinated certificates held for sale is not significantly different than the rates used to record the asset originally. All significant outstanding debt, including the warehouse financing facilities, term lines of credit, and other debt instruments, are at variable rates at terms the Company believes represent present market conditions. As such, the carry amounts of the Company's outstanding debt instruments approximate their respective fair value.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which will primarily be applicable to the Company's securitization of receivables as well as its repurchase agreements. SFAS No. 125 will require entities that acquire or originate loans and subsequently sell or securitize those loans with retained servicing rights to allocate the total cost of the loans to the mortgage servicing rights and the mortgage loans. At this time, the Company has not determined what effect,

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) if any, that the adoption of SFAS No. 125 may have on the Company's results of operations or financial condition for fiscal 1997. The Company will be required to assess the servicing rights for impairment based upon the fair value of those rights. SFAS No. 125 is effective only for transactions after January 1, 1997.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective beginning in the Company's 1997 fiscal year. SFAS No. 123 allows companies to continue to account for stock-based employee compensation plans under the existing accounting standard Accounting Principles Board ("APB") Opinion No. 25, or adopt a fair value-based method of accounting for stock options as compensation expense over the service period (generally the vesting period) as defined in the new standard. SFAS No. 123 requires that if a company continues to account for stock options under APB Opinion No. 25, it must provide pro forma net income and earnings per share information "as if" the new fair value approach had been adopted. The Company plans to continue to account for stock-based compensation under APB Opinion No. 25 and will make the required disclosures in its 1997 fiscal year financial statements.

3.  LOANS HELD FOR SALE

                                                                   SEPTEMBER 30,
                                                            ---------------------------     JUNE 30,
                                                                1994          1995            1996
                                                            ------------  -------------  --------------
Title I loans.............................................  $    --       $   7,202,788  $    9,700,814
Conventional loans........................................     3,809,041     14,066,740     133,581,226
First lien mortgages......................................     3,061,481         27,871      17,535,170
Construction loans........................................       --            --             2,447,800
                                                            ------------  -------------  --------------
  Subtotal................................................     6,870,522     21,297,399     163,265,010
Participations sold.......................................       --            (902,390)        (29,595)
Allowance for possible credit losses......................      (325,429)      (887,879)     (1,616,173)
Net purchase premiums/(discount) on conventional loans....      (440,383)       (71,953)      4,120,306
                                                            ------------  -------------  --------------
  Total...................................................  $  6,104,710  $  19,435,177  $  165,739,548
                                                            ------------  -------------  --------------
                                                            ------------  -------------  --------------

    The serviced loan portfolio, which includes the loans held for sale, as well as loans serviced for the securitizations and other investors, consisted of $238.3 million in Title I loans and $512.2 million in conventional loans at June 30, 1996.

4.  ALLOWANCE FOR POSSIBLE CREDIT LOSSES
    The activity in the allowance for possible credit losses is summarized as follows:

                                                                       YEAR ENDED          NINE MONTHS
                                                                     SEPTEMBER 30,         ENDED JUNE
                                                                ------------------------       30,
                                                                   1994         1995          1996
                                                                ----------  ------------  -------------
Balance, beginning of period..................................  $  131,367  $    325,429  $   4,794,385
Allowance from FIRSTPLUS Financial acquisition................      --           160,000       --
Provision for possible credit losses..........................     264,429     4,452,286     26,561,482
Charge-offs, net..............................................     (70,367)     (143,330)    (2,357,801)
                                                                ----------  ------------  -------------
Balance, end of period........................................  $  325,429  $  4,794,385  $  28,998,066
                                                                ----------  ------------  -------------
                                                                ----------  ------------  -------------
Components of Allowance:
Allowance for possible credit losses..........................  $  325,429  $    887,879  $   1,616,173
Allowance for possible credit losses on loans sold............      --         3,906,506     27,381,893

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

4.  ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONTINUED)
    At June 30, 1996 and September 30, 1995, the gross allowance for possible credit losses on loans sold was approximately $36.6 million and $6.8 million, respectively, which was recorded at a discount using a risk-free interest rate of 6.5%.

5. EXCESS SERVICING RECEIVABLE AND SUBORDINATED CERTIFICATES AVAILABLE FOR SALE The activity in the Receivable is summarized as follows:

                                                                                          NINE MONTHS
                                                                           YEAR ENDED        ENDED
                                                                          SEPTEMBER 30,     JUNE 30,
                                                                              1995            1996
                                                                          -------------  --------------
Balance, beginning of period............................................  $    --        $   29,743,987
Acquired in FIRSTPLUS East acquisition..................................      1,685,887         197,829
Excess servicing gains..................................................     30,065,093      94,036,878
Excess servicing write-off..............................................       (969,412)       (408,915)
Amortization............................................................       (487,618)     (6,817,166)
Receivable reclassified to Receivable from Trust........................       (549,963)       --
                                                                          -------------  --------------
Balance, end of period..................................................  $  29,743,987  $  116,752,613
                                                                          -------------  --------------
                                                                          -------------  --------------

    The Company discounts the cash flows on the securitized loans at a rate it believes a purchaser would require as a rate of return. The rate used to discount the cash flows was 11% for the year ended September 30, 1995 and for the nine months ended June 30, 1996. These rates are based upon customer rates on the respective loans, the use of which management believes is appropriate when compared to the use of market data on interest-only strips on a risk adjusted basis.

    At June 30, 1996, the Company held as available for sale four subordinated certificates from securitizations. The certificates were unrated and as such there was no current established market values. Estimates of the fair market value based on discounted cash flow analysis indicates that the carrying value of the subordinated certificates approximates their fair value.

6.  OTHER ASSETS
    Other assets consist of the following:

                                                                    SEPTEMBER 30,
                                                              --------------------------    JUNE 30,
                                                                  1994          1995          1996
                                                              ------------  ------------  -------------
Goodwill, net...............................................  $    --       $    477,506  $     430,635
Furniture, equipment and leasehold improvements,
 net........................................................     1,102,335     1,277,660      3,797,271
Prepaids and other..........................................     2,626,086     4,036,499      6,298,268
                                                              ------------  ------------  -------------
                                                              $  3,728,421  $  5,791,665  $  10,526,174
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------

    Depreciable assets are stated at cost less accumulated depreciation. Equipment is depreciated using a straight-line method based on estimated useful lives ranging from 1 to 5 years. Leasehold improvements are amortized over the life of the lease or asset whichever is shorter.

    Goodwill is amortized on a straight-line basis over ten years.

7.  DEBT

    WAREHOUSE FINANCING FACILITIES

    The Company has a $60 million warehouse facility with Bank One, Texas, N.A., an affiliate, for warehousing loans prior to sale through securitization. In March 1996, the Company increased the Bank One Warehouse Facility from $20 million to $40 million, with a one-year maturity and, in June 1996,

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

7.  DEBT (CONTINUED)
increased the Bank One Warehouse Facility to $60 million. At June 30, 1996, approximately $46.8 million was outstanding under this warehouse facility. This warehouse facility bears interest at the federal funds rate (5.3% at June 30, 1996) plus 1.25%, payable monthly. During the term of the facility, borrowings have no stated maturity other than the repayment obligations coincident with the principal payments of the underlying loans. Upon the sale of the warehoused loans the warehouse facility is repaid. This warehouse facility matures in March 1997.

    The Company also has a $130 million warehouse financing facility with a nationally recognized finance company (the Warehouse Lender) for warehousing loans prior to sale through securitization. This financing facility bears interest at a rate based on the commercial paper rate of the Warehouse Lender's parent plus 125 basis points payable monthly. This warehouse facility matures in March 1997. The Warehouse Lender received a participation interest in the securitizations completed in June and September 1995. At June 30, 1996, approximately $56.7 million was outstanding under this warehouse facility.

    Additionally, the Company has approximately $28.1 million outstanding under several other warehouse lines bearing interest at rates primarily based on spreads above LIBOR or prime.

    In May 1996, the Company entered into a master repurchase agreement with Bear Stearns Home Equity Trust 1996-1, which provided the Company with a $200 million loan repurchase facility (the "Bear Stearns Facility") which bears interest based on a spread over the 30-day LIBOR and expires in May 1997. Approximately $11.2 million is outstanding under this facility at June 30, 1996.

    TERM LINE OF CREDIT

    The Company has a $70 million working capital term line of credit with the Warehouse Lender that is secured by the Company's subordinated certificates and the Company's servicing rights. This line of credit bears interest at the rate of 2.5% over the thirty day commercial paper issued by the Warehouse Lender's parent with the principal amortized over 60 months. No additional borrowings may occur under the term line beyond March 1997. The line of credit matures in February 1999.

    SUBORDINATED NOTES PAYABLE TO AFFILIATES

    At June 30, 1996, the Company had $5.7 million principal amount of 12% fixed rate subordinated notes (the Notes) outstanding which are held by Bank One, which is an affiliate. The Notes become due on March 31, 2000. In addition, the Company had a $1.35 million credit facility with Farm Bureau, which is an affiliate. Advances under the facility carry 12% interest rates with principal due March 31, 2000.

    Both the Bank One Notes and the Farm Bureau credit facility referred to above were issued with detachable stock warrants, allowing the affiliates to purchase a total of 15% of the Company. All such warrants were exercised in February 1996. See Note 9. The Notes are recorded at a discount which equals the value of the warrants at the time of issuance. The Notes are secured by the assets of the Company, but are subordinated to the rights of the various warehouse lenders.

    In conjunction with the various borrowings, the Company has agreed to certain financial covenants regarding tangible net worth and leverage and was in compliance with all such financial covenants at June 30, 1996.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

8.  INCOME TAXES
    The provision for income taxes consists of the following:

                                                                                            NINE MONTHS
                                                                             YEAR ENDED     ENDED JUNE
                                                                            SEPTEMBER 30,       30,
                                                                                1995           1996
                                                                            -------------  -------------
Current:
  Federal.................................................................   $ 1,613,443   $   3,160,268
  State...................................................................       179,268         270,880
                                                                            -------------  -------------
                                                                               1,792,711       3,431,148
Deferred:
  Federal.................................................................     1,794,000       8,602,858
  State...................................................................       316,593         737,387
                                                                            -------------  -------------
                                                                               2,110,593       9,340,245
                                                                            -------------  -------------
                                                                             $ 3,903,304   $  12,771,393
                                                                            -------------  -------------
                                                                            -------------  -------------

    The tax effects of temporary differences that give rise to the deferred tax asset and liabilities are as follows:

                                                                            SEPTEMBER 30,    JUNE 30,
                                                                                1995           1996
                                                                            -------------  -------------
Deferred tax asset -- Allowance for possible credit losses................   $ 1,787,800   $     614,146
Deferred tax liabilities:
  Excess servicing rights.................................................     3,705,325      11,980,189
  Other...................................................................       193,068          84,795
                                                                            -------------  -------------
                                                                               3,898,393      12,064,984
                                                                            -------------  -------------
Net deferred tax liabilities..............................................   $ 2,110,593   $  11,450,838
                                                                            -------------  -------------
                                                                            -------------  -------------

    A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                                                                 NINE MONTHS
                                                                                YEAR ENDED          ENDED
                                                                              SEPTEMBER 30,       JUNE 30,
                                                                                   1995             1996
                                                                             ----------------  ---------------
Statutory rate.............................................................         34.0%             34.0%
State tax, net of federal benefit..........................................          3.0               3.0
Other......................................................................          1.5               1.0
Net operating loss carryforward............................................         (2.4)            --
                                                                                     ---               ---
                                                                                    36.1%             38.0%
                                                                                     ---               ---
                                                                                     ---               ---

    Net income reflects the effect of FIRSTPLUS West as a Subchapter S corporation and, accordingly, FIRSTPLUS West included no federal income taxes in its financial statements since its income was taxed at the shareholder level. Due to net operating losses experienced by RAC prior to the pooling with FIRSTPLUS West and as FIRSTPLUS West was a Subchapter S corporation, no tax provision was necessary for the years ended September 30, 1994 and 1993.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

9.  STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Series A Preferred Stock and Series B Preferred Stock paid dividends, when declared by the Board of Directors, at an annual rate of $0.08 per share. The dividends accrued and were payable upon redemption. The outstanding shares of the preferred stock were redeemed and all related dividends were paid in February 1996.

    WARRANTS AND OPTIONS

    As of September 30, 1995, the Company had outstanding stock warrants held by affiliates that were exercised for 1,200,506 shares of Non-voting Common Stock for a nominal exercise price during the nine months ended June 30, 1996. The warrants were associated with the issuance of and amendments to the Notes. In January 1996 to facilitate the increase in the term line from its original $20 million limit, the Company issued the Warehouse Lender warrants to purchase 250,000 shares of the Company's Common Stock at an exercise price of $14.00 per share. During the nine months ended June 30, 1996, the Company granted 87,250 options at market values at the date of grant to purchase Common Stock to certain new employees and certain employees hired through acquisitions.

    INCOME PER COMMON AND COMMON EQUIVALENT SHARE

    Income per common and common equivalent share is calculated as follows:

                                                    FOR THE YEAR ENDED SEPTEMBER 30,      NINE MONTHS ENDED JUNE 30,
                                                ----------------------------------------  ---------------------------
                                                    1993          1994          1995          1995          1996
                                                ------------  ------------  ------------  ------------  -------------
Net income....................................  $  7,389,647  $  5,155,498  $  5,839,510  $  4,130,186  $  20,837,537
Less: Accrual of preferred stock dividends....       (32,000)      (71,000)     (198,667)     (151,000)       (66,000)
                                                ------------  ------------  ------------  ------------  -------------
Net income applicable to common stock.........  $  7,357,647  $  5,084,498  $  5,640,843  $  3,979,186  $  20,771,537
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------
Average common shares outstanding.............     6,597,931     6,937,931     8,947,931     8,947,931     11,962,859
Common stock equivalents:
  Warrants and options........................     1,200,506     1,200,506     1,200,506     1,200,506        243,476
                                                ------------  ------------  ------------  ------------  -------------
Weighted average common and common equivalent
 shares outstanding...........................     7,798,437     8,138,437    10,148,437    10,148,437     12,206,335
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------
Net income per share..........................  $       0.94  $       0.62  $       0.56  $       0.39  $        1.70
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------

10. EMPLOYEE STOCK OPTION, DIRECTOR STOCK OPTION, AND EMPLOYEE STOCK PURCHASE PLANS
    The Company has adopted the 1995 Employee Stock Option Plan. The 1995 Employee Stock Option Plan provides for grants of incentive stock options (Incentive Options) and nonqualified stock options (Nonqualified Options) to all eligible employees of the Company and its subsidiaries. All Incentive Options will have an exercise price per share no less than the market value of the Company's Common Stock on the date the option is granted. Nonqualified Options may be granted with an exercise price per share less than fair market value of the Common Stock at the date of grant. No options under the 1995 Employee Option Plan may be exercised more than ten years from the date of grant. A maximum of 550,000 shares of Common Stock have been reserved for sale upon exercise of options under this plan. Approximately 473,320 options have been granted during the nine months ended June 30, 1996 at exercise prices equal to the market value on the date of grant. No options have been exercised through June 30, 1996.

    The Company has adopted the 1995 Non-Employee Director Plan to grant options to members of the Board of Directors who are not employees of the Company or its subsidiaries on the date they become a director. Each non-employee director, at the time the 1995 Non-Employee Director Plan was adopted, received an option to purchase 5,000 shares of Common Stock (Initial Option) at the initial public offering

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

10. EMPLOYEE STOCK OPTION, DIRECTOR STOCK OPTION, AND EMPLOYEE STOCK PURCHASE PLANS (CONTINUED) price less the underwriter's discount. Subsequently, on the date of each annual stockholder's meeting, after such director's Initial Option has vested, the director will receive a nonqualified stock option to purchase 1,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. A maximum of 50,000 shares of Common Stock have been reserved under the 1995 Director Plan.

    The Company has adopted the RAC Financial Group, Inc. Employee Stock Purchase Plan (Purchase Plan) and reserved a total number of common shares issuable under this plan of 250,000. The Purchase Plan provides a means for employees to purchase shares of Common Stock at 85% of the fair market value.

11. GAINS ON SALES OF LOANS
    The gains on sales of loans, as defined in Note 2, and the related cost is as follows:

                                                                            FOR THE         FOR THE
                                                                          NINE MONTHS     NINE MONTHS
                                                           YEAR ENDED        ENDED           ENDED
                                                         SEPTEMBER 30,      JUNE 30,        JUNE 30,
                                                              1995            1995            1996
                                                         --------------  --------------  --------------
Excess servicing gain..................................  $   41,064,028  $   25,872,599  $   94,573,426
Sharing arrangements...................................     (10,998,935)     (7,201,078)       (536,548)
                                                         --------------  --------------  --------------
                                                             30,065,093      18,671,521      94,036,878
Gain on whole loan and bulk sales......................       4,517,100       3,298,543      10,682,769
                                                         --------------  --------------  --------------
                                                             34,582,193      21,970,064     104,719,647
Residual interest income...............................        --              --             2,873,638
Premiums, net..........................................      (1,993,613)       (919,418)    (12,899,411)
Transaction costs......................................      (3,474,879)     (2,866,821)     (4,878,376)
                                                         --------------  --------------  --------------
Gains on sales of loans, net...........................  $   29,113,701  $   18,183,825  $   89,815,498
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

    In fiscal years 1993 and 1994, the gain on sale of loans was from bulk and wholesale loan sales as the Company did not begin to securitize loans until fiscal year 1995.

12. TRANSACTIONS WITH AFFILIATES
    In December 1994, the Company repurchased certain loan participations from an affiliate, Farm Bureau, and other investors at par value. The repurchased loans were sold in a securitization transaction. The affiliate received a participation interest in the securitization. The affiliate held $2,569,706 of loan participations at September 30, 1995.

    The Company has a warehouse facility with Bank One, an affiliate of Bank One Capital Partners II and Bank One Capital Partners V, which are stockholders of the Company.

    The Company has issued the Notes to Bank One Capital Partners II, Bank One Capital Partners V, and Farm Bureau. Additionally, the Company used Bear, Stearns & Co. Inc., as co-placement agent in the Company's 1995-4, 1996-1, and 1996-2 securitization transactions. The Company also is provided financing through the Bear Stearns Facility. A managing director from Bear, Stearns & Co. Inc., is a board of directors member of the Company. (See Note 7.)

    The Company has a credit facility with Farm Bureau, which is a stockholder of the Company (See Note 7.)

13. EMPLOYEE BENEFIT PLANS
    The Company has an Employees' 401(k) Savings Plan (the Plan) for eligible employees. An employee is eligible to participate in the Plan after employment of at least one month.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Participants may elect to make contributions to the Plan in amounts equal to not less than 1% nor more than 15% of their eligible compensation. The Company may elect to match elective contributions up to a maximum of 4% of the participant's eligible compensation. The Company has made no such contributions for the nine months ended June 30, 1996.

14. CONTINGENCIES AND COMMITMENTS
    The Company leases premises and equipment under operating leases with various expiration dates. Approximate future minimum lease payments are as follows:

1997....................................................  $2,138,428
1998....................................................  2,027,260
1999....................................................  1,752,268
2000....................................................  1,641,529
                                                          ---------
                                                          $7,559,485
                                                          ---------
                                                          ---------

    Rent expense for the years ended September 30, 1994 and 1995 was $1,221,113 and $715,088, respectively. Rent expense for the nine months ended June 30, 1995 and 1996 was $413,955 and $1,467,244, respectively.

    The Company is involved in certain litigation arising in the normal course of business. Management's opinion is that the resolution of such litigation will not have a material adverse effect on the Company's financial condition.

15. CONCENTRATION OF CREDIT RISK
    The Company is active in originating loans to customers throughout the United States. All loans are made on a secured or unsecured basis after reviewing each potential borrower's credit application and evaluating their financial history and ability to repay.

    Approximately 60% of the loans in the Company's serviced loan portfolio at June 30, 1996 was secured by residential properties located in California. No other state accounted for more than 10%.

16. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
    The Company acquired FIRSTPLUS East in November 1995. As the pro forma adjustments relating to this acquisition are limited, the following is furnished as a narrative description of the pro forma effects in lieu of presenting separate pro forma financial statements.

    BALANCE SHEET. The pro forma balance sheet for the Company as of September 30, 1995 as adjusted for the acquisition of FIRSTPLUS East, as if such acquisition had occurred on such date, would reflect total assets of approximately $73.4 million and total liabilities of approximately $61.3 million. The primary increase in total assets would be FIRSTPLUS East's approximately $30.7 million in loans held for sale. The primary increase in total liabilities would be FIRSTPLUS East's mortgage warehouse lines of credit with an outstanding balance of approximately $29.6 million. The only significant pro forma adjustment considered necessary for the combined pro forma balance sheet would be the addition of approximately $315,000 in goodwill resulting from the acquisition.

    INCOME STATEMENT. The pro forma statement of income for the Company for the year ended September 30, 1995 as adjusted for the acquisition of FIRSTPLUS East, as if such acquisition had occurred on October 1, 1994, would reflect total revenue of approximately $37.2 million and total expenses of approximately $27.4 million. The only significant pro forma adjustment for the combined pro forma statement of income would be to include approximately $35,000 in goodwill amortization expense.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Remodelers National Funding Corp.

    We have audited the balance sheet of Remodelers National Funding Corp. as of September 30, 1994, and the related statements of operations, stockholder's equity, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Remodelers National Funding Corp. at September 30, 1994, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Dallas, Texas
January 10, 1995

                       REMODELERS NATIONAL FUNDING CORP.

                                 BALANCE SHEET

                                     ASSETS

                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------

Cash and cash equivalents..........................................................................   $   524,571
Short-term investments.............................................................................       100,000
Loans held for sale, net (Note 2)..................................................................     4,978,469
Excess servicing receivable (Note 3)...............................................................     1,685,887
Interest receivable................................................................................       488,563
Furniture and equipment, net (Note 4)..............................................................        99,469
Other assets.......................................................................................        55,914
                                                                                                     -------------
    Total assets...................................................................................   $ 7,932,873
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
  Accounts payable and accrued liabilities.........................................................   $   107,891
  Principal/interest due on loan participations sold...............................................     1,787,117
  Warehouse financing facility with affiliates (Note 5)............................................     3,100,000
                                                                                                     -------------
    Total liabilities..............................................................................     4,995,008
                                                                                                     -------------
Commitments (Note 8)
STOCKHOLDER'S EQUITY
  Common stock, $1 par value:
    Authorized shares -- 100,000
    Issued and outstanding shares -- 600...........................................................           600
  Additional capital...............................................................................     4,272,930
  Accumulated deficit..............................................................................    (1,335,665)
                                                                                                     -------------
    Total stockholder's equity.....................................................................     2,937,865
                                                                                                     -------------
    Total liabilities and stockholder's equity.....................................................   $ 7,932,873
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.
                            STATEMENT OF OPERATIONS

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------
REVENUES
  Gains on sales of loan participations............................................................   $   175,638
  Interest.........................................................................................     4,864,739
  Servicing income.................................................................................       208,959
  Other income.....................................................................................       280,317
                                                                                                     -------------
    Total revenues.................................................................................     5,529,653
                                                                                                     -------------
EXPENSES
  Salaries and employee benefits...................................................................       923,851
  Interest.........................................................................................     3,953,514
  Cost of servicing................................................................................       515,926
  FHA insurance premium............................................................................       407,390
  Other operating..................................................................................       201,646
  Provision for possible credit loss...............................................................        44,907
                                                                                                     -------------
    Total expenses.................................................................................     6,047,234
                                                                                                     -------------
Net loss...........................................................................................   $  (517,581)
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                            COMMON STOCK
                                                      ------------------------   ADDITIONAL    ACCUMULATED
                                                        SHARES       AMOUNT       CAPITAL        DEFICIT        TOTAL
                                                      -----------  -----------  ------------  -------------  ------------
Balance at December 31, 1993........................         600    $     600   $  4,272,930  $    (818,084) $  3,455,446
Net loss............................................                                               (517,581)     (517,581)
                                                             ---        -----   ------------  -------------  ------------
Balance at September 30, 1994.......................         600    $     600   $  4,272,930  $  (1,335,665) $  2,937,865
                                                             ---        -----   ------------  -------------  ------------
                                                             ---        -----   ------------  -------------  ------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.

                            STATEMENT OF CASH FLOWS

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------
OPERATING ACTIVITIES
Net loss...........................................................................................   $  (517,581)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization....................................................................        34,365
  Excess servicing receivable collections..........................................................       529,995
  Gains on sales of loan participations............................................................      (175,638)
  Addition to excess servicing receivable..........................................................      (116,858)
  Changes in assets and liabilities:
    Loans held for sale, net.......................................................................    (3,850,546)
    Interest receivable............................................................................       120,546
    Accounts payable and accrued expenses..........................................................        35,763
    Principal/interest due on loan participations sold.............................................      (294,863)
    Other operating activity.......................................................................        (8,365)
                                                                                                     -------------
Net cash used in operating activities..............................................................    (4,243,182)
                                                                                                     -------------
INVESTING ACTIVITIES
Purchase of property and equipment.................................................................       (61,494)
                                                                                                     -------------
Net cash used in investing activities..............................................................       (61,494)
                                                                                                     -------------
FINANCING ACTIVITIES
Draws on line of credit, net.......................................................................     3,100,000
                                                                                                     -------------
Net cash provided by financing activities..........................................................     3,100,000
                                                                                                     -------------
Decrease in cash...................................................................................    (1,204,676)
Cash at beginning of period........................................................................     1,729,247
                                                                                                     -------------
Cash at end of period..............................................................................   $   524,571
                                                                                                     -------------
                                                                                                     -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during period........................................................................   $ 4,031,127
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994

1.  SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS AND ORGANIZATION

    Remodelers National Funding Corp. (RNFC or the Company) is a Title I nonsupervised lender approved by the Department of Housing and Urban Development
(HUD). Title I loans are made to finance home improvements up to $25,000. In addition to originating these loans, RNFC sells them to investors and contracts to service them for the investors. Prior to ownership changes discussed in Note 10, the Company was a wholly owned subsidiary of the Anchor Group, Inc. (Anchor). Anchor is a subsidiary of Rural Mutual Insurance Company (Rural Mutual) and Farm Bureau Life Insurance Company (Farm Bureau), each entity with a 50% ownership interest. In conjunction with the subsequent ownership change, the Company changed its year-end from calendar year-end to September 30 year-end.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

    LOANS HELD FOR SALE

    Loans held for sale consisting of HUD Title I and conventional home improvement loans are carried at the lower of cost or market. Typically, the Company obtains a second or third mortgage on the property as collateral.

    PROVISION AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

    The provision for possible credit losses includes current period credit losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit losses at a level that reflects known and inherent risks in the loans held-for-sale portfolio.

    SALES OF LOAN PARTICIPATIONS

    Gains resulting from the sales of loan participations to investors are recognized in the periods in which the sales occur. The gain amounts are determined from the yield differential between interest on the loan originated and the interest on the loan participations sold to the investors.

    EXCESS SERVICING RECEIVABLE

    For the majority of the loan participations sold, an excess servicing receivable (the Receivable) is recognized for an amount equal to the gain from the sale of loan participations. The Receivable is then amortized to interest over a weighted average life of the loan participations, which has generally been determined to be 84 months after considering an estimated rate of prepayments. These assumptions are evaluated periodically in relation to estimated future net servicing revenues.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation of furniture and equipment is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the leases of the economic useful life of the improvement or the term of the lease.

    FEDERAL INCOME TAXES

    Federal income taxes are accounted for utilizing the liability method, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                       REMODELERS NATIONAL FUNDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

2.  LOANS HELD FOR SALE
    Loans held for sale consisted of the following:

                                                                                SEPTEMBER 30,
                                                                                     1994
                                                                                --------------
Title I loans.................................................................  $   55,076,912
Conventional loans............................................................         288,315
Premium finance loans.........................................................          34,930
                                                                                --------------
                                                                                    55,400,157
Loan participations sold......................................................     (50,261,688)
Allowance for possible credit losses..........................................        (160,000)
                                                                                --------------
                                                                                $    4,978,469
                                                                                --------------
                                                                                --------------

    Activity in the allowance for possible credit losses is summarized as follows for the nine months ended September 30, 1994:

Balance at beginning of period...................................  $ 175,000
Provision charged to income......................................     44,907
Charge-offs and recoveries (net).................................    (59,907)
                                                                   ---------
Balance at end of period.........................................  $ 160,000
                                                                   ---------
                                                                   ---------

3.  EXCESS SERVICING RECEIVABLE
    Activity in the Receivable is summarized as follows for the nine months ended September 30, 1994:

Balance at beginning of period..................................  $2,099,024
Gain on sale of loans...........................................    116,858
Excess servicing collected......................................   (529,995)
                                                                  ---------
Balance at end of period........................................  $1,685,887
                                                                  ---------
                                                                  ---------

    There have been no changes in prepayment assumptions during the period; therefore, no valuation adjustments have been recorded.

4.  FURNITURE AND EQUIPMENT
    The major classes of furniture and equipment and related accumulated depreciation and amortization are shown below:

                                                                                 SEPTEMBER 30,
                                                                                     1994
                                                                                 -------------
Furniture and leasehold improvements...........................................   $   144,043
Equipment......................................................................       392,958
Computer software..............................................................        81,439
Automobiles....................................................................        27,047
                                                                                 -------------
                                                                                      645,487
Accumulated depreciation and amortization......................................      (546,018)
                                                                                 -------------
                                                                                  $    99,469
                                                                                 -------------
                                                                                 -------------

5.  WAREHOUSE FINANCING FACILITY WITH AFFILIATE
    RNFC is subject to HUD Handbook 4700.2 requirements Rule 2-4.B. which requires the maintenance of a warehouse line of credit of at least $500,000 for Title I loans.

                       REMODELERS NATIONAL FUNDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

5.  WAREHOUSE FINANCING FACILITY WITH AFFILIATE (CONTINUED)
    On July 30, 1993, Farm Bureau provided a line of credit to RNFC for $10,000,000, for the purpose of originating Title I loans, which expires on July 30, 1996. Interest will accrue on the outstanding balance at a rate of 300 basis points less than the weighted average coupon rate of the Title I loans which secure the note.

6.  INCOME TAXES
    Net deferred tax assets are not significant to the financial statements and consist mainly of $217,260 as of September 30, 1994, relating to loss carryforwards, which are entirely offset by a valuation allowance.

    The Company filed its tax return as part of a consolidated group.

    Net operating loss carryforwards at September 30, 1994 consist of the following:

                                                                                       YEAR OF
YEAR ORIGINATED                                                           AMOUNT     EXPIRATION
----------------------------------------------------------------------  ----------  -------------
July 31, 1991 (one month).............................................  $   58,000         2006
December 31, 1993 (twelve months).....................................      52,000         2008
September 30, 1994 (nine months)......................................     529,000         2009

    The Company has not paid income taxes during the nine months ended September 30, 1994.

7.  EMPLOYEE SAVINGS AND PROFIT-SHARING PLAN
    The Company has an Employees' Savings and Profit-Sharing Plan (the Plan) for eligible employees. An employee is eligible to participate in the Plan if the employee is at least 21 years old and has been employed for at least six months.

    Elective contributions may be made by participants in amounts equal to not less than 2% nor more than the maximum percentage legally permissible of their eligible compensation. RNFC may elect to match contributions up to 50% of the participant's elective contributions to a maximum of 3% of the participant's eligible compensation. RNFC has made no contributions for the period ended September 30, 1994.

8.  COMMITMENTS
    The Company has entered into noncancelable operating leases for office space and equipment. Lease expense for the nine months ended September 30, 1994 was $158,073. Future rental payments required under the operating leases are $198,458 for 1995 and $102,166 for 1996.

9.  AFFILIATE TRANSACTIONS
    In July 1993, Rural Mutual sold its subsidiary, Rural Security Insurance Company (Rural Security), to Farm Bureau. Farm Bureau subsequently purchased 50% of the stock of the parent of RNFC from Rural Mutual. Farm Bureau currently provides a $10,000,000 line of credit to RNFC, as previously discussed in Note 5.

    RNFC transacts significant business with Rural Mutual and Rural Security. Rural Mutual held $13,199,916 of loan participations at September 30, 1994. Rural Security held $18,528,216 of loan participations at September 30, 1994. As of September 30, 1994, RNFC owed Rural Mutual $549,751 in connection with their servicing agreement. RNFC owed Rural Security $654,237 as of September 30, 1994, in connection with their servicing agreement. These amounts due Rural Mutual and Rural Security have been repaid in the normal course of business by January 1995.

10. SUBSEQUENT EVENT
    In October 1994, the Company's parent entered into an agreement with the stockholders of State Financial Acceptance Corp. (SFAC), a previously unrelated entity, whereby the Company's parent exchanged its common stock in the Company for common and preferred stock of a newly formed corporation, RAC Financial Group, Inc. (RAC). At the same time, the stockholders of SFAC exchanged their common and preferred stock for common and preferred stock of RAC. Effective October 1, 1994, the Company and SFAC became subsidiaries of RAC, with the former stockholders of SFAC controlling the voting shares of RAC.

===============================================================================
-------------------------------------------------------------------------------


                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----
   Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . .    1

   Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .    7

   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .   15

   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .   15

   Price Range of Common Stock and Dividend Policy . . . . . . . . .   16

   Selected Financial Data . . . . . . . . . . . . . . . . . . . . .   16

   Management's Discussion and Analysis of Financial Condition
    and Results of Operations. . . . . . . . . . . . . . . . . . . .   18

   Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

   Management  . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

   Certain Relationships and Related Party Transactions  . . . . . .   60

   Principal Stockholders  . . . . . . . . . . . . . . . . . . . . .   62

   Description of Capital Stock  . . . . . . . . . . . . . . . . . .   63

   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .   66

   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   67

   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

   Available Information . . . . . . . . . . . . . . . . . . . . . .   68

   Index to Financial Statements . . . . . . . . . . . . . . . . . .  F-1

                                  _____________

     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

-------------------------------------------------------------------------------
===============================================================================



===============================================================================
-------------------------------------------------------------------------------






                                       RAC
                                    FINANCIAL
                                   GROUP, INC.





                         100,401 SHARES OF COMMON STOCK






                                  _____________


                                   PROSPECTUS

                                  _____________













                               NOVEMBER    , 1996


-------------------------------------------------------------------------------
===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

 Securities and Exchange Commission registration fee . . .       1,727.00
 Printing and engraving costs  . . . . . . . . . . . . . .              *
 Legal fees and expenses . . . . . . . . . . . . . . . . .              *
 Accounting fees and expenses  . . . . . . . . . . . . . .              *
 Blue Sky fees and expenses  . . . . . . . . . . . . . . .              *
 Registrar and Transfer Agent's fees . . . . . . . . . . .              *
 Miscellaneous . . . . . . . . . . . . . . . . . . . . . .              *
                                                                ---------
   Total . . . . . . . . . . . . . . . . . . . . . . . . .              *
                                                                ---------
                                                                ---------

-----------
* To be provided by amendment.

     The Company will pay all of the expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, including on behalf of the Selling Shareholders as required by agreement with the Initial Purchasers, as defined below.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION
            OF LIABILITY FOR MONETARY DAMAGES

     (a) The Articles of Incorporation of the Registrant, together with its bylaws, provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

     (b) The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Nevada. Under the Registrant's Articles of Incorporation, and as permitted by the laws of the State of Nevada, a director or officer is not liable to the Registrant or its stockholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of any unlawful distribution.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information regarding all sales of unregistered securities of the Registrant during the past three years. In connection with each of these transactions, the shares were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "sophisticated" investors, and such persons represented to the Registrant that the shares were purchased for investment purposes only and not with a view toward distribution.

     On October 4, 1994, the Company issued 2,345,000 shares of Common Stock to Ronald M. Mankoff and 2,345,000 shares of Common Stock to the Daniel T. Phillips Children's Trust in connection with the reorganization of the Company into a holding company with SFA: State Financial Acceptance Corporation ("SFAC") and Remodelers National Funding Corporation ("RNFC") operating as subsidiaries of RAC Financial Group, Inc. See "Business Combination" in the Prospectus. Such shares were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption provided under Section 4(2) thereof.

     On October 4, 1994, the Company issued 150,000 shares of its Series A Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), to the Mankoff Childrens Trust in consideration of 150,000 shares of preferred stock of SFAC and 150,000 shares of its Series A Preferred Stock to Phillips Partners, Ltd. in consideration of 150,000 shares of preferred stock of SFAC. Such shares were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof.

     On October 4, 1994, the Company issued 2,300,000 shares of its Series B Cumulative Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and 2,010,000 shares of Common Stock to Farm Bureau Life Insurance Company ("Farm Bureau") in consideration of 600 shares of common stock of RNFC. Such shares were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof.

     On March 31, 1995, the Company issued $5,000,000 in principal amount of its 12% subordinated notes due March 31, 2000 (the "Subordinated Notes") to Banc One Capital Partners II, Limited Partnership ("BOCP II") and $1,350,000 in principal amount of the Subordinated Notes to Farm Bureau. In connection with such issuances and in further consideration of the agreement of BOCP II and Farm Bureau to provide such financing evidenced by the Subordinated Notes, the Company also issued (i) warrants (the "BOCP II Warrants") to purchase 1,055,116 shares of the Company's Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock"), to BOCP II; (ii) warrants (the "Farm Bureau Warrants") to purchase 284,884 shares of Non-Voting Common Stock to Farm Bureau, and (iii) a warrant (the "BOCP II Warrant") to purchase 893,311 shares of Non-Voting Common Stock to BOCP II. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

     On April 1, 1995, BOCP II exercised in full the BOCP II Warrant and received 893,311 shares of Non-Voting Common Stock from the Company. In consideration therefor, BOCP II paid the Company an aggregate of $450,000. On April 12, 1995, the Company issued additional warrants to Farm Bureau to purchase an aggregate of 296,207 shares of Non-Voting Common Stock. Such warrants were issued in consideration of Farm Bureau's agreement to waive certain redemption rights with respect to the Series B Cumulative Preferred Stock held by Farm Bureau and such warrants were exercised in full prior to the Offering. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

     On July 16, 1995, the Company and BOCP V agreed to amend the terms of $700,000 in interim financing, which resulted in the issuance by the Company of a $700,000 in principal amount of the Subordinated Notes to BOCP V. In addition, the Company issued BOCP V warrants (the "BOCP V Warrants") to purchase 145,390 shares of Non-Voting Common Stock. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

     On February 30, 1996, in consideration of the renegotiation of the RFC Warehouse Facility and the RFC Term Line, the Company issued to RFC warrants to purchase 250,000 shares of Common Stock at $14.00 per share.

     On June 3, 1996, the Company issued an aggregate of 800,000 shares of Common Stock to eight individuals' trusts and other entities in connection with the acquisition of FIRSTPLUS West. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

     On August 14, 1996, the Company issued $100,000,000 aggregate principal amount of its 7.25% Convertible Subordinated Notes Due 2003 (the "Notes"). The Notes were sold to Bear, Stearns & Co. Inc., Prudential Securities Incorporated and Keefe, Bruyette & Woods, Inc. (the "Initial Purchasers"). The Initial Purchasers received discounts and commissions equal to 3%. Such Notes were not registered under the Securities Act in reliance on the exemption provided by Rule 144A, Regulation D and Regulation S thereof.

     On October 1, 1996, the Company issued an aggregate of 250,998 shares of Common Stock to 4 former shareholders of National. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS

 3.1 ** Amended and Restated Articles of Incorporation of the Registrant (Exhibit 3.1)
 3.2 **   Amended and Restated Bylaws of the Registrant (Exhibit 3.2)

 4.1 **   Specimen certificate for Common Stock of the Registrant (Exhibit 4)
 4.2 *** Indenture, dated August 20, 1996, between the Registrant and Bank One, Columbus, N.A., as trustee thereunder (Exhibit 4.2)
 4.3 *** Note Resale Registration Rights Agreement, dated August 20, 1996, among the Registrant and the Initial Purchasers named therein (Exhibit 4.3)
 4.4 *** Form of Definitive 7.25% Convertible Subordinated Note Due 2003 of the Registrant (Exhibit 4.4)
 4.5 *** Form of Restricted Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant (Exhibit 4.5)
 4.6 *** Form of Regulation S Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant (Exhibit 4.6)
 5 * Opinion of Jenkens & Gilchrist, a Professional Corporation, with respect to the legality of the securities being registered
 10.1 **  Form of Home Improvement Buy-Sell Agreement (Exhibit 10.1)
 10.2 ** Form of Continuous Purchase FHA Title I Loan Correspondent Agreement (Exhibit 10.2)
 10.3 ** Form of Continuous Purchase Conventional Direct Loan Broker Agreement (Exhibit 10.3)
 10.4 ** 1995 Employee Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.4)
 10.5 ** Non-Employee Director Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.5)
 10.6 **  RAC Financial Group, Inc. Employee Stock Purchase Plan (Exhibit 10.6)
 10.7 **  Description of Officer Bonus Program (Exhibit 10.7)
 10.8 ** Credit Agreement among RAC Financial Group, Inc., Remodelers National Funding Corporation, and Bank One, Texas, National Association, dated as of March 17, 1995, as amended by First Amendment to Credit Agreement dated as of May 12, 1995 and by Second Amendment to Credit Agreement dated as of June 6, 1995 (Exhibit 10.8)
 10.9 ** Promissory Note, dated as of June 6, 1995, from Remodelers National Funding Corporation, as maker, to Bank One, Texas, National Association (Exhibit 10.9)
 10.10 ** Security Agreement, dated as of March 17, 1995, among Remodelers National Funding Corporation and Bank One, Texas, National Association (Exhibit 10.10)
 10.11 ** Guaranty, dated as of March 17, 1995, from RAC Financial Group, Inc. to Bank One, Texas, National Association (Exhibit 10.11)
 10.12 ** Warehousing Credit, Term Loan and Security Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., and Residential Funding Corporation, as amended by First Amendment to The Warehouse Credit, Term Loan and Security Agreement, dated August 25, 1995 (Exhibit 10.12)
 10.13 ** Promissory Note, dated as of June 15, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.13)
 10.14 ** Promissory Note, dated as of June 29, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.14)
 10.15 ** Guaranty, dated as of June 15, 1995, from RAC Financial Group, Inc. to Residential Funding Corporation (Exhibit 10.15)
 10.16 ** Custodian Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., Residential Funding Corporation and First Trust National Association (Exhibit 10.16)
 10.17 ** Senior Subordinated Note and Warrant Purchase Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.17)
 10.18 ** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and
          SFA: State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.18)
 10.19 ** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and
          SFA: State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.19)
 10.20 ** RAC Financial Group, Inc. Warrant Certificate, dated as of April 12, 1995, for Farm Bureau Life Insurance Corporation (including registration rights agreement) (Exhibit 10.20)
 10.21 ** RAC Financial Group, Inc. Warrant Certificate, dated as of March 31, 1995, for Banc One Capital Partners II, Limited Partnership (including registration rights agreement) (Exhibit 10.21)
 10.22 ** Subordinated Security Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation,
          SFA: State Financial Acceptance Corporation, Banc Once Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.22)

 10.23 ** Security Agreement--Assignment of Servicing Agreements, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation and Banc Once Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.23)
 10.24 ** Security Agreement--Pledge of Common Stock, dated as of March 31, 1995, among RAC Financial Group, Inc. and Banc One Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.24)
 10.25 ** Employment Agreement by and between RAC Financial Group, Inc. and Ronald M. Mankoff (Exhibit 10.25)
 10.26 ** Employment Agreement by and between RAC Financial Group, Inc. and Daniel T. Phillips (Exhibit 10.26)
 10.27 ** Employment Agreement by and between RAC Financial Group, Inc. and Eric C. Green (Exhibit 10.27)
 10.28 ** Employment Agreement by and between RAC Financial Group, Inc. and James H. Poythress (Exhibit 10.28)
 10.29 ** Loan Commitment from Bank One, Texas, N.A., to RAC Financial Group, Inc. (Exhibit 10.29)
 10.30 ** Form of Continuous Purchase Home Improvement Broker Agreement (Exhibit 10.30)
 10.31 ** Form of Pass-Through Home Improvement Financing Agreement (Exhibit 10.31)
 10.32 ** Form of Dealer/Contractor Application (Exhibit 10.32)
 10.33 ** Form of Broker/Correspondent Application (Exhibit 10.33)
 10.34 ** Promissory Note, dated December 29, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.34)
 10.35 ** Loan Commitment from Residential Funding Corporation to Remodelers National Funding Corporation and RAC Financial Group, Inc. (Exhibit 10.35)
 10.36 ** Stock Purchase and Sale Agreement, dated as of November 30, 1995, by and among RAC Financial Group, Inc., FIRSTPLUS East Mortgage Corporation and its shareholders (Exhibit 10.36)
 10.37 ** First Amendment to Credit Agreement and Note, dated as of June 21, 1995, by and among Remodelers National Funding Corporation, SFA:
          State Financial Acceptance Corporation, RAC Financial Group, Inc. and Banc One Capital Partners V, Ltd. (Exhibit 10.37)
 10.38 ** Senior Subordinated Note, dated November 1, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.38)
 10.39 ** Senior Subordinated Note, dated November 16, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to and Banc One Capital Partners II, Limited Partnership (Exhibit 10.39)
 10.40 ** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.40)
 10.41 ** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.41)
 10.42 ** Senior Subordinated Note and Warrant Purchase Agreement, amended and restated as of July 16, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as sellers, and Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd., as purchasers (Exhibit 10.42)
 10.43 ** RAC Financial Group, Inc. Warrant Certificate, dated as of July 16, 1995, for Banc One Capital Partners V, Ltd. (Exhibit 10.43)
 10.44 ** Second Amended and Restated Subordinated Security Agreement, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.44)
 10.45 ** Second Amended and Restated Security Agreement--Pledge of Common Stock, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.45)
 10.46 ** Second Amended and Restated Security Agreement--Assignment of Servicing Agreements, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.46)

 10.47 **   Second Amendment to the Warehouse Credit, Term Loan and Security
            Agreement, dated as of September 15, 1995, by and among Remodelers
            National Funding Corp., RAC Financial Group, Inc. and Residential
            Funding Corporation (Exhibit 10.47)
 10.48 **   Form of Letter Agreement, dated January 29, 1996, by and between RAC
            Financial Group, Inc. and Residential Funding Corporation, regarding the Warehouse Credit, Term Loan and Security Agreement, dated
            June 15, 1995 (Exhibit 10.48)
 10.49 **   Form of Letter Agreement, dated January 29, 1996, by and between RAC
            Financial Group, Inc. and Banc One, Texas, National Association,
            regarding the Credit Agreement, dated as of March 17, 1995 (Exhibit
            10.49)
 10.50 **   Form of Letter Agreement, dated January 29, 1996, by and among RAC
            Financial Group, Inc., Banc One Capital Partners II, Limited
            Partnership, Farm Bureau Life Insurance Company and Banc One Capital
            Partners V, Ltd., regarding the Senior Subordinated Note and Warrant
            Purchase Agreement, dated as of March 31, 1995 (Exhibit 10.50)
 10.51 **   Third Amendment to the Warehouse Credit, Term Loan and Security
            Agreement, dated as of January 22, 1996, by and among Remodelers
            National Funding Corp., RAC Financial Group, Inc. and Residential
            Funding Corporation (Exhibit 10.51)
 10.52 **   Subordinated Loan Agreement, dated as of September 27, 1995, by and among RAC Financial Group, Inc., Remodelers National Funding
            Corporation and SFA: State Financial Acceptance Corp., as borrowers, and Banc One Capital Partners II, Limited Partnership and Farm
            Bureau Life Insurance Company, as lenders, as amended by First
            Amendment to Subordinated Loan Agreement (Exhibit 10.52)
 10.53 **   Letter Agreement, dated June 7, 1995, between Banc One Capital
            Corporation and RAC Financial Group, Inc. regarding financial advisory and consultation services (Exhibit 10.53)
 10.54 **   Registration Rights Agreement, dated as of March 31, 1996, by and among RAC Financial Group, Inc. and the shareholders of Mortgage
            Plus Incorporated (Exhibit 10.2)
 10.55 **** Agreement and Plan of Merger, dated as of May 22, 1996, among RAC
            Financial Corporation, Inc., FIRSTPLUS West, Inc. and Mortgage Plus
            Incorporated and the shareholders (Exhibit 10.1)
 10.56***** Master Repurchase Agreement, dated as of May 10, 1996, by and between FIRSTPLUS Financial, Inc. and Bear Stearns Home Equity
            Trust 1996-1 (Exhibit 10.1)
 10.57***** Custody Agreement, dated May 10, 1996, among FIRSTPLUS Financial,
            Inc., Bear Stearns Home Equity Trust 1996-1, and Bank One Texas,
            N.A. (Exhibit 10.2)
 10.58***** Fifth Amendment to Credit Agreement, dated June 20, 1996, by and among FIRSTPLUS Financial, Inc., RAC Financial Group, Inc. and Bank
            One, Texas, National Association (Exhibit 10.3)
 10.59***** Promissory Note, dated June 30, 1996, between FIRSTPLUS Financial,
            Inc. and Bank One, Texas, National Association (Exhibit 10.4)
 21*        Subsidiaries of Registrant
 23.1       Consent of Ernst & Young LLP
 23.3*      Consent of Jenkens &  Gilchrist, a Professional Corporation
            (included in Exhibit 5)
 24         Power of Attorney
 27*        Financial Data Schedule

-----------
*      To be filed by amendment.
** Incorporated by reference from exhibit shown in parenthesis contained in the Company s Registration Statement on Form S-1 (Registration No. 33-96688), dated February 1, 1996, filed by the Company with the Commission.
*** Incorporated by reference from exhibit shown in parenthesis contained in the Company's Registration Statement on Form S-1 (Registration No. 333-14171), filed by the Company with the Commission.
**** Incorporated by reference from exhibit shown in parenthesis contained in the Company s current report on Form 8-K, filed by the Company with the Commission on June 14, 1996.
***** Incorporated by reference from exhibit shown in parenthesis contained in the Company s Form 10-Q for the quarterly period ended June 30, 1996, filed by the Company with the Commission on August 6, 1996.

(b)    FINANCIAL STATEMENT SCHEDULES

       Not applicable.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of November, 1996.

                                  RAC FINANCIAL GROUP, INC.

                                  By:  /s/  DANIEL T. PHILLIPS
                                     ----------------------------------------
                                     Daniel T. Phillips,
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND
                                     CHIEF EXECUTIVE OFFICER

     Each individual whose signature appears below hereby designates and appoints Daniel T. Phillips and Eric C. Green, and each of them, any one of whom may act without the joinder of the other, as such person s true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                             TITLE                                DATE
         ---------                             -----                                ----
/s/ Daniel T. Phillips              Chairman of the Board, President          November 7, 1996
-------------------------------     and Chief Executive Officer
Daniel T. Phillips                  (Principal Executive Officer)

/s/ Eric C. Green                   Executive Vice President and Chief        November 7, 1996
-------------------------------     Financial Officer (Principal Financial
Eric C. Green                       and Accounting officer)

/s/ Gene O'Bryan                    Executive Vice President and              November 7, 1996
-------------------------------     Chief Production Officer
Gene O'Bryan

/s/ John Fitzgerald                 Director                                  November 7, 1996
-------------------------------
John Fitzgerald


/s/ Dan Jessee                      Director                                  November 7, 1996
-------------------------------
Dan Jessee

/s/ Paul Seegers                    Director                                  November 7, 1996
-------------------------------
Paul Seegers


/s/ Sheldon I. Stein
-------------------------------     Director                                  November 7, 1996
Sheldon I. Stein

                                  EXHIBIT INDEX


 3.1 ** Amended and Restated Articles of Incorporation of the Registrant (Exhibit 3.1)
 3.2 **   Amended and Restated Bylaws of the Registrant (Exhibit 3.2)
 4.1 **   Specimen certificate for Common Stock of the Registrant (Exhibit 4)
 4.2 *** Indenture, dated August 20, 1996, between the Registrant and Bank One, Columbus, N.A., as trustee thereunder (Exhibit 4.2)
 4.3 *** Note Resale Registration Rights Agreement, dated August 20, 1996, among the Registrant and the Initial Purchasers named therein (Exhibit 4.3)
 4.4 *** Form of Definitive 7.25% Convertible Subordinated Note Due 2003 of the Registrant (Exhibit 4.4)
 4.5 *** Form of Restricted Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant (Exhibit 4.5)
 4.6 *** Form of Regulation S Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant (Exhibit 4.6)
 5 * Opinion of Jenkens & Gilchrist, a Professional Corporation, with respect to the legality of the securities being registered
 10.1 **  Form of Home Improvement Buy-Sell Agreement (Exhibit 10.1)
 10.2 ** Form of Continuous Purchase FHA Title I Loan Correspondent Agreement (Exhibit 10.2)
 10.3 ** Form of Continuous Purchase Conventional Direct Loan Broker Agreement (Exhibit 10.3)
 10.4 ** 1995 Employee Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.4)
 10.5 ** Non-Employee Director Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.5)
 10.6 **  RAC Financial Group, Inc. Employee Stock Purchase Plan (Exhibit 10.6)
 10.7 **  Description of Officer Bonus Program (Exhibit 10.7)
 10.8 ** Credit Agreement among RAC Financial Group, Inc., Remodelers National Funding Corporation, and Bank One, Texas, National Association, dated as of March 17, 1995, as amended by First Amendment to Credit Agreement dated as of May 12, 1995 and by Second Amendment to Credit Agreement dated as of June 6, 1995 (Exhibit 10.8)
 10.9 ** Promissory Note, dated as of June 6, 1995, from Remodelers National Funding Corporation, as maker, to Bank One, Texas, National Association (Exhibit 10.9)
 10.10 ** Security Agreement, dated as of March 17, 1995, among Remodelers National Funding Corporation and Bank One, Texas, National Association (Exhibit 10.10)
 10.11 ** Guaranty, dated as of March 17, 1995, from RAC Financial Group, Inc. to Bank One, Texas, National Association (Exhibit 10.11)
 10.12 ** Warehousing Credit, Term Loan and Security Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., and Residential Funding Corporation, as amended by First Amendment to The Warehouse Credit, Term Loan and Security Agreement, dated August 25, 1995 (Exhibit 10.12)
 10.13 ** Promissory Note, dated as of June 15, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.13)
 10.14 ** Promissory Note, dated as of June 29, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.14)
 10.15 ** Guaranty, dated as of June 15, 1995, from RAC Financial Group, Inc. to Residential Funding Corporation (Exhibit 10.15)
 10.16 ** Custodian Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., Residential Funding Corporation and First Trust National Association (Exhibit 10.16)
 10.17 ** Senior Subordinated Note and Warrant Purchase Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.17)
 10.18 ** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and
          SFA: State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.18)
 10.19 ** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and
          SFA: State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.19)
 10.20 ** RAC Financial Group, Inc. Warrant Certificate, dated as of April 12, 1995, for Farm Bureau Life Insurance Corporation (including registration rights agreement) (Exhibit 10.20)
 10.21 ** RAC Financial Group, Inc. Warrant Certificate, dated as of March 31, 1995, for Banc One Capital Partners II, Limited Partnership (including registration rights agreement) (Exhibit 10.21)
 10.22 ** Subordinated Security Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation,
          SFA: State Financial Acceptance Corporation, Banc Once Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.22)

 10.23 ** Security Agreement--Assignment of Servicing Agreements, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation and Banc Once Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.23)
 10.24 ** Security Agreement--Pledge of Common Stock, dated as of March 31, 1995, among RAC Financial Group, Inc. and Banc One Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.24)
 10.25 ** Employment Agreement by and between RAC Financial Group, Inc. and Ronald M. Mankoff (Exhibit 10.25)
 10.26 ** Employment Agreement by and between RAC Financial Group, Inc. and Daniel T. Phillips (Exhibit 10.26)
 10.27 ** Employment Agreement by and between RAC Financial Group, Inc. and Eric C. Green (Exhibit 10.27)
 10.28 ** Employment Agreement by and between RAC Financial Group, Inc. and James H. Poythress (Exhibit 10.28)
 10.29 ** Loan Commitment from Bank One, Texas, N.A., to RAC Financial Group, Inc. (Exhibit 10.29)
 10.30 ** Form of Continuous Purchase Home Improvement Broker Agreement (Exhibit 10.30)
 10.31 ** Form of Pass-Through Home Improvement Financing Agreement (Exhibit 10.31)
 10.32 ** Form of Dealer/Contractor Application (Exhibit 10.32)
 10.33 ** Form of Broker/Correspondent Application (Exhibit 10.33)
 10.34 ** Promissory Note, dated December 29, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.34)
 10.35 ** Loan Commitment from Residential Funding Corporation to Remodelers National Funding Corporation and RAC Financial Group, Inc. (Exhibit 10.35)
 10.36 ** Stock Purchase and Sale Agreement, dated as of November 30, 1995, by and among RAC Financial Group, Inc., FIRSTPLUS East Mortgage Corporation and its shareholders (Exhibit 10.36)
 10.37 ** First Amendment to Credit Agreement and Note, dated as of June 21, 1995, by and among Remodelers National Funding Corporation, SFA:
          State Financial Acceptance Corporation, RAC Financial Group, Inc. and Banc One Capital Partners V, Ltd. (Exhibit 10.37)
 10.38 ** Senior Subordinated Note, dated November 1, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.38)
 10.39 ** Senior Subordinated Note, dated November 16, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to and Banc One Capital Partners II, Limited Partnership (Exhibit 10.39)
 10.40 ** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.40)
 10.41 ** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.41)
 10.42 ** Senior Subordinated Note and Warrant Purchase Agreement, amended and restated as of July 16, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as sellers, and Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd., as purchasers (Exhibit 10.42)
 10.43 ** RAC Financial Group, Inc. Warrant Certificate, dated as of July 16, 1995, for Banc One Capital Partners V, Ltd. (Exhibit 10.43)
 10.44 ** Second Amended and Restated Subordinated Security Agreement, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.44)
 10.45 ** Second Amended and Restated Security Agreement--Pledge of Common Stock, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.45)
 10.46 ** Second Amended and Restated Security Agreement--Assignment of Servicing Agreements, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.46)

 10.47 **   Second Amendment to the Warehouse Credit, Term Loan and Security
            Agreement, dated as of September 15, 1995, by and among Remodelers
            National Funding Corp., RAC Financial Group, Inc. and Residential
            Funding Corporation (Exhibit 10.47)
 10.48 **   Form of Letter Agreement, dated January 29, 1996, by and between RAC
            Financial Group, Inc. and Residential Funding Corporation, regarding the Warehouse Credit, Term Loan and Security Agreement, dated
            June 15, 1995 (Exhibit 10.48)
 10.49 **   Form of Letter Agreement, dated January 29, 1996, by and between RAC
            Financial Group, Inc. and Banc One, Texas, National Association,
            regarding the Credit Agreement, dated as of March 17, 1995 (Exhibit
            10.49)
 10.50 **   Form of Letter Agreement, dated January 29, 1996, by and among RAC
            Financial Group, Inc., Banc One Capital Partners II, Limited
            Partnership, Farm Bureau Life Insurance Company and Banc One Capital
            Partners V, Ltd., regarding the Senior Subordinated Note and Warrant
            Purchase Agreement, dated as of March 31, 1995 (Exhibit 10.50)
 10.51 **   Third Amendment to the Warehouse Credit, Term Loan and Security
            Agreement, dated as of January 22, 1996, by and among Remodelers
            National Funding Corp., RAC Financial Group, Inc. and Residential
            Funding Corporation (Exhibit 10.51)
 10.52 **   Subordinated Loan Agreement, dated as of September 27, 1995, by and among RAC Financial Group, Inc., Remodelers National Funding
            Corporation and SFA: State Financial Acceptance Corp., as borrowers, and Banc One Capital Partners II, Limited Partnership and Farm
            Bureau Life Insurance Company, as lenders, as amended by First
            Amendment to Subordinated Loan Agreement (Exhibit 10.52)
 10.53 **   Letter Agreement, dated June 7, 1995, between Banc One Capital
            Corporation and RAC Financial Group, Inc. regarding financial advisory and consultation services (Exhibit 10.53)
 10.54 **   Registration Rights Agreement, dated as of March 31, 1996, by and among RAC Financial Group, Inc. and the shareholders of Mortgage
            Plus Incorporated (Exhibit 10.2)
 10.55 **** Agreement and Plan of Merger, dated as of May 22, 1996, among RAC
            Financial Corporation, Inc., FIRSTPLUS West, Inc. and Mortgage Plus
            Incorporated and the shareholders (Exhibit 10.1)
 10.56***** Master Repurchase Agreement, dated as of May 10, 1996, by and between FIRSTPLUS Financial, Inc. and Bear Stearns Home Equity
            Trust 1996-1 (Exhibit 10.1)
 10.57***** Custody Agreement, dated May 10, 1996, among FIRSTPLUS Financial,
            Inc., Bear Stearns Home Equity Trust 1996-1, and Bank One Texas,
            N.A. (Exhibit 10.2)
 10.58***** Fifth Amendment to Credit Agreement, dated June 20, 1996, by and among FIRSTPLUS Financial, Inc., RAC Financial Group, Inc. and Bank
            One, Texas, National Association (Exhibit 10.3)
 10.59***** Promissory Note, dated June 30, 1996, between FIRSTPLUS Financial,
            Inc. and Bank One, Texas, National Association (Exhibit 10.4)
 21*        Subsidiaries of Registrant
 23.1       Consent of Ernst & Young LLP
 23.3*      Consent of Jenkens &  Gilchrist, a Professional Corporation
            (included in Exhibit 5)
 24         Power of Attorney
 27*        Financial Data Schedule

-----------
*      To be filed by amendment.
** Incorporated by reference from exhibit shown in parenthesis contained in the Company s Registration Statement on Form S-1 (Registration No. 33-96688), dated February 1, 1996, filed by the Company with the Commission.
*** Incorporated by reference from exhibit shown in parenthesis contained in the Company's Registration Statement on Form S-1 (Registration No. 333-14171), filed by the Company with the Commission.
**** Incorporated by reference from exhibit shown in parenthesis contained in the Company s current report on Form 8-K, filed by the Company with the Commission on June 14, 1996.
***** Incorporated by reference from exhibit shown in parenthesis contained in the Company s Form 10-Q for the quarterly period ended June 30, 1996, filed by the Company with the Commission on August 6, 1996.